Form 10KSB, Exhibit 13
period 1996-12-31
BRITTON & KOONTZ CAPITAL CORP
filed 1997-03-28
CIK 707604

EXHIBIT 13

		    ANNUAL REPORT TO SHAREHOLDERS

			      EXHIBIT 13

		    ANNUAL REPORT TO SHAREHOLDERS


Message to  Shareholders


Britton & Koontz Capital Corporation enjoyed another year of strong financial performance in 1996. Net after-tax earnings were $2,032,289. Dividends distributed from such earnings were $882,144, a payout of 43%. Earnings per share did decline from $4.82 in 1995 to $4.59 in 1996, primarily because the Company absorbed a special nonrecurring FDIC assessment of $257,029 on deposits acquired in the 1993 merger with Natchez First Federal Savings Bank. Returns on average equity and assets were 12.53% and 1.33% respectively. Equity capital at year-end stood at $16,521,382, or 10.92% of assets.

The Company took a major step in October in listing its stock with Nasdaq. Trades in the stock now appear under the symbol BKBK in the Nasdaq SmallCap Market. Our listing gives the Company stock national exposure and enhances its liquidity. Our initial experience in a broader market has been quite positive with the price per share moving from $45 when our listing commenced in October to a year-end closing price of $56.

Earlier we reported the introduction of a unique community service in the offering of local Internet access through the bank. Our Internet providership has enhanced our local reputation as a leader in banking innovation. It has afforded us the opportunity to provide a valuable community service and to build another communication link between the bank and our customers. Furthermore, it has provided the vehicle for Internet-based electronic banking, which we are presently introducing. We invite our shareholders and customers to visit our world wide web site at www.bkbank.com and find out more about the new services at B&K.

As mentioned in the past, we aim to offer at B&K the personal touch that banking customers value so highly in a community bank as well as innovation in the electronic arena. Such a banking system requires that we assemble a group of employees with commitment to service and a dedicated interest in mastering new technologies. We are proud of the team at B&K, and we remain excited about the bank's opportunities for growth. As always, we appreciate your continued interest and support.

Yours truly,



/s/ W.J. Feltus lll                                     /s/ W. Page Ogden
___________________                                     __________________
W. J. Feltus III                                        W. Page Ogden
Chairman of the Board                                   President & CEO

Highlights
($ In Thousands, Except Per Share Data)
______________________________________

				      1996        1995
				   _______     _______

Net Income                           2,032       2,130
Net Income Per Share                  4.59        4.82
Net Loans                           95,322      91,999
Deposits                           126,440     128,567
Total Assets                       151,303     151,787
Total Shareholders' Equity          16,521      15,371




Contents
________

Message to Shareholders

Financial Statements

Management's Discussion and Analysis of
  Financial Condition and Results of Operation

Corporate Information

Directors and Officers

			      BRITTON & KOONTZ CAPITAL CORPORATION
					AND SUBSIDIARY

				CONSOLIDATED FINANCIAL STATEMENTS

			     YEARS ENDED DECEMBER 31, 1996 AND 1995




					      with

				  INDEPENDENT AUDITOR'S REPORT

				  INDEPENDENT AUDITOR'S REPORT




To the Board of Directors and Stockholders
Britton & Koontz Capital Corporation and Subsidiary


      We have audited the accompanying consolidated statements of financial condition of Britton & Koontz Capital Corporation and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Britton & Koontz Capital Corporation and Subsidiary at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.





Vicksburg, Mississippi
January 30, 1997                                /s/ May & Company
						_________________
						May & Company

		       BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
			 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
					  December 31,

	  ASSETS

									 1996                1995
								    ____________        ____________
Cash and due from banks:
   Non-interest bearing                                             $  4,656,684        $  3,340,954
   Interest bearing                                                      449,801           1,361,539
								    ____________        ____________
	Total cash and due from banks                                  5,106,485           4,702,493

Federal funds sold                                                       700,000           1,450,000

Investment securities:
   Held-to-maturity (market value of $43,595,368 and
      $47,539,923, respectively)                                      43,412,008          46,794,280
   Equity securities                                                   1,197,650           1,198,950

Loans, less unearned income of $252,625 in 1996 and
   $284,865 in 1995, and allowance for loan losses of
   $622,975 in 1996 and $723,641 in 1995                              95,322,179          91,998,966

Bank premises and equipment, net                                       3,674,397           3,569,586

Other real estate, net                                                    78,928             258,536

Accrued interest receivable                                            1,058,111           1,137,337

Cash surrender value of life insurance                                   634,930             599,646

Other assets                                                             117,974              77,445
								    ____________        ____________
	Total assets                                                $151,302,662        $151,787,239
								    ============        ============
      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
   Deposits:
     Non-interest bearing                                           $ 16,065,133        $ 13,983,026
     Interest bearing                                                110,375,292         114,584,214
								    ____________        ____________
       Total deposits                                                126,440,425         128,567,240

   Federal Home Loan Bank advances                                     2,000,000                   0
   Securities sold under repurchase agreements                         1,664,139           2,722,882
   Accrued interest payable                                              839,461             817,119
   Negative goodwill, net of accumulated amortization
	of $1,543,680 in 1996 and $1,196,030 in 1995                   1,516,742           1,864,392
   Advances from borrowers for taxes and insurance                       367,734             381,644
   Accrued taxes and other liabilities                                 1,952,779           2,062,725
								    ____________        ____________
       Total liabilities                                             134,781,280         136,416,002

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common stock, $10 par value per share; 3,000,000
     shares authorized; 441,072 shares issued
     and outstanding, in 1996 and 1995                                 4,410,720           4,410,720
   Additional paid-in capital                                          3,395,617           3,395,617
   Retained earnings                                                   8,715,045           7,564,900
								    ____________        ____________
       Total stockholders' equity                                     16,521,382          15,371,237
								    ____________        ____________
       Total liabilities and stockholders' equity                   $151,302,662        $151,787,239
								    ============        ============

		       BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
				CONSOLIDATED STATEMENTS OF INCOME
				     Years Ended December 31,


									 1996                1995
								     ____________        ____________
INTEREST INCOME:
  Interest and fees on loans                                         $  8,172,215        $  7,580,829
  Interest on investment securities:
     Taxable interest income                                            3,194,276           3,551,400
     Exempt from federal income taxes                                      77,365              69,923
  Interest on federal funds sold                                           67,586              16,988
								     ____________        ____________
       Total interest income                                           11,511,442          11,219,140

INTEREST EXPENSE:
  Interest on deposits                                                  4,980,904           4,896,976
  Interest on federal funds purchased                                      38,063              28,284
  Interest on securities sold under repurchase agreements                 138,185             240,969
								     ____________        ____________
       Total interest expense                                           5,157,152           5,166,229

NET INTEREST INCOME                                                     6,354,290           6,052,911

PROVISION FOR LOAN LOSSES                                                  50,000             175,000
								     ____________        ____________
NET INTEREST INCOME AFTER PROVISION  FOR LOAN LOSSES                    6,304,290           5,877,911

OTHER INCOME:
  Service charges on deposit accounts                                     646,521             573,606
  Income from fiduciary activities                                         57,181              55,486
  Insurance premiums and commissions                                       45,057              37,746
  Gain (loss) on sale of other real estate                                 (7,086)              2,705
  Amortization of negative goodwill                                       347,650             415,910
  Other                                                                   274,418             241,128
								     ____________        ____________
       Total other income                                               1,363,741           1,326,581

OTHER EXPENSES:
   Salaries                                                             2,009,480           1,832,107
   Director fees                                                          137,400             134,400
   Employee benefits                                                      296,174             311,611
   Net occupancy expense                                                  360,388             338,930
   Equipment expense                                                      494,151             335,198
   FDIC assessment                                                        345,229             199,211
   Stationery and supplies                                                116,468              97,851
   Other real estate (income) expense                                      (6,339)              6,483
   Other                                                                1,022,181             852,466
								     ____________        ____________
	Total other expenses                                            4,775,132           4,108,257

INCOME BEFORE INCOME TAX EXPENSE                                        2,892,899           3,096,235

INCOME TAX EXPENSE                                                        860,610             966,149
								     ____________        ____________
NET INCOME                                                           $  2,032,289        $  2,130,086
								     ============        ============
EARNINGS PER SHARE DATA:

   Primary earnings per share                                       $        4.59        $       4.82
								    =============        ============
   Fully diluted earnings per share                                 $        4.59        $       4.82
								    =============        ============
   Weighted average shares outstanding:

      Primary                                                             442,632             442,145
								    =============        ============
      Fully diluted                                                       442,667             442,381
								    =============        ============

See accompanying notes to the consolidated financial statements.

		       BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
		   CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
			     YEARS ENDED DECEMBER 31, 1996 AND 1995


									      Additional
								 Common        Paid-In        Retained
						   Total         Stock         Capital        Earnings
					       ___________     __________     __________    __________

BALANCE, December 31, 1994                     $14,030,434     $4,390,720     $3,367,617    $6,272,097

   Net income                                    2,130,086              0              0     2,130,086
   Cash dividends declared ($1.90 per share)      (837,283)             0              0      (837,283)
   New shares issued (2,000 shares)                 48,000         20,000         28,000             0
					       ___________     __________     __________    __________
BALANCE, December 31, 1995                      15,371,237      4,410,720      3,395,617     7,564,900

   Net income                                    2,032,289              0              0     2,032,289
   Cash dividends declared ($2.00 per share)      (882,144)             0              0      (882,144)
					       ___________     __________     __________    __________
BALANCE, December 31, 1996                     $16,521,382     $4,410,720     $3,395,617    $8,715,045
					       ===========     ==========     ==========    ==========


See accompanying notes to the consolidated financial statements.

		       BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
			      CONSOLIDATED STATEMENTS OF CASH FLOWS
				     Years Ended December 31,

																 1996                1995
															    ____________        ____________
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                       $  2,032,289        $  2,130,086
   Adjustments to reconcile net income to
     net cash provided by operating activities:
       Deferred taxes                                                   (134,841)            (44,539)
       Provision for loan losses                                          50,000             175,000
       Provision for depreciation                                        315,167             268,644
       Gain on sale of mortgage loans                                     (5,340)                  0
       (Gain) loss on sale of other real estate                            7,086              (2,705)
       Stock dividends received                                          (56,100)            (61,000)
       Amortization of investment security premiums, net                  77,530              80,857
       Amortization of valuation adjustment on acquired loans            111,410             181,230
       Amortization of valuation adjustment on acquired deposits         (68,760)           (100,430)
       Amortization of negative goodwill                                (347,650)           (415,910)
       Net decrease in unrealized loss on loans held-for-sale                  0             (56,248)
   Principal payments received on loans held-for-sale                          0               1,791
   Decrease in accrued interest receivable                                79,226              32,847
   Increase in cash surrender value of life insurance                    (35,284)            (41,107)
   Increase in other assets                                              (40,529)            (12,423)
   Increase in accrued interest payable                                   22,342             223,243
   Increase (decrease) in advances
      from borrowers for taxes and insurance                             (13,910)             13,666
   Increase in accrued taxes and other liabilities                        24,895             158,307
															    ____________        ____________
	 Net cash provided by operating activities                            2,017,531           2,531,309
															    ____________        ____________
CASH FLOWS FROM INVESTING ACTIVITIES:
   (Increase) decrease in federal funds sold                             750,000          (1,450,000)
   Proceeds from maturities, and paydowns
      of investment securities                                        11,321,271          10,805,889
   Redemption of securities                                               57,400              50,300
   Purchases of investment securities                                 (8,016,529)                  0
   Net increase in loans                                              (3,595,775)         (8,742,542)
   Purchases of premises and equipment                                  (419,978)           (333,685)
   Proceeds from sale of other real estate                               289,014              81,705
															    ____________        ____________
	 Net cash provided by investing activities                              385,403             411,667
															    ____________        ____________
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in demand deposits                             40,239            (704,703)
   Net increase (decrease) in time deposits                           (2,098,294)          5,924,898
   Federal Home Loan Bank advances                                     2,000,000                   0
   Decrease in federal funds purchased                                         0          (3,450,000)
   Net decrease in securities sold under repurchase agreements        (1,058,743)         (3,444,797)
   Cash dividends paid                                                  (882,144)           (837,283)
   Proceeds from the sale of common stock, net                                 0              48,000
															    ____________        ____________
	 Net cash used in financing activities                               (1,998,942)         (2,463,885)
															    ____________        ____________
NET INCREASE IN CASH AND DUE FROM BANKS                                  403,992             479,091

CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                           4,702,493           4,223,402
														    ____________        ____________
CASH AND DUE FROM BANKS AT END OF YEAR                              $  5,106,485        $  4,702,493
														    ============        ============

SCHEDULE OF NONCASH INVESTING AND
   FINANCING ACTIVITIES:

      Transfer of loans foreclosed to other real estate             $    116,492        $     94,194
															    ============        ============
      Transfer of loans held-for-sale to loans                      $          0        $    540,098
															    ============        ============
See accompanying notes to the consolidated financial statements.


		       BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
			 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
				  YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE A.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Principles of Consolidation

	      The consolidated financial statements include the accounts of Britton & Koontz Capital Corporation and its wholly-owned subsidiary Britton & Koontz First National Bank ("the Bank"). All material intercompany profits, balances and transactions have been eliminated.

    Nature of Operations

	      The Company operates under a national bank charter and provides full banking services, including trust services. The primary area served by the Company is the west central region of Mississippi and services are provided at three locations in Natchez, Mississippi.

       Use of Estimates

	      The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	      Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

	      While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

       Investment Securities

	      Management determines the appropriate
       classification of securities at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold debt securities until maturity, they are classified as held-to-maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. Available-for-sale securities include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rates and resultant prepayment risk changes. These securities are carried at fair value. Equity securities include stock in the Federal Reserve Bank and the Federal Home Loan
       Bank, which are restricted and are carried at cost.

	      Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Unrealized gains and losses on investment securities available-for-sale are based on the difference between book value and fair value of each security. These gains and losses are credited or charged to stockholders' equity, net of applicable taxes. Realized gains and losses flow through the Company's yearly operations. The Bank does not engage in trading account activities.

       Interest-Rate Swap Agreements

	      The Bank enters into interest-rate swap agreements to modify the interest rate characteristics of its assets and liabilities. These agreements may involve the receipt or payment of fixed rate amounts in exchange for floating rate interest receipts or payments over the life of the agreement without an exchange of the underlying principal amount. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest income or expense. The related amount payable to or receivable from counter-parties is included in other liabilities or assets. The fair values of the swap agreements are not recognized in the financial statements.

       Loans

	      Loans are stated at the amount of principal outstanding, reduced by unearned income and an allowance for loan losses. Unearned income on certain installment loans is recognized as income over the terms of the loans by a method which approximates the interest method. Interest on other loans is calculated by using the simple interest
	method on daily balances of the principal amount outstanding. Loans are ordinarily placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more; however, management may elect to continue the accrual when the estimated net realizable value of collateral is sufficient to cover the principal balance and the accrued interest. Any unpaid interest previously accrued on nonaccrual loans is reversed from income. Interest income, generally, is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

       Allowance for Loan Losses

	      The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Credits deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

       Loans Held-for-Sale

	      Loans held-for-sale are primarily thirty year and fifteen year fixed rate, one to four family real estate loans which are valued at the lower of cost or market, as determined by outstanding commitments from investors or current investor yield requirements, calculated on an individual basis. These loans are originated with the intent of selling them on the secondary market.

	      Unrealized losses on loans held-for-sale are charged against income in the period of decline. Such declines are recorded in a valuation allowance account and deducted from the cost basis of the loans. Gains on loans held-for-sale are recognized when realized.

    Bank Premises and Equipment

	Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation expense is computed by the straight-line method and is charged to expense over the estimated useful lives of the assets.

    Other Real Estate

	      Other real estate consists primarily of foreclosed
       property.   Properties acquired through foreclosure or in
       settlement of loans and in-substance foreclosures are classified as foreclosed properties and are valued at the lower of the loan value or estimated fair value of the property acquired less estimated selling costs. At the time of foreclosure, the excess, if any, of the loan value over the estimated fair value of the property acquired less estimated selling costs is charged to the allowance for loan losses. Additional decreases in the carrying values of foreclosed properties or changes in estimated selling costs, subsequent to the time of foreclosure, are recognized through provisions charged to operations. A valuation reserve is maintained for estimated selling costs and to record the excess of the carrying values over the fair market values of properties if changes in the carrying value are judged to be temporary. Revenues and expenses associated with owning and operating other real estate, and gains and losses on dispositions of such assets are recorded in earnings in the period incurred.

	      The fair value of foreclosed properties is determined based upon appraised value, utilizing either the estimated replacement cost, the selling price of properties utilized for similar purposes or discounted cash flow analyses of the properties' operations.

	     Changes in the reserve for other real estate are as follows:

							1996           1995


	     Balance at January 1                    $  11,658     $  11,658

	     Losses charged against the reserve        (11,658)            0
						     _________     _________
	     Balance at December 31                  $       0     $  11,658
						     =========     =========

	     Compensated Absences

		     Employees of the Bank are entitled to paid
	     vacation, emergency and sick days off, depending on length of service in the Banking industry. Vacation, emergency and sick days are granted on an annual basis to eligible employees. Unused vacation and emergency days expire on December 31 of each year. Unused sick days expire on each related employee's employment anniversary date each year.

		     The estimated amount of compensation for future
	     absences is deemed immaterial to the consolidated financial statements, and, accordingly, no liability has been recorded in the accompanying financial statements. The Bank's policy is to recognize the costs of compensated absences when actually paid to employees.

	     Income Taxes

		     The provision for income taxes is based on
	     amounts reported in the statements of income after exclusion of nontaxable income such as interest on state and municipal securities. Also, certain items of income and expenses are recognized in different time periods for financial statement purposes than for income tax purposes. Thus, provisions for deferred taxes are recorded in recognition of such temporary differences.

		     Deferred taxes are provided on a liability method
	     whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

		     The Company and its wholly owned subsidiary file
	     a consolidated federal income tax return. Consolidated income tax expense is allocated on the basis of each company's income adjusted for permanent differences.

	     Earnings Per Share

		     Primary earnings per common share is calculated
	     by the treasury stock method on the basis of the weighted average number of shares of common stock and common stock equivalents outstanding for each period presented.
	     All shares held by the Employee Stock Ownership Plan
	     (ESOP) are treated as outstanding in computing the income per share. Stock options are considered common stock equivalents and are used in the calculation of primary earnings per share if they are dilutive (i.e., the average market price exceeds the exercise price). If the stock options will cause further dilution (i.e., the ending market price of the common stock is higher than the average market price for the period), the additional dilution is used in the calculation of fully diluted earnings per share.

	     Off-Balance-Sheet Financial Instruments

		     In the ordinary course of business, the Bank has
	     entered into off-balance-sheet financial instruments consisting of interest-rate swap agreements, commitments to extend credit and commercial letters of credit. Financial instruments related to loans are recorded in the financial statements when they become payable.

	     Cash Flows

		     For purposes of the statements of cash flows, the
	     Company considers only cash and due from banks to be cash equivalents.

		     The Company paid income taxes of $931,744 in
	     1996, and $1,095,686 in 1995. Interest paid on deposit liabilities and other borrowings was $5,134,810 in 1996, and $4,942,986 in 1995.

	     Recent Accounting Pronouncements

			  The Financial Accounting Standards Board issued
		  Statement on Financial Accounting Standards No. 125 Accounting for Transfers and Servicing of Financial
		  Assets and Extinguishments of Liabilities, which becomes effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The standards are based on the constant application of the financial-components approach, which recognizes that financial assets and liabilities can be divided into various components. Under that approach, an entity recognizes all financial assets and servicing it controls and liabilities it has incurred and would derecognize financial assets when control has been surrendered and liabilities when extinguished. The effect of the implementation of this standard is not expected to be material. The Financial Accounting Standards Board subsequently issued Statement No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement
		  No. 125. This statement defers, for one year, certain provisions contained in Statement No. 125.

	      Advertising Costs

			  Advertising and marketing costs are recorded as
		  expenses in the year in which they are incurred. Advertising and marketing costs charged to operations during 1996 and 1995 were $73,995 and $71,043,
		  respectively.

		  Reclassifications

			  Certain 1995 amounts have been reclassified to
		  conform with the 1996 presentation.

NOTE B.           INVESTMENT SECURITIES

			  The amortized cost and approximate market value
		  of investment securities classified as held-to-maturity at December 31, 1996, are summarized as follows:

								       Gross           Gross         Approximate
						   Amortized        Unrealized       Unrealized         Market
						     Cost              Gains           Losses           Value
						  ___________      ___________      ___________      ___________

U. S. Treasury obligations                        $ 6,509,679      $    18,648      $    (6,327)     $ 6,522,000
Obligations of other U. S. Government agencies
  and corporations                                 34,693,508          464,846         (389,459)      34,768,895
Obligations of states and political subdivisions      778,155           28,204                0          806,359
Privately issued collateralized
  mortgage obligations                              1,430,666           67,461              (13)       1,498,114
						  ___________      ___________      ___________      ___________
						  $43,412,008      $   579,159      $  (395,799)     $43,595,368
						  ===========      ===========      ===========      ===========


			  The amortized cost and approximate market value
		  of investment securities classified as held-to-maturity at December 31, 1995, are summarized as follows:

								       Gross           Gross         Approximate
						   Amortized        Unrealized       Unrealized         Market
						     Cost              Gains           Losses           Value
						  ___________      ___________      ___________      ___________
U. S. Treasury obligations                        $ 5,562,676      $    55,755      $   (16,219)     $ 5,602,212
Obligations of other U. S. Government agencies
  and corporations                                 38,853,412          775,228         (180,756)      39,447,884
Obligations of states and political subdivisions      585,415           22,031             (144)         607,302
Privately issued collateralized
  mortgage obligations                              1,792,777           89,748                0        1,882,525
						  ___________      ___________      ___________      ___________
						  $46,794,280      $   942,762      $  (197,119)     $47,539,923
						  ===========      ===========      ===========      ===========


			  Proceeds from maturities of investment securities
		  held-to-maturity were $3,000,000 and $4,163,300 during 1996 and 1995, respectively. There were no sales and, therefore, no resultant gains or losses from the sales of investment securities held-to-maturity in 1996 or 1995. The Bank purchased $8,016,529 and $-0- of investment securities held-to-maturity and received $8,321,271 and $6,692,889 from principal paydowns during 1996 and 1995, respectively.

			  Equity securities include the Bank's investment in
		  the Federal Home Loan Bank and the Federal Reserve
		  Bank. The Bank acquired $56,100 and $61,000 of additional stock in the Federal Home Loan Bank and no additional stock in the Federal Reserve Bank during 1996 and 1995, respectively. The Bank subsequently redeemed $57,400 and $50,300 of stock in the Federal Home Loan
		  Bank during 1996 and 1995, respectively. This stock is considered a restricted stock as only Banks which are members of these organizations may acquire or redeem the stock. The stock is redeemable at its face value; and, therefore, there are no gross unrealized gains or gross unrealized losses associated with these investments.

			  Investment securities carried at approximately
		  $16,900,000 (approximate market value $16,821,000) at December 31, 1996, and approximately $21,170,000 (approximate market value $21,521,000) at December 31, 1995, were pledged to collateralize public deposits, and for other purposes as required by law or agreement.

			  The amortized cost and approximate market value
		  of investment debt securities at December 31, 1996, by contractual maturity (including mortgage-backed securities), are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

										    Securities held-to-maturity
										__________________________________
										     Amortized           Approximate
										   Cost             Market Value
										___________        ____________

Due in one year or less                    $ 4,976,064        $ 4,983,680
Due after one year through five years        3,027,644          3,035,714
Due after five years through ten years       8,827,798          8,586,627
Due after ten years                         26,580,502         26,989,347
										___________        ___________
										$43,412,008        $43,595,368
										===========        ===========

NOTE C.          SALES-TYPE LEASE INVESTMENT

			  During 1994, the Bank entered into a sales-type
		 lease agreement with the City of Natchez. In this agreement, the Bank sold the City certain land and buildings included in other real estate and certain land, buildings and improvements included in bank premises and equipment for a contract price of $830,000. The City agreed to make annual lease payments and semi-annual interest payments. The interest will accrue at
		 6.25 percent per year. The Bank will retain title to the property until the end of the lease. Upon receipt of the final lease payment in May, 2004, the title will pass to the City of Natchez. The obligation of the City to the Bank is evidenced by a series of Certificates of Participation. Each Certificate represents an annual principal payment. The Certificates do not represent a legal obligation of the City and are contingent and expressly limited to the extent of any specific, annual appropriation made by the City to fund the lease. The Bank currently carries these Certificates in its investment portfolio as held-to-maturity.

			  The following is a summary of the components of
		  the Bank's net investment in sales-type leases at December 31, 1996:

		     Total minimum lease payments
		       to be received                             $   730,781

		     Portion of payments
		       representing interest                         (175,781)
								  ___________
		     Net investment                               $   555,000
								  ===========


			  Minimum lease payments to be received as of
		  December 31, 1996, for each of the next five years are:

						    1997                    0
						    1998               75,000
						    1999                    0
						    2000               85,000
						    2001               90,000
					      Thereafter              305,000
								  ___________
								  $   555,000
								  ===========

NOTE D.           LOANS

			  The Bank's loan portfolio at December 31, 1996
		  and 1995, consists of the following:

					       1996                 1995
					    ____________        ____________

Commercial, financial and
 agricultural                               $ 17,453,750        $ 14,300,392
Real estate - construction                       827,314             873,521
Real estate - mortgage                        64,831,842          65,584,976
Installment                                   12,923,032          12,078,825
Overdrafts                                       161,841             169,758
					    ____________        ____________
 Total loans                                $ 96,197,779        $ 93,007,472
					    ============        ============

			  Loans on which accrual of interest has been
		  discontinued or reduced amount to approximately
		  $235,000 and $300,000 at December 31, 1996 and 1995,
		  respectively. If interest on such loans had been accrued, the income would have approximated $48,000 and $41,000 in 1996 and 1995, respectively.

			  In the ordinary course of business, the Bank makes
		  loans to its executive officers, principal stockholders, directors and to companies in which these borrowers are principal owners. Loans outstanding to such borrowers (including companies in which they are principal owners) amounted to $1,387,135 and $1,816,090 at December
		  31, 1996 and 1995, respectively. These loans were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

		  Changes in these loans are as follows:

			  Balance, at January 1, 1996            $ 1,816,090

				 New loans                           769,982
				 Repayments                       (1,198,937)
								 ___________
			  Balance, at December 31, 1996          $ 1,387,135
								 ===========

NOTE E.           ALLOWANCE FOR LOAN LOSSES

	      Changes in the allowance for loan losses are as follows:


						1996                  1995
					    __________            __________
Balance at January 1,                       $  723,641            $  750,523
					    __________            __________
Credits charged off                           (169,572)             (241,680)

Recoveries                                      18,906                39,798
					    __________            __________
Net credits charged off                       (150,666)             (201,882)
					    __________            __________
Provision for loan losses                       50,000               175,000
					    __________            __________
Balance at December 31,                     $  622,975            $  723,641
					    ==========            ==========

NOTE F.           LOAN SERVICING

			  Mortgage loans serviced for others are not
		  included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans are summarized as follows:


							 December 31,

						   1996               1995
					       ___________         ___________
		Mortgage loans serviced for:
		   Federal National Mortgage
		      Association (FNMA)       $ 7,832,038         $ 9,196,281
					       ===========         ===========

NOTE F.           LOAN SERVICING - CONTINUED

			  Custodial escrow balances maintained in
		  connection with the foregoing loan servicing and included in advances from borrowers for taxes and insurance in the accompanying consolidated statements of financial condition were $ 85,639 and $106,588 at December 31, 1996 and 1995, respectively.


NOTE G.           BANK PREMISES AND EQUIPMENT

			  A summary of Bank premises and equipment is as
follows:


							December 31,

						    1996            1995
						___________      ___________
	  Land                                  $   442,675      $   428,675
	  Buildings                               3,719,251        3,656,138
	  Furniture and equipment                 2,538,379        2,197,112
						___________      ___________
						  6,700,305        6,281,925
	  Less accumulated depreciation           3,025,908        2,712,339
						___________      ___________
	  Bank premises and equipment, net      $ 3,674,397      $ 3,569,586
						===========      ===========

NOTE H.           TRUST DEPARTMENT ASSETS

			  Property (other than cash deposits) held by the
		  Bank in fiduciary or agency capacities for its customers is not included in the accompanying consolidated statements of financial condition as such items are not assets of the Bank. Trust fees are reported on the cash basis. The difference between cash basis and the accrual basis is immaterial.

NOTE I.           DEPOSITS

			  Maturities of certificates of deposit of $100,000 or
		  more outstanding at December 31, 1996 and 1995, are summarized as follows:

							 1996         1995
						     ___________   ___________
		  Time remaining until maturity:
		    Three months or less             $ 5,887,275   $ 5,023,213
		    Over three through six months      6,962,831     4,654,228
		    Over six through twelve months     3,015,962     3,912,281
		    Over twelve months                 2,138,026     3,800,807
						     ___________   ___________
						     $18,004,094   $17,390,529
						     ===========   ===========


			  Approximate scheduled maturities of certificates of
		  deposits for each of the next five years are:

					    1997            $ 62,109,000
					    1998               8,039,000
					    1999               4,074,000
					    2000                   3,000
					    2001                       0
							    ____________
							    $ 74,225,000
							    ============

		  Deposits at December 31, 1996 and 1995, consisted of
	      the following:


						 1996                 1995
					     ____________        ____________
Non-interest bearing demand deposits         $ 16,065,133        $ 13,983,026
NOW accounts                                   17,798,875          19,291,165
Money market deposit accounts                   7,854,890           8,456,287
Savings accounts                               10,496,551          10,444,732
Certificates of deposit                        74,224,976          76,392,030
					     ____________        ____________
					     $126,440,425        $128,567,240
					     ============        ============

NOTE J.          FEDERAL HOME LOAN BANK ADVANCES

			  On December 30, 1996, the Bank received a
		 $2,000,000 advance from the Federal Home Loan Bank. This advance accrues interest at an annual rate of 5.63 percent and matures on January 7, 1997. The advance is collateralized by a portion of the Bank's 1 to 4 family residential mortgage portfolio in accordance with the Advance Security and Collateral Agreement with the Federal Home Loan Bank.


NOTE K.          EMPLOYEE BENEFIT PLANS

		     The Bank has an employee stock ownership plan which
		  is designed to invest primarily in employer stock. Essentially, all employees of the Britton & Koontz
		  Capital Corporation and its wholly owned subsidiary are covered under this plan, with employees becoming fully vested in their benefits after seven years of participation. Employer contributions are determined by the Board of Directors each year and are allocated among participants on the basis of their total annual compensation.
		  Dividends on the Company stock owned by the plan are recorded as a reduction of retained earnings. Operating expenses include contributions to the plan of $120,000 in 1996 and 1995. This plan owned 53,584 and 56,977
		  shares of Britton & Koontz Capital Corporation stock as of December 31, 1996 and 1995, respectively, at an overall cost to the plan of $16.63 and $16.16 per share.

		     During 1996, the Company adopted a long-term
		  incentive plan that is eligible to all employees of the Company and the Bank. The plan provides for discretionary grants of various incentives including stock options; shares of common stock subject to restrictions on transfer, forfeitability provisions or other limitations; and shares of common stock, the issuance and delivery of which may be subject to the attainment of specified performance objectives. A maximum of 40,000 shares of common stock is available for grant under the plan, subject to adjustment on account of stock dividends or stock splits, recapitalizations, mergers, consolidations or other corporate reorganizations. The plan is administered by a committee of at least two non-employee directors as appointed by the full Board of Directors. At December 31, 1996, no shares had been granted as part of this plan.

		     During 1994, the Bank entered into a nonqualified
		  salary continuation plan with its executive officers.
		  These officers will be entitled to agreed-upon benefits which will begin vesting when each participant reaches the age of fifty-five. The vested percentage will increase annually through the age of sixty-five when the officers will be fully vested. Payment of any benefits is contingent upon the officers' continued employment with the Bank through the age of fifty-five. The projected benefit to each officer at age sixty-five is allocated through a present value calculation to each year from inception of the plan through age sixty-five. The Plan also includes a change of control benefit for these officers. If any or all of the covered executives are terminated from employment within 36 months of a sale or acquisition of the Bank, the executive(s) may elect from the acquirer to receive fully vested income benefits as stated above, or to receive an agreed-upon lump-sum distribution, which would total $640,000 if all covered executives selected this option. The financial statements for the years ended December 31, 1996 and 1995, respectively, include $26,062 and $24,679 of expense related to this plan.

		     In addition to other benefits, the Company also
		  provides medical insurance to its employees and makes medical insurance available to its employees' families. The Company self-insures up to $15,000 per person per year with a total annual maximum of $126,023 for all covered employees. Claims exceeding these annual limits are covered by traditional insurance contracts.

		     Natchez First Federal Savings Bank (acquired by
		  Britton & Koontz First National Bank in 1993) had a trusteed non-contributory defined benefit retirement plan covering all qualifying employees with six months continuous service at the anniversary date of employment and who were between the ages of twenty-four and one-half and sixty at the time they entered the plan. The plan required the Bank to fund the cost of the plan annually at the beginning of each plan year. The plan assets were invested in life insurance and annuity contracts. In 1993, a decision was made to terminate the plan with all assets liquidated and distributed to participants in 1995 with no resulting gain or loss.


NOTE L.          LEASES

		     The Company had no material lease obligations or
		  similar commitments at December 31, 1996 or 1995.
		  All leases are of the normal cancelable operating type and generally short-term in nature and not susceptible to capitalization for financial accounting reporting purposes. Rent expense charged to income was $7,277 and $7,106 in 1996 and 1995, respectively.


NOTE M.          INCOME TAX PROVISION

			  The provision for income taxes included in the
		 consolidated statements of income is as follows:


						    1996             1995
						 __________       __________
		 Current                         $  995,451       $1,010,688
		 Deferred                          (134,841)         (44,539)
						 __________       __________
						 $  860,610      $   966,149
						 ==========      ===========


		     Income taxes payable of $47,954 in 1996, and an
		  income tax overpayment of $14,760 in 1995, are included in accrued taxes and other liabilities.

NOTE M.          INCOME TAX PROVISION - CONTINUED

		     Net deferred tax liabilities of $782,646 in 1996 and
		  $917,487 in 1995, are included in accrued taxes and other liabilities. Amounts comprising deferred tax assets and liabilities are as follows:

						    1996         1995
						__________    __________
Bad debt recapture                              $  123,059    $  192,998
Insurance                                           21,481        10,677
Discount accretion                                   2,922         1,704
Depreciation                                       512,623       502,403
Federal Home Loan Bank dividends                   103,664        92,516
Purchase accounting                                 78,430       196,937
						__________    __________
   Total gross deferred tax liability           $  842,179    $  997,235
						==========    ==========


						    1996         1995
						___________   __________
Bad debts                                       $    22,486   $   62,771
Other real estate                                         0        4,547
Deferred compensation                                21,609       12,430
Self-insured medical plan                            15,438            0
						___________   __________
Total gross deferred tax asset, net
 of valuation allowance of $ 0                  $    59,533   $   79,748
						===========   ==========

		     The temporary differences resulting in deferred income
		 taxes and the tax effect of each are as follows:

						    1996         1995
						___________   __________
Accretion of discount                           $     1,218   $  (13,006)
Depreciation                                         10,220       46,909
FHLB stock dividend                                  11,148       22,291
Provision for loan losses                           (29,654)     (46,769)
Amortization of purchase accounting adjustments    (118,507)     (50,571)
Valuation adjustment on other real estate             4,547         (175)
Insurance                                            10,804        9,212
Deferred compensation                                (9,179)     (12,430)
Self-insured medical plan                           (15,438)           0
						___________   __________
						$  (134,841)  $  (44,539)
						===========   ==========

NOTE M.          INCOME TAX PROVISION - CONTINUED

			  The provision for federal income taxes is less than
		 that computed by applying the federal statutory rate of 34% in 1996 and 1995, as indicated in the following analysis:


						    1996         1995
						___________   __________
Tax based on statutory rate                     $   983,586   $1,052,720
State taxes                                         114,738      129,792
Effect of tax-exempt income                         (32,276)     (33,613)
Exercise of employee stock options                        0       (7,480)
Amortization of negative goodwill                  (118,201)    (141,409)
Officers' life insurance                              1,027        2,011
Other                                               (88,264)     (35,872)
						___________   __________
						$   860,610   $  966,149
						===========   ==========

			  The income tax provision includes no amounts in 1996
		 and 1995, resulting from securities transactions.


NOTE N.          INTEREST-RATE RISK MANAGEMENT

			  In 1994, the Bank entered into three off-balance-
		 sheet, interest-rate swap agreements to reduce its interest-rate risk and to decrease its cost of funds for special deposit promotions. Under the terms of these agreements, the Bank received a fixed rate and was obligated to pay a floating rate based on three month LIBOR calculated on contractual notional amounts. The notional principal amount of interest-rate swaps outstanding was $-0- at December 31, 1996 and 1995. The original terms were for up to three years and $5,000,000 each of notional principal of swaps expiring in March, 1995; May, 1996; and July, 1997. The interest differentials received from these agreements and recorded in current operations were $ 0 and $8,832 during 1996 and 1995, respectively.

			  The Bank's position with respect to the interest-rate
		 swap agreements was uncollateralized. It is the Bank's policy not to require collateral on such agreements entered into with companies it deems to be financially sound.
		 During 1995, the Bank negotiated the early settlement of the swaps.

NOTE O.          SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

		     At December 31, 1996 and 1995, the Bank had sold
		 various investment securities with an agreement to repurchase these securities at various times within one year. The underlying securities are U.S. Government obligations and obligations of other U.S. Government agencies and corporations. These securities generally remain under the Bank's control and are included in investment securities and the related liability to repurchase these securities is included in securities sold under repurchase agreements. These securities have coupon rates ranging from 6.5% to 7.0% and maturity dates ranging from 2003 to 2008. The maximum amount of outstanding agreements at any month-end was $3,877,368 and $8,432,590 during 1996 and 1995, respectively. The monthly average amount of outstanding agreements was $2,554,047 and $4,200,041 during 1996 and 1995,
		 respectively.


NOTE P.          REGULATORY MATTERS

			  The primary sources of revenue of Britton &
		 Koontz Capital Corporation are dividends from its subsidiary, Britton & Koontz First National Bank.
		 Banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. On December 31, 1996, approximately $3,705,000 was available for future distribution by the Bank as dividends; however, such distribution would be subject to regulatory approval and to the requirements described in the following paragraphs.

			  In accordance with Office of Thrift Supervision
		 regulations, a special "Liquidation Account" has been established for the benefit of certain Qualifying Depositors of Natchez First Federal Savings Bank (acquired by
		 Britton & Koontz First National Bank in 1993) in an amount of approximately $2.8 million. The Liquidation Account serves as a restriction on the distribution of stockholders' equity in Britton & Koontz First National Bank, and no cash dividend may be paid on its capital stock if the effect thereof would be to cause the regulatory capital of Britton & Koontz First National Bank to be reduced below an amount equal to the adjusted
		 Liquidation Account balance.

			  In the event of a complete liquidation of Britton &
		 Koontz First National Bank, each Qualifying Depositor would be entitled to his or her pro rata interest in the Liquidation Account. Such claims would be paid before payment to Britton & Koontz Capital Corporation as the Britton & Koontz First National Bank's sole shareholder.
		 A merger, consolidation, purchase of assets and assumption of deposits and/or other liabilities or similar transaction, with an FDIC-insured institution, would not be a complete liquidation for the purpose of paying the Liquidation Account. In such a transaction, the Liquidation Account would be required to be assumed by the surviving institution.

NOTE P.          REGULATORY MATTERS - CONTINUED


			  The Bank is subject to various regulatory capital
		 requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

			  The Bank's capital amounts and classification are
		 also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

			  Quantitative measures established by regulation to
		 ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulation) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

		     As of December 31, 1995, the most recent regulatory
		 notification categorized the Bank as well capitalized under the regulatory capital framework. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

		     The Bank's actual capital amounts and ratios are also
		 presented in the table.


						     (amounts in thousands)

							To Be Adequately        To Be Well
					Actual            Capitalized          Capitalized
				  __________________    _________________    _________________
				  Amount      Ratio     Amount     Ratio     Amount     Ratio
				  _______     ______    ______     ______    ______     ______
As of December 31, 1996
Total Capital
  (to Risk-Weighted Assets)       $16,489     18.73%    $7,043      8.00%    $8,804     10.00%
Tier I Capital
  (to Risk-Weighted Assets)       $15,866     18.03%    $3,520      4.00%    $5,280      6.00%
Tier I Capital
  (to Average Assets)             $15,866     10.52%    $6,033      4.00%    $7,541      5.00%


As of December 31, 1995
Total Capital
  (to Risk-Weighted Assets)       $15,486     18.21%    $6,803      8.00%    $8,504     10.00%
Tier I Capital
  (to Risk-Weighted Assets)       $14,763     17.36%    $3,402      4.00%    $5,102      6.00%
Tier I Capital
  (to Average Assets)             $14,763      9.74%    $6,063      4.00%    $7,579      5.00%


NOTE Q.          STOCK OPTION PLANS

			  Under the terms of its stock option plans, options
		 to purchase shares of the Company's common stock are granted at a price equal to or above the market price of the stock at the date granted. Following is a summary of transactions:

							    Shares Under Option
							    ___________________
							    1996          1995
							    ______       ______
		Outstanding, beginning of year               6,000        8,000

		Granted during the year                          0            0

		Exercised during the year (at
		  $24.00 per share in 1995)                      0       (2,000)

		Purchase of option rights (at
		  $14.00 in 1996)                           (6,000)           0
							    ______       ______
		Outstanding, end of year (at
		  $26.00 in 1995)                                0        6,000
							    ======       ======
		Eligible, end of year for exercise
		  currently (at $26.00 per share in 1995)        0        6,000
							    ======       ======

NOTE R.          COMMITMENTS AND CONTINGENCIES

			  The Bank is a party to financial instruments with
		 off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and commercial letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated statements of financial condition.

			  Commitments to extend credit are agreements to
		 lend money with fixed expiration dates or termination clauses. The Bank applies the same credit standards used in the lending process when extending these commitments, and periodically reassesses the customer's creditworthiness through ongoing credit reviews. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral is obtained based on the Bank's assessment of the transaction.

NOTE R.          COMMITMENTS AND CONTINGENCIES-CONTINUED

			  Commercial letters of credit are conditional
		 commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk and collateralization policy involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.

			  The Bank's maximum exposure to credit loss is
		 represented by the contractual amount of the commitments to extend credit and letters of credit as follows:


						     December 31,

						 1996            1995
					    ____________     ____________

Commitments to extend credit                $ 11,521,615     $ 11,698,305
					    ============     ============
Commercial letters of credit                $    646,995     $    706,484
					    ============     ============


			  The Bank is required to maintain average reserves at
		 the Federal Reserve Bank. This requirement approximated $275,000 at December 31, 1996. The Bank is in compliance with this requirement.

			  Britton & Koontz Capital Corporation and its wholly-
		 owned subsidiary, Britton & Koontz First National Bank, are involved in certain litigation incurred in the normal course of business. In the opinion of management and legal counsel, liabilities arising from such claims, if any, would not have a material effect upon the Bank's consolidated financial statements.


NOTE S.          CONCENTRATIONS OF CREDIT

		     All of the Bank's loans, commitments, and commercial
		 letters of credit have been granted to customers in the Bank's market area. Investments in state and municipal securities also involve governmental entities in and around the Bank's market area. The concentrations of credit by type of loan are set forth in Note D. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial letters of credit are granted primarily to commercial borrowers.

NOTE T.          DIVIDENDS

			  Britton & Koontz Capital Corporation's only
		 subsidiary, Britton & Koontz First National Bank, paid dividends to the Capital Corporation amounting to $952,858; $855,054; and $815,000 for the years 1996,
		 1995 and 1994, respectively.


NOTE U.          FAIR VALUE OF FINANCIAL INSTRUMENTS

			  In December of 1991, the Financial Accounting
		 Standards Board issued Statement of Financial Accounting Standards No. 107 relative to disclosures about fair values of financial instruments. The statement requires disclosure of financial instruments' fair values, as well as the methodology and significant assumptions used in estimating fair values. These requirements have been incorporated throughout the notes to the consolidated financial statements. In cases where quoted market prices are not available, fair values are based on estimates using present value techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates for those assets or liabilities cannot be substantiated by comparison to independent markets and, in many cases, can not be realized in immediate settlement of the instrument. All nonfinancial instruments, by definition, have been excluded from these disclosure requirements.
		 Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation and may not be indicative of amounts that might ultimately be realized upon disposition or settlement of those assets and liabilities.


			  The following methods and assumptions are used to
		 estimate the fair value of each class of financial instruments for which it is possible to estimate that value:


		 Cash and Due From Banks

		 Fair value equals the carrying value of such assets.


		 Federal Funds Sold

			  Due to the short-term nature of this asset, the
		 carrying value of this item approximates its fair value.

NOTE U.          FAIR VALUE OF FINANCIAL INSTRUMENTS-CONTINUED

		 Investment Securities

			  Fair values for investment securities are based on
		 quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.


		 Cash Surrender Value of Life Insurance

			  The fair value of this item approximates its carrying
		 value.


		 Loans

			  For variable rate loans which are repricing
		 immediately, fair values are based on carrying values. Other variable rate loans, fixed rate commercial loans, installment loans, and mortgage loans are valued using discounted cash flows. The discount rates used to determine the present value of these loans are based on interest rates currently being charged by the bank on comparable loans as to credit risk and term.


		 Deposit Liabilities

			  The fair values of demand deposits are equal to the
		 carrying value of such deposits. Demand deposits include non-interest bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts.
		 Discounted cash flows have been used to value fixed rate term deposits. The discount rate used is based on interest rates currently being offered by the bank on comparable deposits as to amount and term.



		 Federal Home Loan Bank Advance

			  Due to the short-term nature of this liability, the
		 carrying value of this item approximates its fair value.

NOTE U.          FAIR VALUE OF FINANCIAL INSTRUMENTS-CONTINUED

		 Securities Sold Under Repurchase Agreements

			  The fair value of these items approximates their
		 carrying values.

			  The estimated fair values of the Bank's financial
		 instruments are as follows:

							     1996
					       ______________________________
						  Carrying           Fair
						   Amount            Value
					       _____________    _____________
Financial assets:
  Cash and due from banks                      $   5,106,000    $   5,106,000
  Federal funds sold                           $     700,000    $     700,000
  Investment securities:
     Held-to-maturity                          $  43,412,000    $  43,595,000
     Equity securities                         $   1,198,000    $   1,198,000
  Cash surrender value
     of life insurance                         $     635,000    $     635,000
  Loans                                        $  96,198,000    $  95,848,000

Financial liabilities:
  Deposits                                     $ 126,440,000    $ 126,609,000
  Federal Home Loan Bank advances              $   2,000,000    $   2,000,000
  Securities sold under
     repurchase agreements                     $   1,664,000    $   1,664,000


						     Face             Fair
						    Amount            Value
Other:                                         _____________    _____________
  Commitments to extend credit                 $  11,522,000    $  11,522,000
  Commercial letters of credit                 $     647,000    $     647,000

NOTE U.          FAIR VALUE OF FINANCIAL INSTRUMENTS-CONTINUED

							     1995
					       ______________________________
						  Carrying           Fair
						   Amount            Value
					       _____________    _____________
Financial assets:
  Cash and due from banks                      $   4,702,000    $   4,702,000
  Federal funds sold                           $   1,450,000    $   1,450,000
  Investment securities:
     Held-to-maturity                          $  46,794,000    $  47,540,000
     Equity securities                         $   1,199,000    $   1,199,000
  Cash surrender value
     of life insurance                         $     600,000    $     600,000
  Loans                                        $  93,007,000    $  93,129,000

Financial liabilities:
  Deposits                                     $ 128,567,000    $ 128,896,000
  Securities sold under
     repurchase agreements                     $   2,723,000    $   2,723,000

						     Face             Fair
						    Amount            Value
Other:                                         _____________    _____________
  Commitments to extend credit                 $  11,698,000    $  11,698,000
  Commercial letters of credit                 $     706,000    $     706,000


		 Off-Balance-Sheet Instruments

			  Loan commitments are negotiated at current
		 market rates and are relatively short-term in nature. Therefore, the estimated value of loan commitments approximates the face amount.

NOTE V.          SUMMARIZED FINANCIAL INFORMATION OF BRITTON & KOONTZ CAPITAL
		 CORPORATION

			  Summarized financial information of Britton & Koontz
		 Capital Corporation, parent company only, is as follows:


			    STATEMENTS OF FINANCIAL CONDITION


							       December 31,

							  1996            1995
						      ____________    ____________
ASSETS:
  Cash                                                $    557,850    $    559,004
  Investments in-
    Britton & Koontz First National Bank                15,900,842      14,761,540
  Cash surrender value of life insurance                    52,339          47,270
  Other assets                                              10,351           3,423
						      ____________    ____________
TOTAL ASSETS                                          $ 16,521,382    $ 15,371,237
						      ============    ============
STOCKHOLDERS' EQUITY                                  $ 16,521,382    $ 15,371,237
						      ============    ============


			       STATEMENTS OF INCOME


							 Years Ended December 31,

							  1996            1995
REVENUE:                                              ____________    ____________
  Dividends received-
    Britton & Koontz First National Bank              $    952,858    $    855,054
  Interest and other income earned                          10,040          13,558
						      ____________    ____________
							   962,898         868,612
EXPENSES                                                    69,911          11,632
						      ____________    ____________
							   892,987         856,980

EQUITY IN UNDISTRIBUTED EARNINGS-
    Britton & Koontz First National Bank                 1,139,302       1,273,106
						      ____________    ____________

      NET INCOME                                      $  2,032,289    $  2,130,086
						      ============    ============


NOTE V. SUMMARIZED FINANCIAL INFORMATION OF BRITTON & KOONTZ CAPITAL CORPORATION-CONTINUED


			   STATEMENTS OF CASH FLOWS

							      Years Ended December 31,
							       1996             1995
CASH FLOWS FROM OPERATING ACTIVITIES:                      ____________     ____________
  Net income                                               $  2,032,289     $  2,130,086
  Adjustments to reconcile net income
    to net cash provided by operating activities:
      Undistributed earnings of affiliate                    (1,139,302)      (1,273,106)
      Increase in cash surrender value of life insurance         (5,069)         (13,355)
      Increase in other assets                                   (6,928)            (723)
							   ____________     ____________
	      Net cash provided by operating activities         880,990          842,902
							   ____________     ____________

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                               (882,144)        (837,283)
  Proceeds from sale of common stock                                  0           48,000
							   ____________     ____________
	      Net cash used in financing activities            (882,144)        (789,283)
							   ____________     ____________

NET INCREASE (DECREASE) IN CASH                                  (1,154)          53,619

CASH AT BEGINNING OF YEAR                                       559,004          505,385
							   ____________     ____________
CASH AT END OF YEAR                                        $    557,850     $    559,004
							   ============     ============


BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
BUSINESS OF THE CORPORATION AND SUBSIDIARY


     Britton & Koontz Capital Corporation (the "Company") was organized in July, 1982, under the Mississippi Business Corporation Act, and became a one-bank holding company when it acquired all of the outstanding shares of Britton & Koontz First National Bank (the "Bank") in 1982. In July, 1993, the Company acquired Natchez First Federal Savings Bank ("Natchez First Federal") located in Natchez, Mississippi, and merged it into the Bank, increasing total assets by approximately $48 million. The Company's major sources of income are dividends from the Bank and interest on its deposits in the Bank. The Bank's main office and its two branch offices are located in Natchez, Mississippi, providing commercial and consumer banking and trust services in Adams County, Mississippi, and in adjoining counties and parishes of Mississippi and Louisiana. These services include personal and commercial checking, savings and time deposits, money market deposit accounts, money transfer, safe deposit facilities, access to automated teller machines, short-term and long-term credit facilities, and residential and commercial mortgages to individuals and businesses. In December of 1996, the Bank began providing account access and transaction capabilities over the Internet.


Management's Discussion and Analysis of Financial Condition and Results of Operations


     This discussion is intended to supplement the consolidated financial statements, to explain material changes in financial condition and to compare the operating results of Britton & Koontz Capital Corporation for the year ended December 31, 1996, to the same period in 1995.

     Results of Operations

     Net income and net income per share decreased from $2.1 million and $4.82 per share for the year ending December 31, 1995, to $2.0 million and $4.59 per share for the year ended December 31, 1996. The returns on average assets and average equity for 1996 decreased to 1.33% and 12.53%, respectively, compared to 1.40% and 14.25% in 1995. The decrease in earnings is primarily the result of a $257 thousand one-time assessment for recapitalization of the Savings Association Insurance Fund (SAIF). The Company has deposits acquired from thrifts on which the assessment for the SAIF recapitalization is based. Return on average equity decreased due to a continued equity growth while earnings remained flat.

     Analysis of Net Interest Income. Net interest income increased $301 thousand or 5% to $6.4 million in 1996. Interest income increased to $11.5 million while interest expense remained stable at $5.1 million. Net interest income increased due to an increase in loan volumes resulting in an improvement in the mix of interest earning assets along with improvements in the interest spread. A shift in earning assets from lower yielding investment securities to higher yielding loans contributed to the increase in net interest income for 1996. (See the Summary of Changes in Net Interest Income below.) Loan yields increased 25 basis points, offsetting the decrease in yield on investment securities.

      The following Average Balance Yield Analysis presents average balances, interest earned or paid, and average rates earned or paid. Yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively. Average balances are derived from average monthly balances.


							 Average Balance and Yield Analysis
							       (dollars in thousands)

							Twelve Months Ended December 31,
					 _____________________________________________________________
						      1996                            1995
					 _____________________________   _____________________________
					 Average   Income/   Average     Average   Income/   Average
					 Balance   Expense  Yield/Rate   Balance   Expense  Yield/Rate
					________   _______  __________  ________   _______  __________
ASSETS

Loans (1)(2)                             $94,247    $8,172       8.67%  $ 90,028    $7,581       8.42%
Investment securities:
  U.S. Government & other (3)             46,839     3,147       6.72%    51,393     3,513       6.84%
  State & municipal                          779        44       5.66%       592        36       6.12%
					________    ______               _______   _______
    Total investment securities           47,618     3,191       6.70%    51,985     3,549       6.83%
Interest bearing bank balances               897        47       5.25%       643        38       5.95%
Federal funds sold                         1,277        68       5.29%       297        17       5.72%
Other (Cash Surrender Value Life Ins)        619        33       5.37%       579        34       5.81%
					________    ______               _______   _______
      Total earning assets               144,658    11,511       7.96%   143,532    11,219       7.82%

Allowance for loan losses                   (687)                           (743)
Cash & due from banks, non-interest
  bearing                                  3,838                           3,571
Bank premises & equipment                  3,643                           3,563
Other assets                               1,558                           1,813
					________                        ________
    TOTAL ASSETS                        $153,010                        $151,736
					========                        ========
LIABILITIES AND SHAREHOLDERS' EQUITY

Interest bearing deposits:
  Savings                                $10,532      $268       2.55%   $11,004      $278       2.53%
  Interest bearing checking               18,353       471       2.57%    18,552       523       2.82%
  Money rate savings                       8,056       232       2.88%     8,848       231       2.61%
  Certificates of deposit and other
    time deposits(3)                      75,474     4,010       5.31%    73,698     3,865       5.24%
					________    ______              ________   _______
    Total interest bearing deposits      112,415     4,981       4.43%   112,102     4,897       4.37%
Short-term borrowed funds                  3,352       176       5.26%     5,089       269       5.29%
					________   _______              ________   _______
    Total interest bearing
      liabilities                        115,767     5,157       4.45%   117,191     5,166       4.41%
					________   _______              ________   _______
Non-interest bearing deposits             15,885                          15,217
Other liabilities                          5,147                           4,381
Shareholders' equity                      16,211                          14,947
					________                        ________
    TOTAL LIABILITIES & SHAREHOLDERS'
      EQUITY                            $153,010    $5,157              $151,736    $5,166
					========   =======              ========   =======
Interest income and rate earned                    $11,511       7.96%             $11,219       7.82%
Interest expense and rate paid                       5,157       4.45%               5,166       4.41%
						   _______    _______              _______    _______
Interest rate spread                                             3.51%                           3.41%
							      =======                         =======
NET INTEREST INCOME & NET YIELD
 ON AVERAGE EARNING ASSETS                          $6,354       4.39%              $6,053       4.22%
						   =======    =======              =======    =======

(1)  Nonaccrual loans are included in average balances for yield computations.
(2)  Includes loan fees and late charges in both interest income and yield computations.
(3)  Includes income (expense) resulting from interest-rate swaps used to manage interest rate risk.




				      Summary of Changes in Net Interest Income

						 1996 compared to 1995
					 ____________________________________
					 Increase (Decrease) Due to Change In
					    Total        Volume       Rates
					 ____________________________________

INTEREST EARNED ON:

Loans                                        $591         $362         $229
Investment securities:
  U.S. Government & other                    (366)        (307)         (59)
  State & municipal                             8           11           (3)
Interest bearing bank balances                  9           14           (5)
Federal funds sold                             51           52           (1)
Other (Cash Surrender Value Life Ins)          (1)           1           (2)
					     ____         ____         ____
      Total earning assets                    292          133          159

INTEREST PAID ON:

  Savings                                     (10)         (12)           2
  Interest bearing checking                   (52)          (6)         (46)
  Money rate savings                            1          (22)          23
  Certificates of deposit and other
    time deposits                             145           95           50
Short-term borrowed funds                     (93)         (91)          (2)
					     ____         ____         ____
    Total interest bearing liabilities         (9)         (36)          27
					     ____         ____         ____

NET INTEREST INCOME                          $301         $169         $132
					     ====         ====         ====


     Provision for Loan Losses. The provision for loan losses decreased from $175 thousand in 1995 to $50 thousand in 1996 due to a reduction in losses from charge-offs. To determine the provision amount, management considers factors such as historical trends of charge-offs and recoveries, past due loans and economic conditions along with additional analysis of individual loans and pools of loans for exposure. After allocating the existing reserves to estimated exposures, management then adds to the reserve through a loan loss provision to cover potential losses in the portfolio. Management is of the opinion that the reserve at year end is adequate to cover estimated exposures.

     Non-Interest Income. Non-interest income remained stable at $1.4 million for the year ended December 31, 1996. However, the Company's core non-interest income for 1996 increased $88 thousand over 1995. Fee and service charge income were the largest contributors to this increase. The Company's Internet providership services contributed an additional $73 thousand to non interest income. While in 1996, core earnings increased, the decrease in the Company's amortization of negative goodwill and a gain in 1995 on loans held for sale resulted in the flat performance in non interest income.

     Non-Interest Expense. Non-interest expense increased $667 thousand to $4.78 million in 1996, as compared to $4.11 million in 1995. This increase is primarily attributable to the $257 thousand one-time FDIC assessment to recapitalize the Savings Association Insurance Fund, increases in salaries and employee benefits of $162 thousand and $180 thousand in occupancy and equipment expenses due to higher depreciation and maintenance expenses related to the Company's investment in electronic banking and check processing equipment.

     The combination of all the above factors produced a pretax income of $2.9 million in 1996, as compared to $3.1 million in 1995.

     Income Taxes. Income taxes for 1996 decreased by 10.9% to $861 thousand as compared to $966 thousand in 1995. The change in income taxes is detailed in Note M to the financial statements.

     Financial Condition

     Total assets decreased .3% to $151.3 million at December 31, 1996, from $151.8 million at year end 1995. Average total assets increased .8% to $153.0 million for 1996 compared to $151.7 million for 1995.

     Loans, net of unearned interest and allowance for loan losses, increased 3.6% to $95.3 million at December 31, 1996, as compared to $92.0 million at December 31, 1995. This growth occurred primarily in the areas of installment and commercial loans. Loan growth was funded by $3.0 million of maturities of investment securities. A further analysis of the Bank's loan portfolio is shown in Note D to the financial statements.

     Nonperforming loans at December 31, 1996, were $617 thousand compared to $505 thousand at December 31, 1995. Nonperforming loans consisted of nonaccrual loans of $234 thousand and loans past due ninety days or more of $383 thousand compared to $300 thousand and $205 thousand, respectively, for the year ended December 31, 1995. Nonperforming loans as a percent of loans, net of unearned income, and loans held for sale increased to .64% at December 31, 1996, from .54% at December 31, 1995. The increase in nonperforming loans is attributable primarily to the increase of 90 day past due amounts in 1-4 residential first mortgages. Loans in this category are generally well secured with very little loss expected. The table below presents additional information on nonperforming assets as of December 31, 1996 and 1995.


					1996          1995
				      _______       _______
				      (dollars in thousands)

Nonaccrual loans by type
      Real estate                        $157          $254
      Installment                           2             9
      Commercial and all other loans       75            37
					 ____          ____
	 Total nonaccrual loans           234           300
Loans past due 90 days or more            383           205
					 ____          ____
	 Total nonperforming loans        617           505

Other real estate                          79           259
					 ____          ____
	 Total nonperforming assets      $696          $764
					 ====          ====

Nonperforming loans as a
  percent of loans, net of
  unearned interest and loans
  held for sale                          0.64%         0.54%
					 ====          ====


     The allowance for loan losses was $623 thousand at December 31, 1996, compared to $724 thousand at December 31, 1995. The ratio of the allowance for loan losses to loans, net of unearned income and loans held for sale, decreased to .65% at December 31, 1996, as compared to .78% at December 31, 1995. Over one-half of the loan portfolio is invested in 1-4 family residential first mortgage loans. A smaller portion of the allowance is allocated to these loans due to their generally higher credit quality. Management regularly reviews the level of the allowance for loan losses and is of the opinion that it is adequate at December 31, 1996. Activity in the allowance for loan losses for the period ended December 31, 1996 and 1995 is presented in Note E to the financial statements.

     The allocation of the allowance for loan losses between 1-4 family residential first mortgage loans and other loans, net of unearned interest and loans held for sale, as of December 31, 1996 and 1995 is presented below.



						  1996           1995
					      ___________    ___________

1-4 Family Residential 1st Mortgage Loans
      Volume                                  $47,677,658    $48,706,615
      Allocated reserve                           174,792        158,020
      Reserves as a percent of volume                0.37%          0.32%

Other Loans
      Volume                                  $48,267,496    $44,015,992
      Allocated reserve                           448,183        565,621
      Reserves as a percent of volume                0.93%          1.29%

Total Loans
      Volume                                  $95,945,154    $92,722,607
      Allocated reserve                           622,975        723,641
      Reserves as a percent of volume                0.65%          0.78%



     Other real estate decreased to $79 thousand at December 31 1996, compared to $259 thousand at December 31, 1995.

     Premises and equipment increased by $418 thousand in 1996 pursuant to a capital expenditure plan to upgrade and replace existing data and check processing systems. Major components of the capital plan include replacement of the Bank's core accounting hardware and software, acquisition of a new check processing system with imaging capabilities, and upgrades or replacement of ancillary systems. Check imaging technology will allow bank customers to view check images daily on the Bank's electronic banking system, as well as provide operating efficiencies to support future growth. Approximately $800 thousand additional capital expenditures will be made over the next twelve to eighteen months.

     Management determines the classification of its investment securities at the time of acquisition. Securities that are deemed to be held-to-maturity are accounted for by the amortized cost method. Securities to be held-to-maturity decreased $3.4 million to $43.4 million at December 31, 1996, as compared to $46.8 million at December 31, 1995. Equity securities remained stable at $1.2 million at December 31, 1996.

     The Company's cash and cash equivalents ended the year at $5.1 million. Cash provided by operating activities was $2.0 million, while financing activities used $2.0 million and investing activities provided $.4 million.

     Average interest bearing deposits remained level at $112 million for the year ended December 31, 1996.

     Net-interest income benefited from changes in the Company's sources and uses of funds, with an increase in loans offset by a decrease in investment securities. A further analysis is reflected in the table below.



				      Average Balances     Percent of Total
				      ________________     ________________
				       1996      1995       1996      1995
				      ______    ______     ______    ______

					      (dollars in thousands)
Funding Uses
      Loans, less unearned income     $94,247   $90,028        61.6%    59.3%
      Investments                      47,618    51,985        31.1%    34.3%
      Federal funds sold                1,277       297         0.8%     0.2%
      Other                             9,868     9,426         6.5%     6.2%
				     ________  ________       _____    _____
	  Total                      $153,010  $151,736       100.0%   100.0%
				     ========  ========       =====    =====


Funding Sources
      Non-interest bearing deposits   $15,885   $15,217        10.4%    10.0%
      Interest bearing deposits       112,415   112,102        73.4%    73.8%
      Short term borrowings             3,352     5,089         2.2%     3.4%
      Other                             5,147     4,381         3.4%     2.9%
      Equity                           16,211    14,947        10.6%     9.9%
				     ________  ________       _____    _____
	  Total                      $153,010  $151,736       100.0%   100.0%
				     ========  ========       =====    =====



     Liquidity. Principal sources of liquidity for the Company are asset cash flows and the ability to borrow against investment securities and loans. Principal and interest cash flows from investment securities exceeded $14 million, or 9% of average assets, in 1996. The portfolio primarily includes investments in obligations of the U.S. Treasury, government agency obligations and mortgage-backed securities. Management of the Company anticipates that future capital expenditure requirements will be funded with internally generated cash flows.

     Asset liquidity is provided by scheduled maturities within the loan portfolio, although the probability of conversion is not as certain as with investment securities. At the end of 1996, over $13.6 million, or 14.5% of the loan portfolio, was scheduled to mature within one year.

     Liability liquidity is provided by sizable core deposits and other sources of funds generated from the normal customer base. Substantially all the funds utilized by the Company are generated from the normal customer base. Brokered deposits are not solicited; however, national market deposits have been utilized from time to time to meet funding needs.

     In addition to the liquidity provided by the balance sheet, the Company maintains a capacity to borrow additional funds when the need arises through federal funds lines with correspondent banks and broker repurchase agreements. Additional borrowing capacity is available on 1-4 family residential first mortgage loans through the Federal Home Loan Bank.

     Interest Rate Risk Management. The primary assets of banks are portfolios of investment securities and loans, while liabilities are primarily composed of interest bearing deposits and borrowed funds. Assets and liabilities have varying maturities, and the associated rates may be fixed or variable. Asset/liability management techniques are used to maintain what are believed to be appropriate levels and relationships between rate-sensitive assets and liabilities. They represent the efforts to maximize overall returns and to minimize the risk of loss associated with significant, often unforseen, shifts in overall interest rates.

     Management utilizes computerized interest rate simulation analysis as its primary measure of interest rate sensitivity. Management's analyses indicate that the Company is liability sensitive over the next 12-24 months. A liability sensitive company will generally benefit from a falling interest rate environment as the cost of interest bearing liabilities falls faster than the yields on interest earning assets, thus creating a widening of the net interest margin. Conversely, an asset sensitive company will generally benefit from a rising interest rate environment as the yields on interest earning assets rise faster than the costs on interest bearing liabilities.

     A traditional measure of interest rate sensitivity is the difference between the balances of assets and liabilities in the Company's current portfolio that are subject to repricing at various time horizons. These differences are known as interest sensitivity gaps: Immediate to 3 months, 4 to 12 months, 1 to 3 years, 3 to 5 years, over 5 years and on a cumulative basis. The Company's interest sensitivity analysis as of December 31, 1996 is shown in the table below.



						       (dollars in thousands)

				     Immediate
				       to 3      4-12     1 to 3    3 to 5    Over 5
				      Months    Months     Years     Years     Years    Totals
				     ________  ________   _______   _______  ________  ________
Interest Sensitive Assets             $37,555  $ 28,902   $38,517   $11,934  $ 24,457  $141,365
Interest Sensitive Liabilities         26,195    48,592    12,113     3,003    41,671   131,574
				     ________  ________   _______   _______  ________  ________
Interest Sensitivity Gaps             $11,360  $(19,690)  $26,404    $8,931  $(17,214)   $9,791
				     ========  ========   =======   =======  ========  ========
Cumulative ratio of interest
   sensitive assets to interest
   sensitive liabilities                 1.43      0.89      1.21      1.30      1.07
				     ========  ========   =======   =======  ========



     Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing for both the asset and the liability remains the same, thus impacting net interest income. Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the above interest sensitivity analysis report. These prepayments may have significant effects on the Company's net interest margin. Because of these factors, the interest sensitivity analysis contained in the above table does not provide a complete assessment of the Company's exposure to changes in interest rates.

     Management also evaluates the condition of the economy, the pattern of market interest rates and other economic data in an attempt to determine the appropriate mix and repricing characteristics of assets and liabilities required to produce an optimal net interest margin and thus maximize income.

     In addition to the ongoing monitoring of its interest-sensitive assets and liabilities, the Company from time to time utilizes interest-rate swaps to augment the management of its interest rate sensitivity. The interest rate risk factor in these contracts is considered in the overall interest income and interest rate risk management strategies. The income or expense associated with interest-rate swaps are reflected as adjustments to interest income or expense. At December 31, 1996, there were no swap contracts outstanding.

     Capital and Dividends. Stockholders' equity increased by 7.5% to $16.5 million at December 31, 1996, compared to $15.4 million at the end of 1995.
The ratio of stockholder's equity to assets increased to 10.92% at December 31, 1996, compared to 10.13% at the end of 1995. The Company paid dividends of $2.00 per share in 1996 compared to $1.90 in 1995.

     The Company's wholly-owned subsidiary, Britton and Koontz First
National Bank, maintained a Tier 1 capital to risk-weighted assets ratio at December 31, 1996, of 18.03%, a total capital to risk-weighted assets ratio of 18.73% and a leverage ratio of 10.52%. These levels substantially exceed the minimum requirements of the regulatory agencies of 4.00%, 8.00% and 3.00%, respectively, and place the Company in the "well capitalized" category under applicable regulatory guidelines.

Principal Market and Prices of the Company's Stock


	  On October 17, 1996, the Company listed its Common Stock on the Nasdaq Small Cap Market. Prior to that date, there was no established public trading market for the Common Stock.

	  The table below sets forth the high and low sales prices for the Company's Common Stock for the periods indicated below. For the period October 17, 1996 through December 31, 1996, the table sets forth the Nasdaq Small Cap Market price ranges for the Common Stock. For all other periods, the table sets forth the high and low sales prices for Common Stock based upon a small number of transactions that were reported to the Company by a regional securities broker who facilitated the trading of the Common Stock during those periods.
The quotations for these periods reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not reflect actual transactions in the Company's Common Stock.



								 Dividends
					 High         Low        per Share
					______       ______      _________

Period 1996
	  10/17/96-12/31/96             $58.00       $45.00        $1.20
	  10/01/96-10/16/96             $41.00       $41.00
	  3rd Quarter                   $40.00       $40.00
	  2nd Quarter                   $40.00       $37.00        $ .80
	  1st Quarter                   $39.00       $36.00

Fiscal 1995
	  4th Quarter                   $39.00       $36.00        $1.15
	  3rd Quarter                   $37.00       $34.00
	  2nd Quarter                   $36.00       $33.50        $ .75
	  1st Quarter                   $36.00       $34.00



	  On February 19, 1997, there were 539 shareholders of record of Britton & Koontz Capital Corporation Common Stock.


Britton and Koontz Capital Corporation and Subsidiary
Corporate Information
_____________________________________________________


Annual Meeting/ Principal Office:
     3:30 P.M., Thursday, April 10, 1997
     Britton & Koontz First National Bank
     500 Main Street
     Natchez, Mississippi 39120

Transfer Agent and Registrar:
     American Stock Transfer & Trust
     40 Wall Street
     New York, New York 10005
     718-921-8200

Independent Auditors:
     May & Company
     110 Monument Place
     P.O. Box 821568
     Vicksburg, Mississippi 39182

For Additional Information Contact:
     Bazile R. Lanneau, Jr.
     Chief Financial Officer
     601-445-5576
     e-mail: corporate@bkbank.com

For copies of the Annual Report on Form 10-K or Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, Contact:

     Bazile R. Lanneau, Jr.
     Chief Financial Officer
     500 Main Street
     P.O. Box 1407
     Natchez, Mississippi 39121
     601-445-5576
     e-mail: corporate@bkbank.com

Questions regarding stock holdings, certificates, replacement, dividends, and address changes should be addressed to:

     American Stock Transfer & Trust
     40 Wall Street
     New York, New York 10005
     715-921-8200

Britton and Koontz Capital Corporation and Subsidiary
Directors and Executive Officers
_____________________________________________________


W. W. Allen, Jr.
President
Allen Petroleum Services, Inc.

Craig A. Bradford, D.M.D.
Pediatric Dentist

James J. Cole
Executive Vice-President
Britton & Koontz First National Bank

Wilton R. Dale
Petroleum Geologist
Co-Owner, Dale Exploration Company

W. J. Feltus, III
President
Feltus Brothers, Ltd.
Chairman
Britton & Koontz Capital Corporation
Britton & Koontz First National Bank

A. J. Ferguson
Consulting Geologist
Owner, Mini-Storage Rentals

Charles W. Herold, Jr.
President
Herold & Miller, Inc.

C. H. Kaiser, Jr.
Partner
Jordan, Kaiser & Sessions, Engineering
Vice-Chairman
Britton & Koontz Capital Corporation
Britton & Koontz First National Bank

Donald Killelea. M.D.
Pediatrician

Bazile R. Lanneau
Life Insurance

Bazile R. Lanneau, Jr.
Vice-President, Assistant Secretary,
Treasurer & Chief Financial Officer
Britton & Koontz Capital Corporation and
Executive Vice-President & Trust Officer
Britton & Koontz First National Bank

Albert W. Metcalfe
President
Jordan Auto Company, Inc.
Secretary
Britton & Koontz Capital Corporation
Britton & Koontz First National Bank

W. Page Ogden
President & Chief Executive Officer
Britton & Koontz Capital Corporation and
Brittton & Koontz First National Bank

Bethany L. Overton
President
Oilwell Acquisition Company, Inc.

Robert R. Punches
Partner
Gwin, Lewis & Punches, Attorneys