Form 10KSB, Exhibit 13
period 1997-12-31
BRITTON & KOONTZ CAPITAL CORP
filed 1998-03-30
CIK 707604

EXHIBIT 13

                      ANNUAL REPORT TO SHAREHOLDERS

                               EXHIBIT 13

                      Annual Report to Shareholders



Britton & Koontz Capital Corporation and Subsidiary
Message to Shareholders

The financial results for 1997 were among the best ever for the Corporation. Net after-tax earnings were $2,397,560. Cash dividends amounted to $989,556, a payout of 41%. Earnings per share rose to $1.36 from $1.15. Returns on average equity and assets were 13.67% and 1.53% respectively. Equity capital at year-end stood at $17,981,744, or 11.1% of assets.

The strong earnings reflected significant growth of the bank in several key areas. For example, loans increased over 11% and demand deposits jumped over 25%. Our increase in loans occurred across the board with commercial, mortgage, and installment loans increasing. Clearly, the bank is growing and helping our community to grow.

As in lending, our bank has consistently shown leadership in the area of technology. We are unique among community banks in providing Internet access for our community. In 1997 we added to our electronic services by launching Internet-based electronic banking, which allows customers to access their account information daily and to see images of cleared checks. The community is responding strongly to these novel product offerings, and the bank has been spotlighted for its innovation in a number of banking industry publications. At B&K we believe good service means friendly person-to-person delivery and up-to-date banking services.

Late in 1996, the Corporation's stock was listed under the symbol BKBK in the Nasdaq SmallCap Market. During 1997, the listing significantly increased the exposure and corresponding liquidity of the stock. During the year 154,479 shares were traded. At the beginning of the year the price was at $14 and it closed out at $22 per share. In the spring, we completed a 4:1 stock split. The public markets were very favorable for bank stocks throughout the year. We are gratified to know that our shareholders participated in such a bull market.

A number of immediate challenges face us. Chief among them will be dealing with a flat yield curve, which has the effect of narrowing the bank's net interest margin. There is also the possibility of economic difficulties from Asian markets filtering down to local economies. We remain vigilant with regard to these matters and dedicated to keeping your bank vibrant and growing. You can be pleased with the board and employees for their hard work. As always, we appreciate your continued interest and support.


Yours truly,



/s/ W. J. Feltus III                                    /s/ W. Page Ogden
_____________________                                   _________________
Chairman of the Board                                   President & CEO

	      BRITTON & KOONTZ CAPITAL CORPORATION
			 AND SUBSIDIARY

		Consolidated Financial Statements

	     Years Ended December 31, 1997 and 1996



			      with

		  Independent Auditor's Report








	 BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
		  CONSOLIDATED FINANCIAL STATEMENTS
	       YEARS ENDED DECEMBER 31, 1997 AND 1996


			  TABLE OF CONTENTS

							      Page
							      Number

INDEPENDENT AUDITOR'S REPORT                                   1

FINANCIAL STATEMENTS                                           2

 Consolidated Statements of Financial Condition               3-4

 Consolidated Statements of Income                            5-6

 Consolidated Statements of Changes in Stockholders' Equity    7

 Consolidated Statements of Cash Flows                        8-9

 Notes to the Consolidated Financial Statements              10-39

		  INDEPENDENT AUDITOR'S REPORT




To the Board of Directors and Stockholders
Britton & Koontz Capital Corporation and Subsidiary


We have audited the accompanying consolidated statements of financial condition of Britton & Koontz Capital Corporation and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Britton & Koontz Capital Corporation and Subsidiary at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.





Vicksburg, Mississippi
January 14, 1998



		      FINANCIAL STATEMENTS




       BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
	 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
		   DECEMBER 31, 1997 AND 1996


			     ASSETS

							      1997              1996
                                                         ____________      ____________
ASSETS:
 Cash and due from banks:
   Non-interest bearing                                  $  5,807,501      $  4,656,684
   Interest bearing                                           123,283           449,801
							 ____________      ____________
       Total cash and due from banks                        5,930,784         5,106,485
 Federal funds sold                                                 -           700,000
 Investment securities:
   Held-to-maturity (market value of $39,371,180 and
     $43,595,368, respectively)                            38,727,543        43,412,008
   Available for sale (amortized cost of $3,969,053
     and $-0-, respectively)                                4,031,005                 -
   Equity securities                                        1,197,850         1,197,650
 Loans, less unearned income of $246,813 in 1997 and
   $252,625 in 1996, and allowance for loan losses of
   $676,745 in 1997 and $622,975 in 1996                  106,156,237        95,322,179
 Bank premises and equipment, net                           3,947,207         3,674,397
 Other real estate, net                                        74,038            78,928
 Accrued interest receivable                                1,233,181         1,058,111
 Cash surrender value of life insurance                       679,925           634,930
 Other assets                                                 152,360           117,974
							 ____________      ____________
TOTAL ASSETS                                             $162,130,130      $151,302,662
							 ============      ============




See accompanying notes to the consolidated financial statements.




		 LIABILITIES AND STOCKHOLDERS' EQUITY

							      1997             1996
LIABILITIES:                                             ____________      ____________
 Deposits:
   Non-interest bearing                                  $ 20,568,295      $ 16,065,133
   Interest bearing                                       112,068,906       110,375,292
							 ____________      ____________
       Total deposits                                     132,637,201       126,440,425
 Federal Home Loan Bank advances                            3,000,000         2,000,000
 Federal funds purchased                                    1,650,000                 -
 Securities sold under repurchase agreements                2,133,977         1,664,139
 Accrued interest payable                                     956,016           839,461
 Negative goodwill, net of accumulated amortization
   of $1,833,810 in 1997 and $1,543,680 in 1996             1,226,612         1,516,742
 Advances from borrowers for taxes and insurance              370,228           367,734
 Accrued taxes and other liabilities                        2,174,352         1,952,779
							 ____________      ____________
       Total liabilities                                  144,148,386       134,781,280
							 ____________      ____________
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
 Common stock, $2.50 (1997) and $10.00 (1996)
   par value per share; 12,000,000 (1997) and
   3,000,000 (1996) shares authorized;
   1,767,064 (1997) and 441,072 (1996) shares
   issued and outstanding                                   4,417,660         4,410,720
 Additional paid-in capital                                 3,414,927         3,395,617
 Retained earnings                                         10,110,313         8,715,045
 Unrealized gains on securities available-for-sale, net
   of applicable deferred income taxes                         38,844                 -
							 ____________      ____________
       Total stockholders' equity                          17,981,744        16,521,382
							 ____________      ____________
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $162,130,130      $151,302,662
							 ============      ============



	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
		   CONSOLIDATED STATEMENTS OF INCOME
		YEARS ENDED DECEMBER 31, 1997 AND 1996


						1997         1996
					    ___________  ___________
INTEREST INCOME:
 Interest and fees on loans                 $ 8,990,804  $ 8,172,215
 Interest on investment securities:
   Taxable interest income                    2,997,906    3,194,276
   Exempt from federal income taxes              85,912       77,365
 Interest on federal funds sold                  47,501       67,586
					    ___________  ___________
     Total interest income                   12,122,123   11,511,442
					    ___________  ___________
INTEREST EXPENSE:
 Interest on deposits                         5,011,690    4,980,904
 Interest on federal funds purchased             69,596       38,063
 Interest on securities sold under
   repurchase agreements                        152,386      138,185
					    ___________  ___________
     Total interest expense                   5,233,672    5,157,152
					    ___________  ___________
NET INTEREST INCOME                           6,888,451    6,354,290

PROVISION FOR LOAN LOSSES                       160,000       50,000

NET INTEREST INCOME AFTER PROVISION         ___________  ___________
 FOR LOAN LOSSES                              6,728,451    6,304,290

OTHER INCOME:
 Service charges on deposit accounts            669,619      646,521
 Income from fiduciary activities                58,721       57,181
 Insurance premiums and commissions              34,320       45,057
 Other real estate income                         5,511        6,339
 Amortization of negative goodwill              290,130      347,650
 Other                                          386,818      274,418
					    ___________  ___________
     Total other income                       1,445,119    1,377,166
					    ___________  ___________






Continued



	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
	     CONSOLIDATED STATEMENTS OF INCOME - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


						1997         1996

					    ___________  ___________
OTHER EXPENSES:
 Salaries                                     2,144,159    2,009,480
 Director fees                                  112,205      137,400
 Employee benefits                              357,449      296,174
 Net occupancy expense                          358,675      360,388
 Equipment expense                              493,172      494,151
 FDIC assessment                                 36,902      345,229
 Stationery and supplies                        108,975      116,468
 Loss on sale of other real estate                    -        7,086
 Other                                          954,338    1,022,181
					    ___________  ___________
     Total other expenses                     4,565,875    4,788,557
					    ___________  ___________
INCOME BEFORE INCOME TAX EXPENSE              3,607,695    2,892,899

INCOME TAX EXPENSE                            1,210,135      860,610
					    ___________  ___________
NET INCOME                                  $ 2,397,560  $ 2,032,289
					    ===========  ===========
EARNINGS PER SHARE DATA:

 Basic earnings per share                   $      1.36  $      1.15
					    ===========  ===========
 Diluted earnings per share                 $      1.36  $      1.15
					    ===========  ===========



See accompanying notes to the consolidated financial statements.



	   BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
       CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
		 YEARS ENDED DECEMBER 31, 1997 AND 1996




								Additional
					 Common Stock            Paid-In         Retained
				      Shares     Amount          Capital         Earnings         Other           Total
				    ________  ____________     ____________     ____________     _______      ____________

BALANCE, December 31, 1995           441,072  $  4,410,720     $  3,395,617     $  7,564,900     $     -      $ 15,371,237

 Net income                                -             -                -        2,032,289           -         2,032,289
 Cash dividends declared
   ($2.00 per share)                       -             -                -         (882,144)          -          (882,144)
				    ________  ____________     ____________     ____________     _______      ____________
BALANCE, December 31, 1996           441,072     4,410,720        3,395,617        8,715,045           -        16,521,382

 Net income                                -             -                -        2,397,560           -         2,397,560
 Cash dividends declared
   ($.56 per share)                        -             -                -         (989,556)          -          (989,556)
 New shares issued                     2,776         6,940           19,310          (12,736)          -            13,514
 Net change in unrealized gain
   on securities available for
   sale, net of taxes of $23,108           -             -                -                -      38,844            38,844
 Four-for-one stock split          1,323,216             -                -                -           -                 -
				   _________  ____________     ____________     ____________     _______      ____________
BALANCE, December 31, 1997         1,767,064  $  4,417,660     $  3,414,927     $ 10,110,313     $38,844      $ 17,981,744
				   =========  ============     ============     ============     =======      ============




See accompanying notes to the consolidated financial statements.


	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
		 CONSOLIDATED STATEMENTS OF CASH FLOWS
		YEARS ENDED DECEMBER 31, 1997 AND 1996


								    1997          1996
							       ____________  ____________
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                    $  2,397,560  $  2,032,289
 Adjustments to reconcile net income to
   net cash provided by operating activities:
     Deferred taxes                                                 (36,014)     (134,841)
     Provision for loan losses                                      160,000        50,000
     Provision for depreciation                                     381,616       315,167
     Gain on sale of mortgage loans                                  (9,589)       (5,340)
     Loss on sale of other real estate                                    -         7,086
     Stock dividends received                                       (56,200)      (56,100)
     Amortization (accretion) of investment
	security premiums (discounts), net                          (58,799)       77,530
     Amortization of valuation adjustment on acquired loans          71,160       111,410
     Amortization of valuation adjustment on acquired deposits      (10,510)      (68,760)
     Amortization of negative goodwill                             (290,130)     (347,650)
 (Increase) decrease in accrued interest receivable                (175,070)       79,226
 Increase in cash surrender value of life insurance                 (44,995)      (35,284)
 Increase in other assets                                           (34,386)      (40,529)
 Increase in accrued interest payable                               116,555        22,342
 Increase in accrued taxes and other liabilities                    234,479        24,895
							       ____________  ____________
       Net cash provided by operating activities                  2,645,677     2,031,441
							       ____________  ____________
CASH FLOWS FROM INVESTING ACTIVITIES:
 Decrease in federal funds sold                                     700,000       750,000
 Proceeds from maturities and paydowns
   of investment securities                                      11,181,192    11,321,271
 Redemption of securities                                            56,000        57,400
 Purchases of investment securities                             (10,406,981)   (8,016,529)
 Net increase in loans                                          (11,050,739)   (3,595,775)
 Purchases of premises and equipment                               (654,426)     (419,978)
 Proceeds from sale of other real estate                                  -       289,014
							       ____________  ____________
       Net cash provided by (used in) investing activities      (10,174,954)      385,403
							       ____________  ____________


Continued



	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
	   CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996

								    1997           1996
							       ____________  ____________
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in demand deposits                                  6,762,054        40,239
 Net decrease in time deposits                                     (554,768)   (2,098,294)
 Increase in Federal Home Loan Bank advances                      1,000,000     2,000,000
 Increase in federal funds purchased                              1,650,000             -
 Net increase (decrease) in securities sold under
   repurchase agreements                                            469,838    (1,058,743)
 Increase (decrease) in advances
   from borrowers for taxes and insurance                             2,494       (13,910)
 Cash dividends paid                                               (989,556)     (882,144)
 Proceeds from the sale of common stock, net                         13,514             -
							       ____________  ____________
       Net cash provided by (used in) financing activities        8,353,576    (2,012,852)
							       ____________  ____________

NET INCREASE IN CASH AND DUE FROM BANKS                             824,299       403,992

CASH AND DUE FROM BANKS AT
 BEGINNING OF YEAR                                                5,106,485     4,702,493

CASH AND DUE FROM BANKS AT                                     ____________  ____________
 END OF YEAR                                                   $  5,930,784  $  5,106,485
							       ============  ============

SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
   Transfer of loans foreclosed to other real estate           $     19,038  $    116,492
							       ============  ============

   Transfer of other real estate to loans                      $    (23,928) $          -
							       ============  ============
   Total increase in unrealized gains on
     securities available-for-sale                             $     61,952  $          -
							       ============  ============
   Deferred income taxes on unrealized gains on
     securities available-for-sale                             $    (23,108) $          -
							       ============  ============


See accompanying notes to the consolidated financial statements.




	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
	    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

	Principles of Consolidation

	The consolidated financial statements include the accounts of Britton & Koontz Capital Corporation and its wholly-owned subsidiary, Britton & Koontz First National Bank ("the Bank"). All material intercompany profits, balances and transactions have been eliminated.

	Nature of Operations

	The Company operates under a national bank charter and provides full banking services, including trust services. The primary area served by the Company is the southwest region of Mississippi and services are provided at three locations in Natchez, Mississippi.

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

	While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially.


Continued

	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

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

Continued

	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

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


Continued

	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

	Other Real Estate - Continued

	Changes in the reserve for other real estate are as follows:

						    1997          1996
						 _________     _________
	Balance at January 1                     $       -     $  11,658
	Losses charged against the reserve               -       (11,658)
						 _________     _________
	Balance at December 31                   $       -     $       -
						 =========     =========

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




Continued

	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

	Income Taxes - Continued

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

	The Company and its wholly-owned subsidiary file a consolidated federal income tax return. Consolidated income tax expense is allocated on the basis of each company's income adjusted for permanent differences.

	Earnings Per Share

	Basic earnings per share is the income available to the weighted average number of shares of common stock outstanding for each period presented. All per share amounts reflect the effects of the 1997 four-for-one stock split. All shares held by the Employee Stock Ownership Plan (ESOP) are treated as outstanding in computing the earnings per share. Stock options are used in the calculation of diluted earnings per share if they are dilutive (i.e., the average market price exceeds the exercise price). The following table reconciles the basic and diluted earnings per share amounts:


					       Income          Shares           Per Share
					     (Numerator)     (Denominator)       Amount
					     ___________     _____________      _________
	Basic earnings per share:
	 Income available to common
	   shareholders                      $ 2,397,560        1,766,007       $    1.36
	Diluted earnings per share:                                             =========
	 Options                                       -            1,101
					     ___________     ____________
	Income available to common
	 shareholders assuming conversion    $ 2,397,560        1,767,108       $    1.36
	$1.36                                ===========     ============       =========

	Options to purchase 30,000 share of common stock at $19.94 per share were granted on November 18, 1997. These options were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares. The options, which expire on November 18, 2007, were still outstanding at December 31, 1997.



Continued



	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED


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

	The Company paid income taxes of $1,019,185 in 1997 and $931,744 in 1996. Interest paid on deposit liabilities and other borrowings was $5,117,117 in 1997 and $5,134,810 in 1996.

	Recent Accounting Pronouncements

	In June 1997, the Financial Accounting Standards Board issued
	SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes new standards for reporting comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997. The Company does not expect the adoption of SFAS No. 130 to have a material effect on its financial statements.







Continued



	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

	Recent Accounting Pronouncements - Continued

	In June 1997, the Financial Accounting Standards Board also issued SFAS No. 131, Disclosures About Segments of an
	Enterprise and Related Information. SFAS No. 131 establishes new standards for the way public business enterprises report information about operating segments in financial statements.
	This statement is effective for fiscal years beginning after December 15, 1997. The Company does not expect the adoption of SFAS No. 131 to have a material effect on its financial statements.

	Advertising Costs

	Advertising and marketing costs are recorded as expenses in the year in which they are incurred. Advertising and marketing costs charged to operations during 1997 and 1996 were $83,155 and $73,995, respectively.

	Stock Split

	During 1997, the Company effected a four-for-one stock split.
	To effect the split, the Company's authorized shares increased from 3,000,000 to 12,000,000, and issued and outstanding shares increased from 441,072 to 1,764,288.

	Negative Goodwill

	During 1993, the Company purchased Natchez First Federal
	Savings Bank in a business combination accounted for as a purchase. The combination created negative goodwill of $3,060,422. This amount is being amortized into income over the life of the acquired, long-term, interest-bearing assets which is approximately fifteen years.

	Reclassifications

	Certain 1996 amounts have been reclassified to conform with the 1997 presentation.



Continued



	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE B. INVESTMENT SECURITIES

	The amortized cost and approximate market value of investment securities classified as held-to-maturity at December 31, 1997, are summarized as follows:

								 Gross          Gross      Approximate
						   Amortized   Unrealized     Unrealized      Market
						      Cost       Gains         Losses         Value
						 ___________   __________     __________   ___________

	U. S. Treasury obligations               $ 1,997,265   $    6,914     $        -   $ 2,004,179
	Obligations of other U. S.
	  Government agencies and
	  corporations                            34,528,790      704,558       (177,415)   35,055,933
	Obligations of states and
	  political subdivisions                   1,123,872       44,740              -     1,168,612
	Privately issued collateralized
	  mortgage obligations                     1,077,616       64,840              -     1,142,456
						 ___________   __________     __________   ___________

						 $38,727,543   $  821,052     $ (177,415)  $39,371,180
						 ===========   ==========     ==========   ===========



	The amortized cost and approximate market value of investment securities classified as available-for-sale at December 31, 1997, are summarized as follows:

								 Gross          Gross      Approximate
						   Amortized   Unrealized     Unrealized      Market
						      Cost       Gains         Losses         Value
						 ___________   __________     __________   ___________

	U. S. Treasury obligations               $ 3,969,053   $   61,952     $        -   $ 4,031,005
						 ___________   __________     __________   ___________

						 $ 3,969,053   $   61,952     $        -   $ 4,031,005
						 ===========   ==========     ==========   ===========




	The amortized cost and approximate market value of investment securities classified as held-to-maturity at December 31, 1996, are summarized as follows:

								 Gross          Gross      Approximate
						   Amortized   Unrealized     Unrealized      Market
						      Cost       Gains         Losses         Value
						 ___________   __________     __________   ___________

	U. S. Treasury obligations               $ 6,509,679   $   18,648     $   (6,327)  $ 6,522,000
	Obligations of other U. S.
	  Government agencies and
	  corporations                            34,693,508      464,846       (389,459)   34,768,895
	Obligations of states and
	  political subdivisions                     778,155       28,204              -       806,359
	Privately issued collateralized
	  mortgage obligations                     1,430,666       67,461            (13)    1,498,114
						 ___________   __________     __________   ___________

						 $43,412,008   $  579,159     $ (395,799)  $43,595,368
						 ===========   ==========     ==========   ===========



	Proceeds from maturities of investment securities held-to-maturity were $4,530,000 and $3,000,000 during 1997 and 1996,
	respectively. The Bank purchased $6,449,168 and $8,016,529 of investment securities held-to-maturity and received $6,651,192 and $8,321,271 from principal paydowns during 1997 and 1996, respectively. The Bank also purchased $3,957,813 of investment securities available for sale during 1997. There were no available-for-sale securities during 1996.

	Equity securities include the Bank's investment in the Federal Home Loan Bank and the Federal Reserve Bank. The Bank acquired $56,200 and $56,100 of additional stock in the Federal Home Loan Bank and no additional stock in the Federal Reserve Bank during 1997 and 1996, respectively. The Bank subsequently redeemed $56,000 and $57,400 of stock in the Federal Home Loan Bank during 1997 and 1996, respectively. This stock is considered a restricted stock as only banks which are members of these organizations may acquire or redeem the stock. The stock is redeemable at its face value; therefore, there are no gross unrealized gains or gross unrealized losses associated with these investments.

Continued

	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE B. INVESTMENT SECURITIES - CONTINUED

	Investment securities carried at approximately $19,040,000 (approximate market value $19,289,000) at December 31, 1997, and approximately $16,900,000 (approximate market value $16,821,000) at December 31, 1996, were pledged to collateralize public deposits, and for other purposes as required by law or agreement.

	The amortized cost and approximate market value of investment debt securities at December 31, 1997, by contractual maturity (including mortgage-backed securities), are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

						Securities held-to-maturity
						___________________________
								Approximate
						Amortized          Market
						   Cost            Value
						___________     ___________
	Due in one year or less                 $ 2,597,062     $ 2,589,926
	Due after one year through five years     1,421,895       1,434,943
	Due after five years through ten years   10,530,913      10,512,017
	Due after ten years                      24,177,673      24,834,294
						___________     ___________
						$38,727,543     $39,371,180
						===========     ===========

						Securities available-for-sale
						_____________________________
								Approximate
						Amortized          Market
						   Cost            Value
						___________     ____________
	Due in one year or less                 $         -     $          -
	Due after one year through five years     3,969,053        4,031,005
	Due after five years through ten years            -                -
	Due after ten years                               -                -
						___________     ____________
					       $  3,969,053     $  4,031,005
					       ============     ============
Continued

	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE C. SALES-TYPE LEASE INVESTMENT

	During 1994, the Bank entered into a sales-type lease agreement with the City of Natchez. In this agreement, the Bank sold the City certain land and buildings included in other real estate and certain land, buildings and improvements included in bank premises and equipment for a contract price of $830,000. The City agreed to make annual lease payments and semi-annual interest payments. The interest will accrue at 6.25 percent per year. The Bank will retain title to the property until the end of the lease. Upon receipt of the final lease payment in May 2004, the title will pass to the City of Natchez. The obligation of the City to the Bank is evidenced by a series of Certificates of Participation. Each Certificate represents an annual principal payment. The Certificates do not represent a legal obligation of the City and are contingent and expressly limited to the extent of any specific, annual appropriation made by the City to fund the lease. The Bank currently carries these Certificates in its investment portfolio as held-to-maturity.

	The following is a summary of the components of the Bank's net investment in sales-type leases at December 31, 1997:

	Total minimum lease payments to be received        $  730,781
	Portion of payments representing interest            (175,781)
							   __________
	Net investment                                     $  555,000
							   ==========

	Minimum lease payments to be received as of December 31, 1997, for each of the next five years are:

		  1998                    $   75,000
		  1999                             -
		  2000                        85,000
		  2001                        90,000
		  2002                        95,000
		  Thereafter                 210,000
					  __________
					  $  555,000
					  ==========





Continued

	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE D. LOANS

	The Bank's loan portfolio at December 31, 1997 and 1996, consists of the following:

						       1997          1996
						_____________  _____________
	Commercial, financial and agricultural  $  20,869,265  $  17,453,750
	Real estate - construction                  1,252,872        827,314
	Real estate - mortgage                     70,672,806     64,831,842
	Installment                                14,202,884     12,923,032
	Overdrafts                                     81,968        161,841
						_____________  _____________
	Total loans                             $ 107,079,795  $  96,197,779
						=============  =============

	Loans on which accrual of interest has been discontinued or reduced amount to approximately $29,000 and $235,000 at December 31, 1997 and 1996, respectively. If interest on such loans had been accrued, the income would have approximated $420 and $48,000 in 1997 and 1996, respectively.

	In the ordinary course of business, the Bank makes loans to its executive officers, principal stockholders, directors and to companies in which these borrowers are principal owners. Loans outstanding to such borrowers (including companies in which they are principal owners) amounted to $1,641,355 and $1,387,135 at December 31, 1997 and 1996, respectively. These loans were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

	Changes in these loans are as follows:

	Balance at January 1, 1997                        $  1,387,135
	  New loans                                            814,193
	  Repayments                                          (559,973)
							  ____________
	Balance at December 31, 1997                      $  1,641,355
							  ============





Continued

	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE E. ALLOWANCE FOR LOAN LOSSES

	Changes in the allowance for loan losses are as follows:

						   1997        1996
						_________  _________
	Balance at January 1                    $ 622,975  $ 723,641
						_________  _________
	  Credits charged off                    (133,764)  (169,572)
	  Recoveries                               27,534     18,906
						_________  _________
	  Net credits charged off                (106,230)  (150,666)
						_________  _________
	  Provision for loan losses               160,000     50,000
						_________  _________
	Balance at December 31                  $ 676,745  $ 622,975
						=========  =========

NOTE F. LOAN SERVICING

	Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans are summarized as follows:




								  1997          1996
							      ___________    ___________
	Mortgage loans serviced for:
	  Federal National Mortgage Association (FNMA)        $ 6,338,432    $ 7,832,038
							      ===========    ===========

	Custodial escrow balances maintained in connection with the foregoing loan servicing and included in advances from borrowers for taxes and insurance in the accompanying consolidated statements of financial condition were $73,889 and $ 85,639 at December 31, 1997 and 1996, respectively.


Continued


	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE G. BANK PREMISES AND EQUIPMENT

	A summary of Bank premises and equipment is as follows:

						  1997           1996
					       ___________    ___________
	Land                                   $   442,675    $   442,675
	Buildings                                3,719,251      3,719,250
	Furniture and equipment                  3,192,804      2,538,379
						 7,354,730      6,700,304
	Less accumulated depreciation            3,407,523      3,025,907
					       ___________    ___________
	Bank premises and equipment, net       $ 3,947,207    $ 3,674,397
					       ===========    ===========

NOTE H. TRUST DEPARTMENT ASSETS

	Property (other than cash deposits) held by the Bank in fiduciary or agency capacities for its customers is not included in the accompanying consolidated statements of financial condition as such items are not assets of the Bank. Trust fees are reported on the cash basis. The difference between cash basis and the accrual basis is immaterial.

NOTE I. DEPOSITS

	Maturities of certificates of deposit of $100,000 or more outstanding at December 31, 1997 and 1996, are summarized as follows:

						  1997           1996
					      ____________   ____________
	Time remaining until maturity:
	  Three months or less                $  5,053,918   $  5,887,275
	  Over three through six months          7,329,803      6,962,831
	  Over six through twelve months         2,566,144      3,015,962
	  Over twelve months                     5,456,053      2,138,026
					      ____________   ____________
					      $ 20,405,918   $ 18,004,094
					      ============   ============

Continued

	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE I. DEPOSITS - CONTINUED

	Approximate scheduled maturities of certificates of deposits for each of the next five years are:

		    1998                      $ 54,124,000
		    1999                         8,016,000
		    2000                         3,932,000
		    2001                         3,081,000
		    2002                         4,475,000
		    Thereafter                      21,000
					      ____________
					      $ 73,649,000
					      ============

	Deposits at December 31, 1997 and 1996, consisted of the following:

						    1997          1996
					       ____________   ____________
	Non-interest bearing demand deposits   $ 20,568,295   $ 16,065,133
	NOW accounts                             19,792,486     17,798,875
	Money market deposit accounts             7,933,842      7,854,890
	Savings accounts                         10,693,390     10,496,551
	Certificates of deposit                  73,649,188     74,224,976
					       ____________   ____________
					       $132,637,201   $126,440,425
					       ============   ============

NOTE J. FEDERAL HOME LOAN BANK ADVANCES

	During 1997, the Bank received advances from and remitted payments to the Federal Home Loan Bank. On December 23, 1997, the Bank received a $3,000,000 advance which remained outstanding at December 31, 1997. This advance accrues interest at an annual rate of 5.87 percent and matures on January 20, 1998. The advance is collateralized by a portion of the Bank's one to four family residential mortgage portfolio in accordance with the Advance Security and Collateral Agreement with the Federal Home Loan Bank.


Continued

	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE K. EMPLOYEE BENEFIT PLANS

	The Bank has an employee stock ownership plan which is designed to invest primarily in employer stock. Essentially, all employees of the Britton & Koontz Capital Corporation and its wholly-owned subsidiary are covered under this plan, with employees becoming fully vested in their benefits after seven years of participation. Employer contributions are determined by the Board of Directors each year and are allocated among participants on the basis of their total annual compensation. Dividends on the Company stock owned by the plan are recorded as a reduction of retained earnings. Operating expenses include contributions to the plan of $40,000 in 1997 and $120,000 in 1996. This plan owned 213,070 and 214,336
	(assuming stock split) shares of Britton & Koontz Capital Corporation stock, as of December 31, 1997 and 1996, respectively, at an overall cost to the plan of $4.79 and $4.16 per share (assuming stock split).

	Employees with one or more years of service are eligible to participate in a 401(k) plan established by the Company effective January 1, 1997. Under this plan, employees may contribute up to 12% of their yearly salary, not to exceed $7,000. These contributions are immediately 100% vested. Employer contributions are vested 20% after three years of service and an additional 20% for each additional year of service, fully vested after seven years of service. Employer contributions to the plan are made at the discretion of the Board of Directors and aggregated $80,000 for the year ended December 31, 1997.

	During 1996, the Company adopted a long-term incentive plan in which all employees of the Company and the Bank are eligible to participate. The plan provides for discretionary grants of various incentives including stock options; shares of common stock subject to restrictions on transfer, forfeitability provisions or other limitations; and shares of common stock, the issuance and delivery of which may be subject to the attainment of specified performance objectives. A maximum of 160,000 shares of common stock is available for grant under the plan, subject to adjustment on account of stock dividends or stock splits, recapitalizations, mergers, consolidations or other corporate reorganizations. The plan is administered by a committee of at least two non-employee directors as appointed by the full Board of Directors. At December 31, 1997, options to purchase 30,000 shares had been granted as part of this plan. These options


Continued

	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE K. EMPLOYEE BENEFIT PLANS - CONTINUED

	are exercisable in installments beginning six months after the date of grant and become fully exercisable nine and one-half years after the date of grant. All options expire 10 years from the date of grant. As of December 31, 1997 and 1996, there were no exercisable options. The summary of stock option activity is shown below:



									      Weighted
								Options        Average
							      Outstanding   Exercise Price
							      ___________   ______________
	January 1, 1996 (assuming stock split)                   24,000       $  6.50
	  Purchase of option rights (assuming stock split)      (24,000)      $  3.50
							      ___________

	December 31, 1996                                             -       $     -
	  Options granted                                        36,000       $  18.20
	  Stock options exercised                                 6,000       $   9.50
							      ___________
	December 31, 1997                                        30,000       $  19.94
							      ___________


	The following table summarizes information about stock options outstanding at December 31, 1997:

	  Exercise Price    Options Outstanding     Remaining Contractual Life
	  ______________    ___________________     __________________________
	     $19.94              30,000                     9.9 years

	During fiscal 1997, the Company adopted SFAS No 123, Accounting for Stock-Based Compensation, which requires companies to estimate the fair value for stock options on date of grant.
	Under SFAS No. 123, the Company is required to record the estimated fair value of stock options issued as compensation expense in its income statements over the related service periods or, alternatively, continue to apply accounting methodologies as prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to
	Employees, and disclose the pro forma effects of the estimated fair value of stock options issued in the accompanying footnotes to its financial statements. The determination of fair value is only required for stock options issued beginning in 1996. In adopting SFAS No. 123, the Company decided to continue to follow the accounting methodologies as prescribed by APB Opinion No. 25.


	The pro forma effects of the total compensation expense that would have been recognized under SFAS No. 123 are as follows:


							   1997
							___________
	    Net income, as reported                     $ 2,397,560
	    Pro forma net income                        $ 2,393,716
	    Basic earnings per share, as reported       $      1.36
	    Pro forma basic earnings per share          $      1.36
	    Diluted earnings per share                  $      1.36
	    Pro forma diluted earnings per share        $      1.35


	In adopting SFAS No. 123, the Company utilized the Black-
	Scholes Option Pricing Model to estimate the fair value of stock options granted using the following weighted average assumptions:

							 1997
						     ___________
	    Expected dividend yield                        2.94%
	    Expected option life                      7.25 years
	    Expected volatility                           25.00%
	    Risk-free interest rates                       5.85%


	Based on the results of the model, the fair value of the stock options issued on the date of grant are $5.57 per share for the 30,000 shares granted in 1997.


Continued

	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE K. EMPLOYEE BENEFIT PLANS - CONTINUED


	During 1994, the Bank entered into a nonqualified salary continuation plan with its executive officers. These officers will be entitled to agreed-upon benefits which will begin vesting when each participant reaches the age of fifty-five. The vested percentage will increase annually through the age of sixty-five when the officers will be fully vested. Payment of any benefits is contingent upon the officers' continued employment with the Bank through the age of fifty-five. The projected benefit to each officer at age sixty-five is allocated through a present value calculation to each year from inception of the plan through age sixty-five. The Plan also includes a change of control benefit for these officers. If any or all of the covered executives are terminated from employment within 36 months of a sale or acquisition of the Bank, the executive(s) may elect from the acquirer to receive fully vested income benefits as stated above, or to receive an agreed-upon lump-sum distribution, which would total $640,000 if all covered executives selected this option. The financial statements for the years ended December 31, 1997 and 1996, respectively, include $28,230 and $26,062 of expense related to this plan.

	In addition to other benefits, the Company provides medical insurance to its employees and makes medical insurance available to its employees' families. The Company self-insures up to $15,000 per person per year with a total annual maximum of $118,588 for all covered employees. Claims exceeding these annual limits are covered by traditional insurance contracts.

NOTE L. LEASES

	The Company had no material lease obligations or similar commitments at December 31, 1997 or 1996. All leases are of the normal cancelable operating type and generally short-term in nature and not susceptible to capitalization for financial accounting reporting purposes. Rent expense charged to income was $4,915 and $7,277 in 1997 and 1996, respectively.

NOTE M. INCOME TAX PROVISION

	The provision for income taxes included in the consolidated statements of income is as follows:

					   1997             1996
				       ___________      __________
	Current                        $ 1,246,149      $  995,451
	Deferred                           (36,014)       (134,841)
				       ___________      __________
				       $ 1,210,135      $  860,610
				       ===========      ==========

	Income taxes payable of $273,887 in 1997 and $47,954 in 1996 are included in accrued taxes and other liabilities.




Continued

	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE M. INCOME TAX PROVISION - CONTINUED

	Net deferred tax liabilities of $769,740 in 1997 and $782,646 in 1996, are included in accrued taxes and other liabilities. Amounts comprising deferred tax assets and liabilities are as follows:

						   1997     1996
						________  _________
	Deferred tax liability:
	  Bad debt recapture                    $ 61,549  $ 123,059
	  Insurance                               33,234     21,481
	  Discount accretion                       3,876      2,922
	  Depreciation                           548,715    512,623
	  Federal Home Loan Bank dividends       118,146    103,664
	  Purchase accounting                     50,178     78,430
	  Self-insured medical plan                5,616          -
	  Unrealized gain on
	   available-for-sale securities          23,108          -
						_________  _________
	Total gross deferred tax liability      $ 844,422  $ 842,179
						=========  =========

						   1997      1996
	Deferred tax asset:                     _________  _________
	  Bad debts                             $  42,543  $  22,486
	  Deferred compensation                    32,139     21,609
	  Self-insured medical plan                     -     15,438
						_________  _________
	Total gross deferred tax asset, net
	  of valuation allowance of $-0-        $  74,682  $  59,533
						=========  =========

	The temporary differences resulting in deferred income taxes and the tax effect of each are as follows:

							    1997       1996
							  ________   _________
	Accretion of discount                             $    954   $   1,218
	Depreciation                                        36,092      10,220
	FHLB stock dividend                                 14,482      11,148
	Provision for loan losses                          (81,567)    (29,654)
	Amortization of purchase accounting adjustments    (28,252)   (118,507)
	Valuation adjustment on other real estate                -       4,547
	Insurance                                           11,753      10,804
	Deferred compensation                              (10,530)     (9,179)
	Self-insured medical plan                           21,054     (15,438)
	Unrealized gain on available-for-sale securities    23,108           -
							  ________   _________
							  $(12,906)  $(134,841)
							  ========   =========



Continued

	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE M. INCOME TAX PROVISION - CONTINUED

	The provision for federal income taxes is less than that computed by applying the federal statutory rate of 34% in 1997 and 1996, as indicated in the following analysis:

						  1997           1996
						__________     _________
	Tax based on statutory rate             $1,226,616     $ 983,586
	State taxes                                149,494       114,738
	Effect of tax-exempt income                (31,789)      (32,276)
	Amortization of negative goodwill          (98,644)     (118,201)
	Officers' life insurance                     1,137         1,027
	Other                                      (36,679)      (88,264)
						__________     _________
						$1,210,135     $ 860,610
						==========     =========

	The income tax provision includes no amounts in 1997 and 1996, resulting from securities transactions.

NOTE N. SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

	At December 31, 1997 and 1996, the Bank had sold various investment securities with an agreement to repurchase these securities at various times within one year. The underlying securities are U.S. Government obligations and obligations of other U.S. Government agencies and corporations. These securities generally remain under the Bank's control and are included in investment securities and the related liability to repurchase these securities is included in securities sold under repurchase agreements. These securities have coupon rates ranging from 6.5% to 8.0% and maturity dates ranging from 2003 to 2013. The maximum amount of outstanding agreements at any month-end was $4,414,678 and $3,877,368 during 1997 and 1996, respectively. The monthly average amount of outstanding agreements was $2,852,426 and $2,554,047 during 1997 and 1996, respectively.


Continued

	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE O. REGULATORY MATTERS

	The primary sources of revenue of Britton & Koontz Capital Corporation are dividends from its subsidiary, Britton & Koontz First National Bank. On December 31, 1997, approximately $3,755,000 was available for future distribution by the Bank as dividends without prior approval of the banking regulatory agencies. However, such distribution would be subject to the requirements described in the following paragraphs.

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

	The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--- and possibly additional discretionary---actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

	The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.



Continued

	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE O. REGULATORY MATTERS - CONTINUED

	Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulation) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

	As of December 31, 1996, the most recent regulatory notification categorized the Bank as well capitalized under the regulatory capital framework. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

	The Bank's actual capital amounts and ratios are also presented in the table.


							     To Be Adequately       To Be Well
					     Actual            Capitalized          Capitalized
					_________________   _________________     _______________
					Amount     Ratio    Amount     Ratio      Amount    Ratio
					_______   _______   _______   _______     _______   ______
							  (amounts in thousands)

As of December 31, 1997
_______________________
Total Capital (to Risk-
 Weighted Assets)                       $17,920    18.52%    $ 7,741    8.00%     $ 9,676   10.00%
Tier I Capital (to Risk-
 Weighted Assets)                       $17,244    17.82%    $ 3,871    4.00%     $ 5,806    6.00%
Tier I Capital (to Average
 Assets)                                $17,244    10.82%    $ 6,375    4.00%     $ 7,969    5.00%


As of December 31, 1996
_______________________
Total Capital (to Risk-
 Weighted Assets)                       $16,489    18.73%    $ 7,043    8.00%     $ 8,804   10.00%
Tier I Capital (to Risk-
 Weighted Assets)                       $15,866    18.03%    $ 3,520    4.00%     $ 5,280    6.00%
Tier I Capital (to Average
 Assets)                                $15,866    10.52%    $ 6,033    4.00%     $ 7,541    5.00%




Continued


	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE P. COMMITMENTS AND CONTINGENCIES

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

	The Bank's maximum exposure to credit loss is represented by the contractual amount of the commitments to extend credit and letters of credit as follows:

						 1997         1996
					      ___________  ___________
	Commitments to extend credit          $15,756,588  $11,521,615

	Commercial letters of credit          $   820,336  $   646,995

	The Bank is required to maintain average reserves at the Federal Reserve Bank. This requirement approximated $275,000 at December 31, 1997 and 1996, respectively. The Bank is in compliance with this requirement.

	Britton & Koontz Capital Corporation and its wholly-owned subsidiary, Britton & Koontz First National Bank, are involved in certain litigation incurred in the normal course of business. In the opinion of management and legal counsel, liabilities arising from such claims, if any, would not have a material effect upon the Bank's consolidated financial statements.

Continued

	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE P. COMMITMENTS AND CONTINGENCIES - CONTINUED

	On December 9, 1997, the Company agreed to purchase a new electronic data processing system at a total cost of $316,310. The Company had funded approximately $184,000 of this obligation at December 31, 1997.

NOTE Q. CONCENTRATIONS OF CREDIT

	Substantially all of the Bank's loans, commitments, and commercial letters of credit have been granted to customers in the Bank's market area. Investments in state and municipal securities also involve governmental entities in and around the Bank's market area. The concentrations of credit by type of loan are set forth in Note D. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial letters of credit are granted primarily to commercial borrowers.

NOTE R. DIVIDENDS

	Britton & Koontz Capital Corporation's only subsidiary, Britton & Koontz First National Bank, paid dividends to the Capital Corporation amounting to $1,076,358; $952,858; and $855,054 for the years 1997, 1996 and 1995, respectively.

NOTE S. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Continued

	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE S. FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

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


Continued

	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE S. FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

	Federal Home Loan Bank Advance

	Due to the short-term nature of this liability, the carrying value of this item approximates its fair value.

	Securities Sold Under Repurchase Agreements

	The fair value of these items approximates their carrying values.

	The estimated fair values of the Bank's financial instruments are as follows:



								    1997
						      _____________________________
							 Carrying           Fair
							  Amount            Value
						      ____________     ____________
	Financial assets:
	  Cash and due from banks                     $  5,931,000     $  5,931,000
	  Federal funds sold                          $         -      $          -
	  Investment securities:
	    Held-to-maturity                          $ 38,728,000     $ 39,371,000
	    Available for sale                        $  4,031,000     $  4,031,000
	    Equity securities                         $  1,198,000     $  1,198,000
	    Cash surrender value of life insurance    $    680,000     $    680,000
	    Loans                                     $107,080,000     $107,538,000

	Financial liabilities:
	  Deposits                                    $132,637,000     $132,963,000
	  Federal Home Loan Bank advances             $  3,000,000     $  3,000,000
	  Federal funds purchased                     $  2,134,000     $  2,134,000
	  Securities sold under repurchase agreements $  1,650,000     $  1,650,000


							   Face             Fair
							  Amount            Value
						      ____________     ____________
	Other:
	  Commitments to extend credit                $ 15,757,000     $ 15,757,000
	  Commercial letters of credit                $    820,000     $    820,000


Continued



	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE S. FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

								    1996
						      _____________________________
							 Carrying          Fair
							  Amount           Value
						      ____________     ____________
	Financial assets:
	  Cash and due from banks                     $  5,106,000     $  5,106,000
	  Federal funds sold                          $    700,000     $    700,000
	  Investment securities:
	    Held-to-maturity                          $ 43,412,000     $ 43,595,000
	    Equity securities                         $  1,198,000     $  1,198,000
	    Cash surrender value of life insurance    $    635,000     $    635,000
	    Loans                                     $ 96,198,000     $ 95,848,000

	Financial liabilities:
	  Deposits                                    $126,440,000     $126,609,000
	  Federal Home Loan Bank advances             $  2,000,000     $  2,000,000
	  Securities sold under repurchase agreements $  1,664,000     $  1,664,000


							   Face             Fair
							  Amount            Value
						      ____________     ____________
	Other:
	  Commitments to extend credit                $ 11,522,000     $ 11,522,000
	  Commercial letters of credit                $    647,000     $    647,000


	Off-Balance-Sheet Instruments

	Loan commitments are negotiated at current market rates and are relatively short-term in nature. Therefore, the estimated value of loan commitments approximates the face amount.


Continued



	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE T. SUMMARIZED FINANCIAL INFORMATION OF BRITTON & KOONTZ CAPITAL
	CORPORATION

	Summarized financial information of Britton & Koontz Capital
	Corporation, parent company only, is as follows:

		   STATEMENTS OF FINANCIAL CONDITION

							      December 31,
						       __________________________
							    1997          1996
						       ____________   ___________
	ASSETS:
	  Cash                                         $   620,535    $   557,850
	  Investments in:
	    Britton & Koontz First National Bank        17,282,517     15,900,842
	  Cash surrender value of life insurance            65,825         52,339
	  Other assets                                      12,867         10,351
						       ___________    ___________
	TOTAL ASSETS                                   $17,981,744    $16,521,382
						       ===========    ===========
	STOCKHOLDERS' EQUITY                           $17,981,744    $16,521,382
						       ===========    ===========

			 STATEMENTS OF INCOME

							   Years Ended December 31,
						       ____________________________
							    1997           1996
						       ___________      ___________
	REVENUE:
	  Dividends received:
	   Britton & Koontz First National Bank        $ 1,076,358      $   952,858
	  Interest and other income earned                  14,129           10,040
						       ___________       __________
							 1,090,487          962,898

	EXPENSES                                            35,758           69,911
						       ___________       __________
							 1,054,729          892,987

	EQUITY IN UNDISTRIBUTED EARNINGS:
	  Britton & Koontz First National Bank           1,342,831        1,139,302
						       ___________      ___________
	       NET INCOME                              $ 2,397,560      $ 2,032,289
						       ===========      ===========

Continued




	  BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
		YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE T. SUMMARIZED FINANCIAL INFORMATION OF BRITTON & KOONTZ CAPITAL
	CORPORATION - CONTINUED

		       STATEMENTS OF CASH FLOWS

								    Years Ended December 31,
								   __________________________
									1997        1996
								   ____________  ____________
	CASH FLOWS FROM OPERATING ACTIVITIES:
	  Net income                                               $  2,397,560  $  2,032,289
	  Adjustments to reconcile net income to net
	   cash provided by operating activities:
	     Undistributed earnings of affiliate                     (1,342,831)   (1,139,302)
	     Increase in cash surrender value of life insurance         (13,486)       (5,069)
	     Increase in other assets                                    (2,516)       (6,928)
								   ____________  ____________
	       Net cash provided by operating activities              1,038,727       880,990

	CASH FLOWS FROM FINANCING ACTIVITIES:
	  Dividends paid                                               (989,556)     (882,144)
	  Proceeds from sale of common stock                             13,514             -
								   ____________  ____________
	       Net cash used in financing activities                   (976,042)     (882,144)
								   ____________  ____________
	NET INCREASE (DECREASE) IN CASH                                  62,685        (1,154)

	CASH AT BEGINNING OF YEAR                                       557,850       559,004
								   ____________  ____________
	CASH AT END OF YEAR                                        $    620,535  $    557,850
								   ============  ============

	SCHEDULE OF NONCASH INVESTING AND
	  FINANCING ACTIVITIES:
	   Change in unrealized gain on securities
	     available-for-sale, net of deferred
	     income taxes                                          $     38,844  $          -
								   ============  ============


	Britton & Koontz Capital Corporation (the "Company") was organized in July, 1982, under the Mississippi Business Corporation Act, and became a one-bank holding company when it acquired all of the outstanding shares of Britton & Koontz First National Bank (the "Bank") in 1982. In July, 1993, the Company acquired Natchez First Federal Savings Bank ("Natchez First Federal") located in Natchez, Mississippi, and merged it into the Bank, increasing total assets by approximately $48 million. The Company's major sources of income are dividends from the Bank and interest on its deposits in the Bank. The Bank's main office and its two branch offices are located in Natchez, Mississippi, providing commercial and consumer banking and trust services in Adams County, Mississippi, and in adjoining counties and parishes of Mississippi and Louisiana. These services include personal and commercial checking, savings and time deposits, money market deposit accounts, money transfer, safe deposit facilities, access to automated teller machines, short-term and long-term credit facilities, and residential and commercial mortgages to individuals and businesses. The bank also sells local internet access and provides online banking services over the internet which includes account access and the ability to retrieve check images along with other transaction capabilities.


Management's Discussion and Analysis of Financial Condition and
Results of Operations


	This discussion is intended to supplement the consolidated financial statements, to explain material changes in financial condition and to compare the operating results of Britton &
Koontz Capital Corporation for the year ended December 31, 1997, to the same period in 1996.


	Results of Operations


	Analysis of Net Income. Net income and net income per share increased from $2.0 million and $1.15 per share for the year ending December 31, 1996, to $2.4 million and $1.36 per share for the year ended December 31, 1997. The returns on average assets and average equity for 1997 increased to 1.53% and 13.67%, respectively, compared to 1.33% and 12.53% in 1996. The increase in earnings is primarily due to an increase in interest income from loan growth and a reduction in non-interest expense related to a non-recurring 1996 deposit insurance assessment.
The Company has deposits acquired from thrifts on which the assessment for the SAIF recapitalization is based.

	Analysis of Net Interest Income. Net interest income increased $534 thousand or 8.4% to $6.9 million in 1997. Interest income increased $611 thousand or 5.3% primarily due to a 7.4% increase in average loan volumes combined with a slight increase in overall interest rates and yields. Loans contributed $819 thousand to the increase in interest income, of which $618 thousand was due to an increase in volume and $201 thousand was due to an increase in yield. The increase in income attributable to loans was partially offset by a decrease in income from investment securities. Net interest margin increased significantly to 4.66% from 4.39%. Interest expense increased $77 thousand which was in line with market rate
increases.   A closer look at the changes due to volume and
rates is in table, Summary of Changes in Net Interest Income.

	 The following Average Balance Yield Analysis presents average balances, interest earned or paid, and average rates earned or paid. Yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively.
Average balances are derived from average monthly balances.



					 Average Balance Yield Analysis
					     (dollars in thousands)

						     Twelve Months Ended December 31,
					_______________________________________________________________
						    1997                            1996
					______________________________   ______________________________
					 Average   Income/   Average     Average   Income/   Average
					 Balance   Expense  Yield/Rate   Balance   Expense  Yield/Rate
					________   _______  __________  ________   _______  ___________
ASSETS

Loans (1)(2)                            $101,249    $8,991       8.88%   $94,247    $8,172       8.67%
Investment securities:
  U.S. Government & other                 43,411     2,955       6.81%    46,839     3,147       6.72%
  State & municipal                          863        47       5.46%       779        44       5.66%
					________   _______               _______   _______
    Total investment securities           44,274     3,002       6.78%    47,618     3,191       6.70%
Interest bearing bank balances               825        42       5.09%       897        47       5.25%
Federal funds sold                           920        48       5.16%     1,277        68       5.29%
Other (Cash Value Life Insurance)            660        39       5.87%       619        33       5.37%
					________   _______               _______   _______
      Total earning assets               147,928    12,122       8.19%   144,658    11,511       7.96%

Allowance for loan losses                   (653)                           (687)
Cash & due from banks, non-interest
  bearing                                  4,214                           3,838
Bank premises & equipment                  3,751                           3,643
Other assets                               1,493                           1,558
					________                        ________
    TOTAL ASSETS                        $156,733                        $153,010
					========                        ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Interest bearing deposits:
  Savings                                $10,708      $268       2.50%   $10,532      $268       2.55%
  Interest bearing checking               19,858       498       2.51%    18,353       471       2.57%
  Money rate savings                       7,947       216       2.72%     8,056       232       2.88%
  Certificates of deposit and other
    time deposits                         73,931     4,030       5.45%    75,474     4,010       5.31%
					________   _______              ________   _______
    Total interest bearing deposits      112,444     5,012       4.46%   112,415     4,981       4.43%
Short term borrowed funds                  4,247       222       5.23%     3,352       176       5.26%
					________   _______              ________   _______
    Total interest bearing
      liabilities                        116,691     5,234       4.49%   115,767     5,157       4.45%
					________   _______              ________   _______
Non-interest bearing deposits             16,726                          15,885
Other liabilities                          5,774                           5,147
Shareholders' equity                      17,542                          16,211
					________   _______              ________   _______
    TOTAL LIABILITIES & SHAREHOLDERS'
      EQUITY                            $156,733    $5,234              $153,010    $5,157
					========   =======              ========   =======

Interest income and rate earned                    $12,122       8.19%             $11,511       7.96%
Interest expense and rate paid                       5,234       4.49%               5,157       4.45%
						   _______       _____             _______       _____
Interest rate spread                                             3.70%                           3.51%
								 =====                           =====
NET INTEREST INCOME & NET YIELD
 ON AVERAGE EARNING ASSETS                          $6,888       4.66%              $6,354       4.39%
						   =======       =====             =======       =====


(1)  Nonaccrual loans are included in average balances for yield computations.
(2) Includes loan fees and late charges in both interest income and yield computations.



					Summary of Changes in Net Interest Income

						  1997 compared to 1996
					  ____________________________________
					  Increase (Decrease) Due to Change In
					     Total      Volume         Rates
					  ________     ________      _________

INTEREST EARNED ON:

Loans                                        $819         $618         $201
Investment securities:
  U.S. Government & other                    (192)        (234)          42
  State & municipal                             3            5           (2)
Interest bearing bank balances                 (5)          (4)          (1)
Federal funds sold                            (20)         (18)          (2)
Other (Cash Surrender Value Life Insur          6            3            3
					  ________     ________      _________
      Total earning assets                    611          370          241
					  ________     ________      _________

INTEREST PAID ON:

  Savings                                       0            4           (5)
  Interest bearing checking                    27           38          (12)
  Money rate savings                          (16)          (3)         (13)
  Certificates of deposit and other
    time deposits                              20          (83)         105
Short-term borrowed funds                      46           47           (1)
					  ________     ________      _________
    Total interest bearing liabilities         77            3           74
					  ________     ________      _________

NET INTEREST INCOME                          $534         $367         $167
					  ========     ========      =========


	Provision for Loan Losses. The provision for loan losses increased from $50 thousand in 1996 to $160 thousand in 1997.
To determine the provision amount, management considers factors such as historical trends of charge-offs and recoveries, past due loans and economic conditions along with additional analysis of individual loans and pools of loans for exposure. After allocating the existing reserves to estimated exposures, management then adds to the reserve through a loan loss provision to cover potential losses in the portfolio.
Management is of the opinion that the reserve at year end is adequate to cover estimated exposures.

	Non-Interest Income. Non-interest income grew 4.9% to $1.4 million for the year ended December 31, 1997 compared to the same period in 1996. The Company's internet providership services contributed $93 thousand to the total along with $107 thousand for the recovery of prior year non-accrued interest.

	Non-Interest Expense. Non-interest expense decreased $223 thousand to $4.6 million in 1997, as compared to $4.8 million in 1996. This decrease is primarily attributable to a $257 thousand one-time FDIC assessment to recapitalize the Savings
Association Insurance Fund, in 1996.

	The Company is actively addressing concerns regarding the effects that the year 2000 will have on its computer systems. Conversion to a new core accounting system is scheduled for mid 1998. The system, which is part of a three year capital plan to upgrade the Company's technology, is year 2000 compliant. We are currently evaluating and testing all systems to determine overall compliance. Management does not expect the cost of compliance with the year 2000 to have a material effect on the financial statements of the Company.

	The combination of all the above factors produced a pretax income of $3.6 million in 1997, as compared to $2.9 million in 1996.
	Income Taxes. Income taxes for 1996 increased $350 thousand to $1.2 million compared to $861 thousand in 1996. The change in income taxes is detailed in Note M to the financial statements.

	Financial Condition



	Total assets increased 7.2% to $162.1 million at December 31, 1997, from $151.3 million at year end 1996. Loans, net of unearned interest and allowance for loan losses, increased 11.4%
to $106.2 million at December 31, 1997, compared to $95.3 million at December 31, 1996. Loan growth was funded primarily by a $6.2 million increase in deposits along with $2.6 million from current operations. A further analysis of the Bank's loan portfolio is shown in Note D to the financial statements.

	Nonperforming loans at December 31, 1997, decreased to $272 thousand from $617 thousand at December 31, 1996. Nonperforming loans consisted of nonaccrual loans of $29 thousand and loans past due ninety days or more of $243 thousand compared to $234 thousand and $383 thousand, respectively, for the year ended December 31, 1996. Nonperforming loans as a percent of loans, net of unearned income, and loans held for sale decreased to
 .25% at December 31, 1997, from .64% at December 31, 1996. The table below presents additional information on nonperforming assets as of December 31, 1997 and 1996.



						1997          1996
					      ________      ________
					      (dollars in thousands)
Nonaccrual loans by type
      Real estate                               $  23          $ 157
      Installment                                   6              2
      Commercial and all other loan                 0             75
						_____          _____
	 Total nonaccrual loans                    29            234
Loans past due 90 days or more                    243            383
						_____          _____
	 Total nonperforming loans                272            617

Other real estate                                  74             79
						_____          _____
	 Total nonperforming assets             $ 346          $ 696
						=====          =====

Nonperforming loans as a
  percent of loans, net of
  unearned interest and loans
  held for sale                                 0.25%         0.64%
						=====         =====



	The allowance for loan losses was $677 thousand at December 31, 1997, compared to $623 thousand at December 31, 1996. The ratio of the allowance for loan losses to loans, net of unearned income and loans held for sale remained stable at .63% at December 31, 1997, as compared to .65% at December 31, 1996.
Approximately half of the loan portfolio is invested in 1-4 family residential mortgage loans. A smaller portion of the allowance is allocated to these loans due to their generally higher credit quality. Management regularly reviews the level of the allowance for loan losses and is of the opinion that it is adequate at December 31, 1997. Activity in the allowance for loan losses for the period ended December 31, 1997 and 1996 is presented in Note E to the financial statements.

	The allocation of the allowance for loan losses between 1-4 family residential first mortgage loans and other loans, net of unearned interest and loans held for sale, as of December 31, 1997 and 1996 is presented below.

						 1997           1996
					     ____________    ____________

1-4 Family Residential 1st Mortgage Loans
      Volume                                 $ 52,594,153    $ 49,686,763
      Allocated reserve                           144,461         175,628
      Reserves as a percent of volume                0.27%           0.35%

Other Loans
      Volume                                 $ 54,238,829    $ 46,258,391
      Allocated reserve                           532,284         447,347
      Reserves as a percent of volume                0.98%           0.97%

Total Loans
      Volume                                 $106,832,982    $ 95,945,154
      Allocated reserve                           676,745         622,975
      Reserves as a percent of volume                0.63%           0.65%



	Other real estate remained stable at $74 thousand at December 31 1997, compared to $79 thousand at December 31, 1996.

	Premises and equipment increased by $654 thousand in 1997 pursuant to a capital expenditure plan to upgrade and replace existing communications, data and check processing systems.
Major components of the capital plan include replacement of the Bank's core accounting hardware and software, acquisition of a new check processing system with imaging capabilities, and upgrades or replacement of ancillary systems. Check imaging technology will allow bank customers to view check images daily on the Bank's electronic banking system, as well as provide operating efficiencies to support future growth.

	Management determines the classification of its investment securities at the time of acquisition. Securities that are deemed to be held-to-maturity are accounted for by the amortized cost method while securities that are purchased as available-for-sale are accounted for at fair value. Securities held-to-maturity decreased $4.7 million to $38.7 million at December 31, 1997, compared to $43.4 million at December 31,
1996. However the bank purchased available-for-sale securities with a market value at December 31, 1997, of $4.0 million. Net unrealized gains after tax effecting the available-for-sale securities amounted to $39 thousand. Equity securities remained stable at $1.2 million at December 31, 1997.

	The Company's cash and cash equivalents ended the year at $5.9 million, an increase of $824 thousand over 1996. Due to the $11.1 million increase in loans, investing activities used $10.2 million. The increase in investing activities was provided for by $8.4 million in financing activities, most of which came from an increase in demand deposits along with operating activities providing $2.6 million.

	Total deposits, used to finance additional loan growth, increased $6.2 million to $132.6 million at December 31, 1997.

	Net-interest income benefited from changes in the Company's sources and uses of funds, with an increase in loans offset by a decrease in investment securities. A further analysis is reflected in the table below.



					  Average Balances      Percent of Total
					  ________________      ________________
					   1997      1996         1997    1996
					  _______  _______      _______  _______
						   (dollars in thousands)
Funding Uses
      Loans, less unearned income         $101,249  $94,247       64.6%    61.6%
      Investments                           44,274   47,618       28.2%    31.1%
      Federal funds sold                       920    1,277        0.6%     0.8%
      Other                                 10,290    9,868        6.6%     6.5%
					  ________ ________      ______   ______
	  Total                           $156,733 $153,010      100.0%   100.0%
					  ======== ========      ======   ======


Funding Sources
      Non-interest bearing deposi         $ 16,726 $ 15,885        10.7%    10.4%
      Interest bearing deposits            112,444  112,415        71.7%    73.4%
      Short-term borrowings                  4,247    3,352         2.7%     2.2%
      Other                                  5,774    5,147         3.7%     3.4%
      Equity                                17,542   16,211        11.2%    10.6%
					  ________ ________       ______   ______
	  Total                           $156,733 $153,010       100.0%   100.0%
					  ======== ========       ======   ======



	Liquidity. Principal sources of liquidity for the Company are asset cash flows and the ability to borrow against investment securities and loans. Principal and interest cash flows from investment securities exceeded $14 million, or 9% of average assets, in 1997. The portfolio primarily includes investments in obligations of the U.S. Treasury, government agency obligations and mortgage-backed securities. Management of the Company anticipates that future capital expenditure requirements will be funded with internally generated cash flows.

	Asset liquidity is provided by scheduled maturities within the loan portfolio, although the probability of conversion is not as certain as with investment securities. At the end of 1997, over $19.9 million, or 18.8% of the loan portfolio, was scheduled to mature within one year.

	Liability liquidity is provided by sizable core deposits and other sources of funds generated from the normal customer base.
Substantially all the funds utilized by the Company are generated from the normal customer base. Brokered deposits are not solicited; however, national market deposits have been utilized from time to time to meet funding needs.

	In addition to the liquidity provided by the balance sheet, the Company maintains a capacity to borrow additional funds when the need arises through federal funds purchased lines with correspondent banks and broker repurchase agreements.
Additional borrowing capacity is available on 1-4 family residential first mortgage loans through the Federal Home Loan Bank.

	Interest Rate Risk Management. The primary assets of banks are portfolios of investment securities and loans, while liabilities are primarily composed of interest bearing deposits and borrowed funds. Assets and liabilities have varying maturities, and the associated rates may be fixed or variable. Asset/liability management techniques are used to maintain what are believed to be appropriate levels and relationships between rate-sensitive assets and liabilities. They represent the efforts to maximize overall returns and to minimize the risk of loss associated with significant, often unforseen, shifts in interest rates.

	Management utilizes computerized interest rate simulation analysis as its primary measure of interest rate sensitivity. Management's analyses indicate that the Company is liability sensitive within two years and asset sensitive thereafter. A liability sensitive company will generally benefit from a falling interest rate environment as the cost of interest bearing liabilities falls faster than the yields on interest earning assets, thus creating a widening of the net interest margin. Conversely, an asset sensitive company will generally benefit from a rising interest rate environment as the yields on interest earning assets rise faster than the costs on interest bearing liabilities.

	A traditional measure of interest rate sensitivity is the difference between the balances of assets and liabilities in the Company's current portfolio that are subject to repricing at various time horizons. These differences are known as interest sensitivity gaps: Immediate to 3 months, 4 to 12 months, 1 to 3 years, 3 to 5 years, over 5 years and on a cumulative basis.
The Company's interest sensitivity analysis as of December 31, 1997 is shown in the table below.


					       (dollars in thousands)

				    Immediate
				      to 3        4-12       1 to 3      3 to 5      Over 5
				     Months      Months       Years       Years       Years      Totals
				    ________     _______     _______     _______    ________    ________
Interest Sensitive Assets            $29,624     $34,801     $45,405     $20,503     $20,417    $150,750
Interest Sensitive Liabilit           35,561      44,159      11,658       7,559      42,038    $140,975
				    ________     _______     _______     _______    ________    ________
Interest Sensitivity Gaps            ($5,937)    ($9,358)    $33,747     $12,944    ($21,621)     $9,775
				    ========     =======     =======     =======    ========    ========
Cumulative ratio of interest
      sensitive assets to interest
      sensitive liabilities             0.83        0.81        1.20        1.32        1.07
				    ========     =======     =======     =======    ========




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

	In addition to the ongoing monitoring of its interest-sensitive assets and liabilities, the Company from time to time utilizes interest rate swaps to augment the management of its interest rate sensitivity. The interest rate risk factor in these contracts is considered in the overall interest income and interest rate risk management strategies. The income or expense associated with interest rate swaps are reflected as adjustments to interest income or expense. At December 31, 1997, there were no swap contracts outstanding.

	Capital and Dividends. Stockholders' equity increased by 8.8% to $18.0 million at December 31, 1997, compared to $16.5 million at the end of 1996. The ratio of stockholder's equity to assets increased to 11.09% at December 31, 1997, compared to 10.92% at the end of 1996. The Company paid dividends of $.56 per share in 1997 compared to $.50 in 1996.

	The Company's wholly-owned subsidiary, Britton and Koontz First National Bank, maintained a Tier 1 capital to risk weighted assets ratio at December 31, 1997, of 17.82%, a total capital to risk weighted assets ratio of 18.52% and a leverage ratio of 10.82%. These levels substantially exceed the minimum requirements of the regulatory agencies of 4.00%, 8.00% and 3.00%, respectively, and place the Company in the "well-capitalized" category under applicable regulatory guidelines.

BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
CORPORATE INFORMATION


Annual Meeting/Principal Office:
	3:30 p.m., Tuesday, March 24, 1998
	Britton & Koontz First National Bank
	500 Main Street
	Natchez, Mississippi 39120

Transfer Agent and Registrar:
	American Stock Transfer & Trust Company
	40 Wall Street
	New York, New York 10005
	718-921-8200

Independent Auditors:
	May & Company
	110 Monument Place
	P. O. Box 821568
	Vicksburg, Mississippi 39182

For Additional Information Contact:
	Bazile R. Lanneau, Jr.
	Chief Financial Officer
	601-445-5576
	e-mail:  corporate@bkbank.com
	web site:  www.bkbank.com


For copies of the Annual Report on Form 10-K or Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, Contact:
	Bazile R. Lanneau, Jr.
	Chief Financial Officer
	500 Main Street
	P. O. Box 1407
	Natchez, Mississippi 39121
	601-445-5576
	e-mail: corporate@bkbank.com

Questions regarding stock holdings, certificates, replacement, dividends, and address changes should be addressed to:
	American Stock Transfer & Trust Company
	40 Wall Street
	New York, New York  10005
	718-921-8200

BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
DIRECTORS AND EXECUTIVE OFFICERS


W. W. Allen, Jr.
President
Allen Petroleum Services, Inc.

Craig A. Bradford, D.M.D.
Pediatric Dentist

James J. Cole
Executive Vice-President
Britton & Koontz First National Bank

Wilton R. Dale
Petroleum Geologist
Co-Owner, Dale Exploration Company

W. J. Feltus III
President
Feltus Brothers, Ltd.
Chairman
Britton & Koontz Capital Corporation and
Britton & Koontz First National Bank

A. J. Ferguson
Consulting Geologist
Owner, Mini-Storage Rentals

C. H. Kaiser, Jr.
Partner
Jordan, Kaiser & Sessions, Engineering
Vice-Chairman
Britton & Koontz Capital Corporation and
Britton & Koontz First National Bank

Donald E. Killelea, M.D.
Pediatrician - retired

Bazile R. Lanneau
Life Insurance

Bazile R. Lanneau, Jr.
Vice-President, Assistant Secretary,
Treasurer & Chief Financial Officer
Britton & Koontz Capital Corporation and
Executive Vice-President & Trust Officer
Britton & Koontz First National Bank

Albert W. Metcalfe
President
Jordan Auto Company, Inc.
Secretary
Britton & Koontz Capital Corporation and
Britton & Koontz First National Bank

W. Page Ogden
President & Chief Executive Officer
Britton & Koontz Capital Corporation and
Britton & Koontz First National Bank

Bethany L. Overton
President
Lambdin-Bisland Realty, Co.

Robert R. Punches
Partner
Gwin, Lewis & Punches, Attorneys

BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARY
OFFICERS

ADMINISTRATION

W. Page Ogden
President & Chief Executive Officer

Bazile R. Lanneau, Jr.
Executive Vice President,
Chief Financial Officer &
Trust Officer

James J. Cole
Executive Vice President

LENDING

Michael B. Ellard
Senior Vice President
Senior Lending Officer

Patricia J. Bonds
Vice President

Glynn A. Laird
Vice President

G. Mike Malone
Vice President

Barry L. Maxwell
Vice President

Eddie A. Hobson
Loan Officer

MORTGAGE LOANS

Frances B. Cothren
Vice President

Janet W. Bruce
Loan Officer

BRANCH ADMINISTRATION, HUMAN RESOURCES, MARKETING, & OPERATIONS

Rosemary I. Hall
Senior Vice President

Walter L. Reed
Senior Vice President

Curtis L. Moroney
Systems Administrator

Martha J. Seibert
Marketing Director

Dunbar B. Peale
Assistant Vice President

Barbara R. Rodriguez
Assistant Vice President,
Branch Manager

Dorothy A. Weadock
Assistant Vice President

Holly B. Sandifer
Branch Manager

R. Talmadge Anderson
Operations Officer

CONTROLLER

William M. Salters
Vice President

LOAN REVIEW AND ADMINISTRATION

Jarrett E. Nicholson
Loan Review Officer

Sandra J. Boyte
Collections

COMPLIANCE

Cliffie S. Anderson
Assistant Vice President

TRUST

Rene P. Maher
Trust Administration Officer