Form 10-K, Exhibit 13
period 2005-12-31
BRITTON & KOONTZ CAPITAL CORP
filed 2006-03-27
CIK 707604

EXHIBIT 13

                       2005 ANNUAL REPORT TO SHAREHOLDERS

MESSAGE TO SHAREHOLDERS

Dear Shareholder,

When landmark national legislation permitting nationwide banking went into effect almost a decade ago, few could have imagined how competitive the commercial banking industry would really become. In a few years, the banking sector has embraced the characteristics of other industries in which a few large entities compete among thousands of dynamic smaller players. While noticeable consolidation has occurred and resulted in huge banking companies, de novo bank formations continue at a brisk pace and independent community banks have stepped up their branching activities. In light of the continued, even heightened, interest in community banking today, what are the value perceptions of our shareholders in owning Britton & Koontz Capital Corporation stock? Are the interests of most of our shareholders long-term or short-term? These are questions that your representatives on the board always consider in formulating the strategy for the company.

The board believes that most of our shareholders are keenly interested in the creation of long-term value. The value perceptions of our shareholders most likely arise from the fact that so many of you have a personal tie to the markets we serve and to the bank itself. Your ownership is quite different from owning a large bank stock in, let's say, an index mutual fund. Your connection is created by many things: residence, family, school, business, personal networks, even current and former employment with the bank. Many of you, for example, not only have stock in the bank, but also have your deposits in the bank. You may have financed your home through the bank, you may manage your investment portfolio through the bank, or you may have built your successful business with credit obtained from the bank. You probably live or have lived in one of the three markets of the bank. In short, you see very clearly the connection between the bank's success and that of the local area.

The recent history of Britton & Koontz is right in step with the trends in the financial fabric of our country. An established franchise in a very old community, B&K has used its resources to expand into two new markets, Vicksburg, Mississippi and Baton Rouge, Louisiana. This expansion, still in its early stages, has added 3 branches with a total of approximately $110 million in loans and $55 million in deposits. Expansion has dampened earnings as we acquired new locations and made strategic hires. I, however, believe that expansion has also improved the footprint of the company and expect it to open the way for greater growth and profitability.

It would be a mistake not to mention the impact of Hurricanes Katrina and Rita. The three markets of the company were exceedingly fortunate in being on the perimeter of the disastrous hurricanes. During the fall of last year the bank and its employees participated heavily in the relief efforts for evacuees, who swelled the three cities in which we have locations. Without a doubt, however, kthe favorable geography of the bank's markets has presented an unexpected, local economic surge and afforded opportunities to grow loans and deposits at a much faster pace than previously expected. As a shareholder, you can certainly expect your bank to exert significant on-going effort to meet the needs of our communities as we adjust to the post-storm environments.

In the following pages of our annual report, you will see major, positive changes in the company's financials. I look forward to discussing these in the coming weeks, particularly at our annual meeting on April 25. As always, your feedback and continued support are appreciated.

Yours truly,


/s/ W. Page Ogden
------------------
W. Page Ogden
Chairman & CEO




BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARIES


Financial Highlights

($ IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      2005          2004            2003            2002            2001
                                                   ---------     ---------       ---------       ---------       ---------
YEAR END ACTUAL BALANCES
 Total Assets                                      $ 389,260     $ 377,351       $ 373,032       $ 308,879       $ 298,856
 Investment Securities                               121,783       137,303         141,135          97,059          86,356
 Gross Loans (net of unearned income)                244,912       219,311         206,591         180,398         179,711
 Loans held for sale                                     171         1,688           3,102           4,393           5,416
 Allowance for Loan Losses                             2,378         2,237           2,070           2,129           2,108
 Total Deposits                                      257,377       226,288         232,934         233,012         217,680
 Total Long-Term Debt                                 53,041        60,078          65,711          30,315          43,000
 Stockholders' Equity                                 31,260        31,152          30,197          29,329          28,291

YEAR END AVERAGE BALANCES
 Total Assets                                      $ 390,317     $ 375,496       $ 340,566       $ 299,600       $ 273,021
 Investment Securities                               132,843       134,993         116,520          92,502          67,148
 Gross Loans (net of unearned income) *              236,796       218,301         201,595         182,744         185,012
 Allowance for Loan Losses                             2,379         2,224           2,209           2,008           2,037
 Total Deposits                                      236,440       230,437         237,019         220,095         210,025
 Total Long-Term Debt                                 70,760        67,665          44,359          34,088          16,468
 Stockholders' Equity                                 31,347        30,853          30,181          29,323          25,446

* Includes loans held for sale

SUMMARY OF EARNINGS
 Total Interest Income                             $  22,000     $  19,774       $  19,565       $  19,854       $  21,313
 Total Interest Expense                                8,445         6,465           6,329           7,205           9,233
 Provision for loan losses                               300           390             670           1,025             525
 Non-interest income                                   2,415         2,678           2,767             870           2,069
 Non-interest expense                                 11,627        11,973          11,844          10,266           8,923
 Income tax expense                                      815           780             750             988           1,453
 Net Income                                            3,228         2,844           2,739           1,240           3,248

PER SHARE DATA
 Earnings Per Share-Basic                             $ 1.53        $ 1.35          $ 1.30          $ 0.59          $ 1.54
 Earnings Per Share-Diluted                             1.52          1.34            1.29            0.59            1.54
 Cash Dividends                                         0.69          0.64            0.64            0.62            0.61
 Book Value                                            14.77         14.72           14.29           13.88           13.41
 Year End Stock Price                                  21.10         18.25           17.27           14.60           15.00

OTHER KEY INFORMATION
 Return on Average Assets (%)                           0.83          0.76            0.80            0.41            1.19
 Return on Average Equity (%)                          10.30          9.22            9.08            4.23           12.76
 Dividend Payout (%)                                   45.24         47.58           49.38          105.67           39.61
 Efficiency Ratio (%)                                  68.52         70.51           69.80           70.79           60.69
 Net Interest Income/Average Earning Assets (%)         3.66          3.76            4.13            4.51            4.73
 Allowance for Loan Losses/Loans (%)                    0.97          1.02            1.00            1.18            1.17
 Non Performing Loans/Loans (%)                         0.51          0.41            0.74            1.29            1.56
 Loans/Deposits (%)                                    95.16         96.92           88.69           77.42           82.56
 Total Stockholders' Equity/Assets (%)                  8.03          8.26            8.09            9.50            9.47
 Total  Risk-Based Ratio (%)                           14.44         15.43           15.39           14.71           14.81
 Tier 1 Risk-Based Ratio (%)                           13.55         14.49           14.48           13.61           13.71
 Tier 1 Leverage Ratio (%)                              9.31          9.23            9.23            8.71            9.52
  Weighted Average Shares Outstanding:
   Basic                                           2,116,316     2,114,649       2,113,087       2,109,809       2,108,973
   Diluted                                         2,120,951     2,118,181       2,116,163       2,112,405       2,111,383


                      BRITTON & KOONTZ CAPITAL CORPORATION
                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2005, 2004 AND 2003

             Report of Independent Registered Public Accounting Firm


To the Board of Directors and Stockholders
Britton & Koontz Capital Corporation and Subsidiaries

We have audited the accompanying Consolidated Balance Sheets of Britton & Koontz Capital Corporation and Subsidiaries as of December 31, 2005 and 2004, and the related Consolidated Statements of Income, Changes in Stockholders' Equity, and Cash Flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Britton & Koontz Capital Corporation and Subsidiaries as of December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U. S. generally accepted accounting principles.


/s/ Hannis T. Bourgeois, LLP
------------------------------
Baton Rouge, Louisiana
January 24, 2006

              BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2005 AND 2004





                                     ASSETS

                                                                                       2005                 2004
                                                                                 ----------------    -----------------

ASSETS:
    Cash and Due from Banks:
       Non-interest bearing                                                         $   8,553,139        $   5,739,604
       Interest bearing                                                                 1,272,320              837,221
                                                                                  ---------------     ----------------

              Total Cash and Due from Banks                                             9,825,459            6,576,825

    Federal funds sold                                                                    401,138              109,031
    Investment Securities:
       Held-to-maturity (market value of $39,015,853
          and $41,337,742, respectively)                                               37,994,043           39,803,853
       Available-for-sale (amortized cost of $79,902,610
          and $91,068,652, respectively)                                               78,287,012           91,947,189
       Other equity securities                                                          5,501,700            5,551,600
    Loans, less unearned income of $794 in 2005 and
       $1,996 in 2004, and allowance for loan losses of
       $2,377,840 in 2005 and $2,236,778 in 2004                                      242,534,011          217,073,919
    Loans held-for-sale                                                                   171,200            1,688,338
    Bank premises and equipment, net                                                    8,046,668            8,265,756
    Other real estate, net                                                              1,470,584            1,320,337
    Accrued interest receivable                                                         2,258,225            2,127,079
    Cash surrender value of life insurance                                                936,378              943,481
    Core deposits, net of accumulated amortization
       of $733,320 in 2005 and $625,704 in 2004                                           880,890              988,506
    Other assets                                                                          952,721              954,720
                                                                                   --------------       --------------

TOTAL ASSETS                                                                        $ 389,260,029        $ 377,350,634
                                                                                   ==============       ==============



The accompanying notes are an integral part of these financial statements.










                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                       2005                 2004
                                                                                 ----------------    -----------------

LIABILITIES:
    Deposits:
       Non-interest bearing                                                         $  51,466,230       $   39,868,482
       Interest bearing                                                               205,910,680          186,419,447
                                                                                  ---------------     ----------------
              Total Deposits                                                          257,376,910          226,287,929

    Federal funds purchased                                                                     -            6,435,000
    Securities sold under repurchase agreements                                         8,032,721            8,103,381
    Federal Home Loan Bank advances                                                    84,196,067           96,922,871
    Junior subordinated debentures                                                      5,155,000            5,155,000
    Accrued interest payable                                                            1,438,836              984,859
    Advances from borrowers for taxes and insurance                                       437,222              399,443
    Accrued taxes and other liabilities                                                 1,363,115            1,910,383
                                                                                  ---------------     ----------------
              Total Liabilities                                                       357,999,871          346,198,866


STOCKHOLDERS' EQUITY:
    Common stock, $2.50 par value per share;
       12,000,000 shares authorized; 2,130,816 and 2,116,316
        issued and outstanding, respectively, for December 31,
        2005 and December 31, 2004                                                      5,327,040            5,327,040
    Additional paid-in capital                                                          7,254,113            7,254,113
    Retained earnings                                                                  19,949,100           18,181,718
    Accumulated other comprehensive income                                             (1,012,720)             646,272
                                                                                  ----------------    ----------------
                                                                                       31,517,533           31,409,143
    Less:  Treasury stock, 14,500 shares, at cost                                        (257,375)            (257,375)
                                                                                  ----------------    ----------------
              Total Stockholders' Equity                                               31,260,158           31,151,768
                                                                                  ---------------     ----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $ 389,260,029        $ 377,350,634
                                                                                 ================    =================






              BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


                                                                    2005                  2004               2003
                                                              ----------------     ---------------     ----------------
INTEREST INCOME:
    Interest and fees on loans                                $    16,101,335      $   14,030,704      $    14,518,794
    Interest on investment securities:
       Taxable interest income                                      4,256,926           4,107,372            3,459,158
       Exempt from federal income taxes                             1,634,084           1,633,638            1,576,326
    Other interest income                                               7,876               2,598               10,590
                                                              ---------------      --------------      ---------------
          Total Interest Income                                    22,000,221          19,774,312           19,564,868
INTEREST EXPENSE:
    Interest on deposits                                            4,285,526           3,337,903            3,953,939
    Interest on Federal Home Loan Bank advances                     3,422,399           2,667,895            2,130,880
    Interest on federal funds purchased                               190,594              77,662               16,292
    Interest on trust preferred securities                            327,120             235,195              167,430
     Interest on securities sold under repurchase agreements          219,422             146,633               60,177
                                                              ---------------      --------------      ---------------
          Total Interest Expense                                    8,445,061           6,465,288            6,328,718
                                                              ---------------      --------------      ---------------
NET INTEREST INCOME                                                13,555,160          13,309,024           13,236,150
PROVISION FOR LOAN LOSSES                                             300,000             390,000              670,000
                                                              ---------------      --------------      ---------------
NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES                                                13,255,160          12,919,024           12,566,150

OTHER INCOME:
    Service charges on deposit accounts                             1,388,327           1,350,548            1,355,639
    Income from fiduciary activities                                   41,038              43,547               41,972
     Income from investment activities                                201,890             210,523              144,244
    Net gain on sales of loans                                        359,821             331,593              628,705
    Net gain (loss) on sales of premises and equipment                (36,612)            175,091              (45,612)
    Other                                                             459,990             566,484              641,789
                                                              ---------------      --------------      ---------------
          Total Other Income                                        2,414,454           2,677,786            2,766,737
                                                              ---------------      --------------      ---------------
          Income before Other Expenses                             15,669,614          15,596,810           15,332,887




                                                                    2005                 2004                 2003
                                                              ---------------      --------------       --------------

OTHER EXPENSES:
    Salaries                                                        5,863,029           6,060,543            5,790,994
    Employee benefits                                                 872,998             870,638            1,130,880
    Director fees                                                     208,087             203,348              172,057
    Net occupancy expense                                             912,357             927,430              854,710
    Equipment expense                                               1,109,984             979,139              957,554
    Other real estate, net                                             68,734             218,510              130,648
    FDIC assessment                                                    31,160              34,358               35,279
    Advertising                                                       198,233             259,284              261,770
    Stationery and supplies                                           182,497             233,379              268,519
    Amortization                                                      107,616             107,616              107,616
    Audit expense                                                     192,996             165,074              157,457
    Other                                                           1,879,189           1,913,037            1,976,924
                                                              ---------------      --------------       --------------
          Total Other Expenses                                     11,626,880          11,972,356           11,844,408
                                                              ---------------      --------------       --------------

INCOME BEFORE INCOME TAX EXPENSE                                    4,042,734           3,624,454            3,488,479

INCOME TAX EXPENSE                                                    815,094             780,245              749,725
                                                              ---------------      ---------------      --------------
NET INCOME                                                    $     3,227,640      $    2,844,209       $    2,738,754
                                                              ===============      ==============       ==============


PER SHARE DATA:
       Basic earnings per share                               $          1.53      $         1.35       $         1.30
                                                              ===============      ==============       ==============

       Basic weighted shares outstanding                            2,116,316           2,114,649            2,113,087
                                                              ===============      ==============       ==============


       Diluted earnings per share                             $          1.52      $         1.34       $         1.29
                                                              ===============      ==============       ==============


       Diluted weighted shares outstanding                          2,120,951           2,118,181            2,116,163
                                                              ===============      ==============       ==============


       Cash dividends per share                               $         0.69       $         0.64       $         0.64
                                                              ===============      ==============       ==============



The accompanying notes are an integral part of these financial statements.





              BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003



                                                                                          Accumulated
                                       Common Stock          Aditional                       Other
                                  ------------------------    Paid-In       Retained     Comprehensive    Treasury
                                    Shares      Amount        Capital       Earnings          Income       Stock          Total
                                  -------------------------------------------------------------------------------------------------
BALANCE, December 31,2002          2,113,087    $5,318,968    $7,225,408    $15,304,539     $1,737,934    $(257,375)   $29,329,474
Comprehensive Income:
 Net Income                                -             -             -      2,738,754              -            -      2,738,754

  Other Comprehensive Income:
   Change in fair value of
    available for sale securities,
    net of taxes of $278,307               -             -             -              -       (467,852)           -       (467,852)

   Change in fair value of
    derivatives, net of taxes of
    $30,578                                -             -             -              -        (51,402)           -        (51,402)
                                                                                                                      -------------
Total Comprehensive Income                 -             -             -              -              -            -      2,219,500

Cash dividends declared
   ($.64 per share)                        -             -             -     (1,352,375)             -            -     (1,352,375)
                                  -------------------------------------------------------------------------------------------------
BALANCE, December 31, 2003         2,113,087     5,318,968     7,225,408     16,690,918      1,218,680     (257,375)    30,196,599
Comprehensive Income:
 Net Income                                -             -             -      2,844,209              -            -      2,844,209

  Other Comprehensive Income
   Change in fair value of
    available for sale securities,
    net of taxes of $ 128,353              -             -             -              -       (469,749)           -       (469,749)

   Change in fair value of
    derivatives, net of taxes of
    $61,073                                -             -             -              -       (102,659)           -       (102,659)
                                                                                                                      -------------
Total Comprehensive Income                 -             -             -              -              -            -      2,271,801

Stock Options Exercised                3,229         8,072        28,705              -              -            -         36,777

Cash dividends declared
 ($0.64 per share)                         -             -             -     (1,353,409)             -            -     (1,353,409)
                                  -----------  ------------  ------------ -------------- --------------  -----------  -------------
BALANCE, December 31, 2004         2,116,316     5,327,040     7,254,113     18,181,718        646,272     (257,375)    31,151,768
Comprehensive Income:
 Net Income                                -             -             -      3,227,640              -            -      3,227,640
  Other Comprehensive Income
   Change in fair value of
    available for sale securities,
    net of taxes of $930,312               -             -             -              -     (1,563,823)           -     (1,563,823)
   Change in fair value of
    derivatives, net of taxes of
    $56,615                                -             -             -              -        (95,169)           -        (95,169)
                                                                                                                      --------------
Total Comprehensive Income                 -             -             -              -              -            -      1,568,648

Cash dividends declared
 ($0.69 per share)                         -             -             -     (1,460,258)             -            -     (1,460,258)
                                  -----------  ------------  ------------  ------------- --------------  -----------  -------------
BALANCE, December 31, 2005         2,116,316    $5,327,040    $7,254,113    $19,949,100    $(1,012,720)   $(257,375)   $31,260,158
                                  ===========  ============  ============  ============= ==============  ===========  =============


The accompanying notes are an integral part of these financial statements.





              BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003



                                                                      2005                 2004                2003
                                                                --------------       --------------      --------------


CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                  $   3,227,640        $   2,844,209       $   2,738,754
    Adjustments to reconcile net income to
       net cash provided by operating activities:
          Deferred taxes                                             (264,520)             104,018             231,819
          Provision for loan losses                                   300,000              390,000             670,000
          Provision for depreciation                                  824,447              727,564             724,609
          Provision (credit) for other real estate losses                                        -            (150,000)
          Writedown of other real estate                               34,255              126,000             102,752
          (Gain) on sale of loans                                    (359,821)            (331,593)           (628,705)
          (Gain) Loss on sale of other repossessed assets               1,500                 (193)              6,971
          (Gain) Loss on sale of premises and equipment                36,612             (175,091)             45,612
          Loss on sale of other real estate                            (3,161)              42,970              97,119
          Stock dividends received                                   (181,600)             (85,100)            (73,500)
          Net amortization (accretion) of securities                  307,126              590,506             768,417
          Amortization of acquisition premium                         107,616              107,616             107,616
    Net change in:
       Loans held for sale                                          1,517,138            1,413,668           1,291,391
       Accrued interest receivable                                   (131,146)             (31,417)             27,452
       Cash surrender value of life insurance                           7,103              (38,391)             (4,540)
       Other assets                                                      (168)             320,689            (178,021)
       Accrued interest payable                                       453,977              154,361            (125,939)
       Accrued taxes and other liabilities                            559,561              352,977             (77,929)
                                                                  ------------       --------------       --------------
              Net Cash Provided by Operating Activities             6,436,559            6,512,793           5,573,878
                                                                  ------------       --------------       --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    (Increase) decrease in federal funds sold                        (292,107)             (67,670)          3,518,639
    Proceeds from principal paydowns and maturities
       of investment securities held-to-maturity                    1,759,528            2,813,609           2,778,056
    Proceeds from principal paydowns and maturities of
       investment securities available-for-sale                    24,938,759           25,139,010          34,471,030
    Proceeds from redemption of Federal Home Loan
       Bank stock                                                     603,000                    -                   -
    Purchases of investment securities held-to-maturity                     -             (473,892)        (12,103,638)
    Purchases of investment securities available-for-sale         (14,029,560)         (24,465,532)        (68,899,060)
    Purchase of other equity securities                              (371,500)            (129,700)         (1,763,100)
    Net increase in loans                                         (26,509,385)         (13,171,667)        (27,081,044)
    Proceeds from sales of other repossessed assets                    30,565                    -                   -
    Proceeds from sale of other real estate                           890,709            1,260,075             517,331
    Purchases of premises and equipment                              (641,972)          (1,444,730)         (2,343,500)
    Proceeds from sales of premises and equipment                           -              775,000                   -
                                                                -------------      ---------------     ---------------
              Net Cash Used in Investing Activities               (13,621,963)          (9,765,497)        (70,905,286)
                                                                --------------     ----------------    ----------------


              BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003



                                                                    2005                2004                2003
                                                                -------------      ---------------     ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) in customer deposits                   33,069,981           (9,220,853)            (78,256)
    Net increase (decrease) in brokered deposits                   (1,981,000)           2,575,000                   -
    Net increase (decrease) in federal funds purchased             (6,435,000)           1,885,000           4,550,000
    Net increase (decrease) in Federal Home Loan Bank
       advances                                                   (12,726,804)           9,347,110          46,260,277
    Net increase (decrease) in securities sold under
       repurchase agreements                                          (70,660)          (1,831,919)          7,793,510
    Proceeds from issuance of junior subordinated
       debentures                                                           -                    -           5,000,000
    Increase (decrease) in advances from borrowers
       for taxes and insurance                                         37,779               32,068              41,133
    Cash dividends paid                                            (1,460,258)          (1,353,409)         (1,352,375)
    Cash received from stock options exercised                              -               36,777                   -
                                                                -------------      ---------------     ---------------
              Net Cash Provided by Financing Activities            10,434,038            1,469,774          62,214,289
                                                                -------------      ---------------     ---------------

NET DECREASE/(INCREASE) IN CASH AND DUE
 FROM BANKS                                                         3,248,634           (1,782,930)         (3,117,119)

CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                        6,576,825            8,359,755          11,476,874
                                                                -------------      ---------------     ---------------

CASH AND DUE FROM BANKS AT END OF YEAR                          $   9,825,459      $     6,576,825     $     8,359,755
                                                                ==============     ===============     ===============





SUPPLEMENTAL DISCLOSURES OF CASH FLOW
    INFORMATION:
       Cash payments for:
          Income taxes                                              $      579,504     $        644,624    $       474,931
                                                                     =============      ================    ==============

          Interest on deposits and borrowings                       $    7,991,084     $      6,310,927    $     6,454,657
                                                                     =============      ===============     ==============

SCHEDULE OF NONCASH INVESTING AND
    FINANCING ACTIVITIES:
       Transfers to other real estate                               $    1,072,050     $      1,008,255    $       787,559
                                                                     =============      ===============     ==============

       Change in unrealized (gains) losses on
          securities available-for-sale                             $   (2,494,135)    $       (598,102)   $      (746,159)
                                                                     ==============     =================   ===============

       Change in the deferred tax effect in unrealized
          gains (losses) on securities available-for-sale           $     (930,312)    $       (128,353)   $      (278,307)
                                                                     ==============     ================    ===============

       Change in unrealized gains on derivatives                    $     (151,784)    $       (163,732)   $       (81,980)
                                                                     ==============     ================    ===============

       Change in the deferred tax effect in
          unrealized gains on derivatives                           $      (56,615)    $        (61,073)   $       (30,578)
                                                                     ==============     ================    ===============



The accompanying notes are an integral part of these financial statements.

              BRITTON & KOONTZ CAPITAL CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2005, 2004 AND 2003



NOTE A.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               Principles of Consolidation

               The consolidated financial statements include the accounts of Britton & Koontz Capital Corporation (the Company) and its wholly owned subsidiaries, Britton & Koontz Bank, National Association (the Bank) and B & K Title Insurance Agency, Inc. (the Agency). All material intercompany profits, balances and transactions have been eliminated.

               Nature of Operations

               The Bank operates under a national bank charter and provides full banking services, including trust services. The primary area served by the Bank is the southwest region of Mississippi and East Baton Rouge Parish in Louisiana. Services are provided at three locations in Natchez, Mississippi, two locations in
               Vicksburg,   Mississippi,   and  one  location  in  Baton  Rouge,
               Louisiana.

               The Agency issues policies of title insurance for and on behalf of the Company upon properties in all counties in the state of Mississippi.

               Use of Estimates

               The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

               While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for loan losses may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

NOTE A.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

               Investment Securities

               Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and the Bank has the ability at the time of purchase to hold debt securities until maturity, they are classified as held-to-maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. Available-for-sale securities include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rates and resultant prepayment risk changes. These securities are carried at fair value. Equity securities primarily include stock in the Federal Reserve Bank and the Federal Home Loan Bank, which are restricted and are carried at cost.

               Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Unrealized gains and losses on investment securities available-for-sale are based on the difference between book value and fair value of each security. These unrealized gains and losses are reported as a component of comprehensive income in stockholders' equity, net of the related deferred tax effect. The Bank does not engage in trading account activities.

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

NOTE A.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

               Loans - continued

               Securitized loans are transferred to a long-term investment category at the lower of cost or market value on the transfer date. Any material difference between the carrying amount of the loans and their outstanding principal balance is recognized as an adjustment to the yield by the interest method.

               Loans Held-for-Sale

               Loans held-for-sale primarily range from ten, fifteen and thirty-year fixed-rate, one-to-four family real estate loans which are valued at the lower of cost or market, as determined by outstanding commitments from investors or current investor yield requirements, calculated on an individual basis. These loans are originated with the intent of selling them on the secondary market.

               Unrealized losses on loans held-for-sale are charged against income in the period of decline. Such declines are recorded in a valuation allowance account and deducted from the cost basis of the loans. Gains on loans held-for-sale are recognized when realized.

               Allowance for Loan Losses

               The allowance is an amount that management believes will be adequate to absorb probable losses inherent in the loan portfolio as of the balance sheet date based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Credits deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are adjusted to the allowance. Past due status is determined based on contractual terms.

               Bank Premises and Equipment

               Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation expense is computed by the straight-line method and is charged to expense over the estimated useful lives of the assets, which range from 3 to 40 years.

NOTE A.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

               Other Real Estate

               Properties acquired through foreclosure or in settlement of loans and in lieu of loan foreclosures are classified as foreclosed properties and are valued at the lower of the loan value or estimated fair value of the property acquired less estimated selling costs. At the time of foreclosure, the excess,  if any, of the loan value over the estimated fair value of the property acquired less estimated selling costs, is charged to the allowance for loan losses. Additional decreases in the carrying values of foreclosed properties or changes in estimated selling costs, subsequent to the time of foreclosure, are recognized through provisions charged to operations. Revenues and expenses from operations and gains and losses on dispositions of such assets are recorded in earnings in the period incurred.

               The fair value of foreclosed properties is determined based upon appraised value, utilizing either the estimated replacement cost, the selling price of properties utilized for similar purposes, or discounted cash flow analyses of the properties' operations.

               Compensated Absences

               Employees of the Bank are entitled to paid vacation, emergency and sick days off, depending on length of service in the banking industry. Vacation, emergency and sick days are granted on an annual basis to eligible employees. Unused vacation and emergency days expire on December 31 of each year. Unused sick days expire on each employee's employment anniversary date each year.

               The estimated amount of compensation for future absences is deemed immaterial to the consolidated financial statements; accordingly, no liability has been recorded in the accompanying financial statements. The Bank's policy is to recognize the cost of compensated absences when actually paid to employees.

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

NOTE A.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

               Income Taxes - continued

               Deferred taxes are determined utilizing a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

               The Company and its subsidiaries file a consolidated federal income tax return. Consolidated income tax expense is allocated on the basis of each company's income adjusted for permanent differences.

               Earnings Per Share

               Basic earnings per share represents income available to common stockholders divided by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. All shares held by the Employee Stock Ownership Plan (ESOP) are treated as outstanding in computing the earnings per share. Stock options are used in the calculation of diluted earnings per share if they are dilutive. Earnings per common share have been computed as follows:

                                                                       Income           Shares         Per Share
                                                                     (Numerator)     (Denominator)      Amount
                                                                  --------------     -------------     ---------
               Year Ended December 31, 2005:
                  Basic Earnings Per Share:
                     Income Available to Common
                         Shareholders                             $    3,227,640       2,116,316        $  1.53
                                                                                                        ========

                  Diluted Earnings Per Share:
                     Options                                                   -           4,635
                                                                  --------------     ------------

                  Income Available to Common
                     Shareholders Assuming Conversion             $    3,227,640       2,120,951        $  1.52
                                                                  ===============    ============       ========






NOTE A.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

               Earnings Per Share -continued
                                                                      Income            Shares         Per Share
                                                                     (Numerator)     (Denominator)      Amount
                                                                  --------------     -------------     ---------
               Year Ended December 31, 2004:
                  Basic Earnings Per Share:
                     Income Available to Common
                         Shareholders                             $    2,844,209        2,114,649       $  1.35
                                                                                                        ========
                  Diluted Earnings Per Share:
                     Options                                                   -            3.532
                                                                  --------------       -----------

                  Income Available to Common
                     Shareholders Assuming Conversion             $    2,844,209        2,118,181       $  1.34
                                                                  ==============       ===========      ========


               Year Ended December 31, 2003:
                  Basic Earnings Per Share:
                     Income Available to Common
                         Shareholders                             $    2,738,754        2,113,087       $  1.30
                                                                                                        ========
                  Diluted Earnings Per Share:
                     Options                                                   -            3,076
                                                                    -------------      -----------

                  Income Available to Common
                     Shareholders Assuming Conversion             $    2,738,754        2,116,163       $  1.29
                                                                   ==============      ===========      ========

               The Company has granted options to purchase various amounts of the Company's common stock at various prices ranging from $14.50 to $19.94 per share. Those options whose exercise price exceeded the average market price of the common shares are not included in the options adjustment for diluted earnings per share.

               Off-Balance-Sheet Financial Instruments

               In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of interest-rate swap and cap agreements, commitments to extend credit and standby letters of credit. Financial instruments related to loans are recorded in the financial statements when they become payable.

               Statement of Cash Flows

               For purposes of the statements of cash flows, the Company considers only cash and due from banks to be cash equivalents.

               Advertising Costs

               Advertising and marketing costs are recorded as expenses in the year in which they are incurred. Advertising and marketing costs charged to operations during 2005, 2004 and 2003 were $198,233, $259,284 and $261,770, respectively.

               Interest-Rate Cap Agreements

               The cost of interest-rate cap agreements is amortized to interest expense over the terms of the caps. The unamortized cost is included in other assets in the consolidated balance sheet. Amounts receivable under cap agreements are accrued as a reduction of interest expense. The Bank does not engage in trading of derivatives. All such financial instruments are used to manage interest rate risk.

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

               Core Deposits

               During 1999, the Company acquired certain assets and liabilities of three Union Planters, N.A. branches in Natchez and Vicksburg, Mississippi, which were accounted for as a purchase. The Bank paid a premium for the depositor relationship of $1,614,210. This premium is included in other assets and is being amortized over 15 years, which is the estimated life of the customer base.

               Stock Compensation Plans

                FASB Statement No. 123, "Accounting for Stock-Based Compensation", encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However,

NOTE A.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

               it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided, under Note J, pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

               Comprehensive Income

               Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

               Recent Accounting Pronouncements

               In November of 2003, the Financial Accounting Standards Board's (FASB's) Emerging Issues Task Force released Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." The issue addressed disclosure requirements of securities in unrealized loss positions. In November 2005, the FASB issued combined FASB Staff Position (FSP) Nos. FAS 115-1 and FAS 124-1, "Recognition of Other than Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value". This combined FSP nullifies certain provisions of EITF Issue 03-1. The disclosure requirements of EITF Issue 03-1 are still effective and are included in these financial statements. The combined FSP covers debt and equity securities within the scope of SFAS No. 115 and SFAS No. 124, and addresses the determination of when an investment is considered impaired, whether such impairment is other-than-temporary and the measurement of an impairment loss. The combined FSP clarifies that an impaired available-for-sale security whose fair value deficiency is not expected to recover fully before the expected time of the security's sale should be deemed other than temporarily impairand an impairment loss recorded. This pronouncement is effective for reporting periods beginning after December 15, 2005. The Bank has considered the effects of this pronouncement and does not consider its effect on future results of operations to be significant.

               In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS No. 123(R)). This statement is a revision to SFAS No. 123, "Accounting for Stock- Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Shares Issued to Employees." This statement eliminates the alternative to use APB Opinion No. 25's intrinsic value method of accounting that was provided in SFAS No. 123 as originally issued. As a result, this statement requires a public entity to measure the cost of employee services received in exchange for an award of equity based instruments based on the grant- date fair value of the award and to recognize the cost over the period during which an employee is required to provide service in exchange for the award. In March 2005, the Securities and Exchange Commission
               (SEC) issued Staff Accounting Bulletin No. 107 which expresses the view of the staff regarding the interaction between SFAS
               123(R) and certain SEC rules and regulations and valuation of share based payment arrangements for public companies. The SEC issued an amendment providing that the effective date for implementation of SFAS 123(R) is for the first fiscal year beginning on or after June 15, 2005. The Company anticipates that the application of this statement will not be significant to the financial statements.

               Reclassifications

               Certain reclassifications have been made to the 2004 and 2003 consolidated financial statements in order to conform to the classifications adopted for reporting in 2005.


NOTE B.        INVESTMENT SECURITIES
               The amortized cost and approximate market value of investment securities classified as held-to-maturity at December 31, 2005, are summarized as follows:


                                                                           Gross           Gross
                                                       Amortized        Unrealized      Unrealized          Fair
                                                         Cost              Gains          Losses            Value
                                                   ----------------    ------------   -------------    ---------------
               Obligations of State and
                  Political Subdivisions              $34,904,765      $ 1,125,045     $  (81,676)       $35,948,134

               Mortgage-Backed
                  Securities                            3,089,278            8,139        (29,698)         3,067,719
                                                      -----------      -----------     -----------       -----------
                                                      $37,994,043      $ 1,133,184     $ (111,374)       $39,015,853
                                                      ===========      ===========     ===========       ===========








NOTE B.        INVESTMENT SECURITIES  (Continued)

               The amortized cost and approximate market value of investment securities classified as available-for-sale at December 31, 2005, are summarized as follows:

                                                                           Gross           Gross
                                                       Amortized        Unrealized      Unrealized          Fair
                                                         Cost              Gains          Losses            Value
                                                     --------------    ------------   -------------    -------------
               Mortgage-Backed
                  Securities                          $ 73,407,065      $  170,203     $ (1,692,906)    $ 71,884,362

               Agency Obligations                        6,495,545               -          (92,895)       6,402,650
                                                       -----------      -----------    -------------    ------------
                                                      $ 79,902,610      $  170,203     $ (1,785,801)    $ 78,287,012
                                                      =============     ===========    =============    ============

               The amortized cost and approximate market value of investment securities classified as held-to-maturity at December 31, 2004, are summarized as follows:

                                                                            Gross           Gross
                                                       Amortized         Unrealized      Unrealized          Fair
                                                         Cost               Gains          Losses            Value
                                                   ----------------     ------------   -------------    ---------------
               Obligations of State and
                  Political Subdivisions              $ 35,321,402      $  1,511,364     $   (19,152)   $ 36,813,614

               Mortgage-Backed
                  Securities                             4,482,451            41,677               -       4,524,128
                                                        -----------     ------------     ------------   ------------
                                                      $ 39,803,853      $  1,553,041     $   (19,152)   $ 41,337,742
                                                      =============     ============     ============   ============

               The amortized cost and approximate market value of investment securities classified as available-for-sale at December 31, 2004, are summarized as follows:

                                                                            Gross           Gross
                                                       Amortized         Unrealized      Unrealized          Fair
                                                         Cost               Gains          Losses            Value
                                                   ----------------     ------------   -------------    -------------
               Mortgage-Backed
                  Securities                          $ 86,063,356      $  1,009,628     $  (144,495)   $ 86,928,489

               Agency Obligations                        3,997,544               576            (620)      3,997,500

               Other Debt Securities                     1,007,752            13,448               -       1,021,200
                                                      ------------      ------------     ------------   -------------
                                                      $ 91,068,652      $  1,023,652     $  (145,115)   $ 91,947,189
                                                      =============     ============     ============   =============


               The aggregate fair values and aggregate unrealized losses on securities whose fair values are below book values as of December 31, 2005, are summarized below. Due to the nature of the investment and current market prices, these unrealized losses are considered a temporary impairment of the securities.


NOTE B.        INVESTMENT SECURITIES  (Continued)



                                       Less than 12 Months              12 Months or More                        Total
                                  -----------------------------   ------------------------------    -------------------------------
                                       Fair          Unrealized       Fair            Unrealized         Fair          Unrealized
                                       Value            Loss          Value               Loss           Value            Loss
                                  --------------   ------------   --------------   -------------    --------------   --------------
  Held-to-Maturity:
    Obligations of
      State and Political
      Subdivisions
       (seven securities)         $     802,424    $   (15,240)    $    935,988     $   (66,435)     $   1,738,412    $    (81,675)

    Mortgaged-backed
      Securities
       (one security)                 2,180,195        (29,698)               -               -          2,180,195         (29,698)
                                  --------------   -------------   -------------    -------------    --------------   -------------
                                  $   2,982,619    $   (44,938)    $    935,988     $   (66,435)     $   3,918,607    $   (111,373)
                                  ==============   =============   =============    =============    ==============  ==============


  Available for Sale:
    Agency Obligations
       (three securities)         $   6,402,650    $   (92,895)    $          -     $         -      $   6,402,650    $    (92,895)

    Mortgaged-backed
     Securities
       (thirty-three securities)     46,386,361       (982,002)      18,643,555        (710,904)        65,029,916      (1,692,906)
                                  --------------   -------------   -------------    -------------     -------------   -------------
                                  $  52,789,011    $(1,074,897)    $ 18,643,555     $  (710,904)     $  71,432,566    $ (1,785,801)
                                  ==============   =============   =============    =============    ==============   =============




NOTE B.        INVESTMENT SECURITIES  (Continued)

               The aggregate fair values and aggregate unrealized losses on securities whose fair values are below book values as of December 31, 2004, are summarized below. Due to the nature of the investment and current market prices, these unrealized losses are considered a temporary impairment of the securities.


                                       Less than 12 Months              12 Months or More                        Total
                                  -----------------------------   ------------------------------    -------------------------------
                                       Fair          Unrealized       Fair            Unrealized         Fair          Unrealized
                                       Value            Loss          Value             Loss            Value            Loss
                                  --------------   ------------   --------------   -------------    --------------   --------------
  Held-to-Maturity:
    Obligations of
      State and Political
      Subdivisions
       (seven securities)         $   1,863,665    $   (19,152)    $          -     $         -     $   1,863,665     $   (19,152)
                                  ==============   ============   ==============   =============    ==============    =============



   Available-for-Sale:
    Mortgage-Backed
      Securities (seven
        securities)               $  21,279,225    $  (112,812)    $  3,286,964     $   (31,683)    $  24,566,189     $  (144,495)

    Agency Obligations
       (one security)                 1,999,380           (620)               -               -         1,999,380            (620)
                                  --------------   -------------  --------------   -------------    --------------    -------------

                                  $  23,278,605    $  (113,432)    $  3,286,964     $   (31,683)    $  26,565,569     $  (145,115)
                                  ==============   =============  ==============   =============    ==============    =============


               The unrealized losses in the Company's investment portfolio, caused by interest rate increases, are not credit issues and are deemed to be temporary. Cash flows from the mortgage backed securities are guaranteed by the full faith and credit of the United States or by an agency of the United States Government. The Company also has the ability and intent to hold these securities until maturity and thus is not required to record any loss on the securities.

               Equity securities at December 31, 2005 and 2004, include the following: Federal Home Loan Bank stock of $4,677,200 and $4,727,100 for 2005 and 2004, respectively; Federal Reserve Bank stock of $521,700 for 2005 and 2004; First National Bankers Bank stock in the amount of $47,800 for 2005 and 2004; a $100,000 investment in ECD Investments, LLC for both years and a $155,000 investment in B&K Statutory Trust for both years. Redemptions of stock in the Federal Home Loan Bank during 2005 or 2004 were $603,000 and -0-, respectively. The stocks are considered restricted stock as only banks, which are members of these organizations, may acquire or redeem them. The stock is

NOTE B.        INVESTMENT SECURITIES  (Continued)

               redeemable at its face value; therefore, there are no gross unrealized gains or losses associated with these investments.

               The Company invested $1 million during 1998 and $250,000 during 2001 in Sumx Inc ("Sumx"), a Mississippi corporation established to provide electronic banking solutions for the financial industry.  During  the  second  quarter  of 2002,  the  Company's
               $1,250,000 investment in and advances to Sumx in the amount of approximately $711 thousand were written off and reflected in other expense due to the uncertainty regarding Sumx' future prospects  and  valuation.  On  December  31,  2004,  the Company divested itself of its equity interest in Sumx by selling its shares in Sumx to Sumx for $20,000. In connection with this sale, the Company and Sumx entered into a 5 year non-exclusive license to use the Sumx Internet banking software at no charge. The
               Company agreed to cancel and forgive all indebtedness, obligations and encumbrances of any kind to Sumx.

               Investment securities carried at approximately $52,781,000 (approximate market value $53,404,000) at December 31, 2005, and approximately $48,927,000 (approximate market value $50,674,000) at December 31, 2004, were pledged to collateralize public deposits and for other purposes as required or permitted by law or agreement.

               The amortized cost and approximate market value of investment debt securities at December 31, 2005, by contractual maturity (including mortgage-backed securities), are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                             Securities held-to-maturity
                                                                ------------------------------------------------------
                                                                        Weighted
                                                                      Average         Amortized            Market
                                                                       Yield            Cost                Value
                                                                ----------------   ---------------     ---------------

               Due in One Year or Less                               6.869%        $       220,450     $       221,096
               Due After One Year through Five Years                 6.411%              2,858,061           2,925,649
               Due After Five Years through Ten Years                6.747%             14,156,010          14,550,644
               Due After Ten Years                                   6.792%             20,759,522          21,318,464
                                                                                   ---------------     ---------------

                                                                     6.752%        $    37,994,043     $    39,015,853
                                                                                   ===============     ===============





NOTE B.        INVESTMENT SECURITIES  (Continued)

                                                                           Securities available-for-sale
                                                                -------------------------------------------------
                                                                     Weighted
                                                                      Average       Amortized         Market
                                                                      Yield           Cost             Value
                                                                ---------------- --------------     -------------

               Due After One Year through Five Years                4.063%        $ 10,098,989      $  9,959,434
               Due After Five Years through Ten Years               4.277%          46,112,260        44,832,611
               Due After Ten Years                                  4.968%          23,691,361        23,494,967
                                                                                  -------------     -------------

                                                                    4.456%        $ 79,902,610      $ 78,287,012
                                                                                  =============     =============

NOTE C.        LOANS

               The Bank's loan  portfolio  (rounded to the nearest  thousand) at
               December 31, 2005 and 2004, consists of the following:
                                                                                       2005                 2004
                                                                                    -------------     ---------------

               Commercial, Financial and Agricultural                               $  32,868,000     $  31,589,000
               Real Estate-Construction                                                30,069,000        18,360,000
               Real Estate-Mortgage                                                   169,363,000       156,574,000
               Installment                                                             12,478,000        14,229,000
               Overdrafts                                                                 306,000           249,000
                                                                                    -------------     --------------

                  Total loans                                                       $ 245,084,000     $ 221,001,000
                                                                                    =============     ==============


               Loans on which accrual of interest has been discontinued or reduced were approximately $1,059,000 and $772,000 at December 31, 2005, and 2004 respectively. If interest on such loans had been accrued, the income would have approximated $24,000 in 2005, $38,000 in 2004, and $28,000 in 2003. At December 31, 2005 and
               2004, respectively, the recorded investment in loans that were considered to be impaired was approximately $1,058,750 and $634,000, primarily all of which were on a nonaccrual basis. The related allowance amount on impaired loans was not significant. Loans which are contractually 90 days or more past due as of December 31, 2005 and 2004, were approximately $201,301 and $129,000, respectively.

               In the ordinary course of business, the Bank makes loans to its executive officers, principal stockholders, directors and to companies in which these borrowers are principal owners. Loans outstanding to such borrowers (including companies in which they are principal owners) amounted to $2,807,745 and $2,391,668 at December 31, 2005 and 2004, respectively. These loans were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons

NOTE C.        LOANS        (Continued)


               and did not involve more than normal risk of collectibility or present other unfavorable features.

               The aggregate amount of loans to such related parties for 2005 and 2004 is as follows:

                                                   2005               2004
                                              --------------     --------------

               Balance at January 1           $    2,391,668     $    2,947,193
               New Loans                           1,812,367          1,124,203
               Repayments                         (1,396,290)        (1,679,728)
                                              --------------     --------------
               Balance at December 31         $    2,807,745     $    2,391,668
                                              ==============     ==============


NOTE D.        ALLOWANCE FOR LOAN LOSSES

               An analysis of the allowance for loan losses is as follows:

                                                                          2005             2004              2003
                                                                    ------------     --------------     -------------
               Balance at January 1                                 $  2,236,778     $  2,070,162       $  2,129,328
                  Credits Charged Off:
                     Real Estate - Mortgage                             (149,502)        (113,888)          (456,085)
                     Commercial, Financial and Agricultural              (53,960)        (107,208)          (285,131)
                     Installment Loans                                   (47,187)         (46,738)           (91,068)
                                                                    ------------        ----------      -------------
                         Total Charge-Offs                              (250,649)        (267,834)          (832,284)
                  Recoveries:
                     Real Estate - Mortgage                               35,225            4,256             24,635
                     Commercial, Financial and Agricultural               22,520           23,032             59,832
                     Installment Loans                                    33,966           17,162             18,651
                                                                    ------------     -------------      -------------
                         Total Recoveries                                 91,711           44,450            103,118
                                                                    ------------     -------------      -------------
                  Net Credits Charged Off                               (158,938)        (223,384)          (729,166)
                                                                    ------------     -------------      -------------
                  Provision for Loan Losses                              300,000          390,000            670,000
                                                                    ------------     -------------      -------------
               Balance at December 31                               $  2,377,840     $  2,236,778       $  2,070,162
                                                                    ============     =============      =============

NOTE E.        LOAN SERVICING

               Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were approximately $11,274,712 and $9,740,772 in 2005 and 2004, respectively.




NOTE F.        BANK PREMISES AND EQUIPMENT

               A summary of Bank premises and equipment is as follows:

                                                                                           2005            2004
                                                                                     -------------     -------------
                 Buildings and Improvements                                          $  7,292,935      $  7,238,369
                 Furniture and Equipment                                                4,783,170         4,735,015
                                                                                     --------------     -----------
                                                                                       12,076,105        11,973,384
                    Less: Accumulated Depreciation                                     (5,152,431)       (4,830,622)
                 Land                                                                   1,122,994         1,122,994
                                                                                     --------------    -------------
                 Bank Premises and Equipment, Net                                    $  8,046,668      $  8,265,756
                                                                                     ==============    =============

               The provision for depreciation charged to operating expenses was $824,447, $727,564 and $724,609 for the years ended December 31,
               2005, 2004 and 2003, respectively.

NOTE G.        TRUST DEPARTMENT ASSETS

               Property (other than cash deposits) held by the Bank in fiduciary or agency capacities for its customers is not included in the accompanying consolidated balance sheets as such items are not assets of the Bank. Trust fees are reported on the cash basis. The difference between cash basis and the accrual basis is immaterial.

NOTE H.        DEPOSITS


               Deposits  at  December  31,  2005  and  2004,  consisted  of  the following:
                                                                                       2005                 2004
                                                                                 ----------------    -----------------

               Non-Interest Bearing Demand Deposits                              $    51,466,230     $    39,868,482
               NOW Accounts                                                           23,016,487          28,103,197
               Money Market Deposit Accounts                                          36,516,395          24,974,678
               Savings Accounts                                                       23,032,910          16,490,444
               Certificates of Deposit                                               123,344,888         116,851,128
                                                                                 ----------------    -----------------
                                                                                 $   257,376,910     $   226,287,929
                                                                                 ================    =================



               Maturities  of  certificates  of  deposit  of  $100,000  or  more outstanding  at December  31, 2005 and 2004,  are  summarized  as follows:
                                                                                        2005                 2004
                                                                                 ----------------    -----------------
               Time Remaining Until Maturity:
                  Three Months or Less                                           $     10,061,668    $     14,385,622
                  Over Three Through Six Months                                        11,198,948          13,257,922
                  Over Six Through Twelve Months                                       21,735,701          11,775,185
                  Over Twelve Months                                                   15,523,648          11,874,328
                                                                                 ----------------    -----------------
                                                                                 $     58,519,965    $     51,293,057
                                                                                 ================    =================


               The approximate scheduled maturities of certificates of deposits for each of the next five years are:

                                    2006                       $     93,557,514
                                    2007                             18,748,119
                                    2008                              5,664,803
                                    2009                              4,537,127
                                    2010                                837,325
                                                               ----------------
                                                               $    123,344,888

               Interest expense on certificates of deposit greater than $100,000 was approximately $1,647,000, $1,211,000 and $1,208,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

               The public fund deposits were $29,041,518 and $30,814,111 at December 31, 2005 and 2004, respectively.

NOTE I.        BORROWINGS

               Federal Home Loan Bank Advances:

               During 2005 and 2004, the Bank received advances from and remitted payments to the Federal Home Loan Bank. These advances are collateralized by a portion of the Bank's one-to-four family residential mortgage portfolio and certain secured commercial loans in accordance with the Advance Security and Collateral Agreement with the Federal Home Loan Bank. Advances outstanding at December 31, 2005, consist of:

                  Ten fixed-rate term loans ranging from $2,000,000 to $6,000,000, totaling $31,000,000 with interest rates ranging from 2.060% to 5.157%. The maturities on these loans range from May 12, 2006 to November 30, 2007.

                  Five amortizable fixed-rate loans totaling $16,886,067 with interest rates ranging from 2.377% to 4.177%. The maturities on these loans range from January 2, 2007, to June 1, 2009.

                  Two variable-rate loans, tied to 3 month Libor, totaling $25,000,000 with interest rates, adjusting quarterly, ranging from 4.37% to 4.524% and caps established at the strike price of 4.00 and 4.50%. The maturities on these loans range from October 18, 2007, to February 4, 2008.

                  One overnight advance in the amount of $11,310,000 with an interest rate of 4.35%.

               The 2004 advances consist of:

                  Seventeen fixed-rate term loans ranging from $2,000,000 to $6,000,000, totaling $60,000,000 with interest rates ranging from 1.765% to 5.348%. The maturities on these loans range from May 10, 2005, to November 30, 2007.

                  Five amortizable fixed-rate loans totaling $23,922,871 with interest rates ranging from 2.377% to 4.177%. The maturities on these loans are from January 2, 2007, to June 1, 2009.

                  One overnight advance in the amount of $13,000,000 with an interest rate of 2.410%.

                Annual maturities for the next four years as of December 31, 2005 are as follows:

                                    2006                      $ 36,310,000
                                    2007                        13,342,360
                                    2008                        29,138,783
                                    2009                         5,404,924
                                                              ------------
                                                              $ 84,196,067

               Junior Subordinated Debentures:

               In 2003, the Company issued $5,000,000 of junior subordinated debentures. The $5,000,000 of trust preferred securities qualifies as Tier 1 capital for regulatory capital purposes but is classified as a liability under accounting principles generally accepted in the United States of America. These securities carry an interest rate of LIBOR + 3.15%, adjusted quarterly, with interest paid quarterly in arrears and mature in March, 2033. Under certain circumstances, these securities are subject to repayment on March 26, 2008, or thereafter.


NOTE J.        EMPLOYEE BENEFIT PLANS

               The Bank has an employee stock ownership plan which is designed to invest primarily in employer stock. Essentially, all employees of the Bank with one year of service and of age twenty-one are covered under this plan, and are fully vested in their benefits after seven years of service. Employer contributions are determined by the Board of Directors each year and are allocated among participants on the basis of their total annual compensation. Dividends on the Company stock owned by the plan are recorded as a reduction of retained earnings. Operating expenses include contributions to the plan of $0, $96,960 and $108,533 in 2005, 2004 and 2003, respectively. This plan owned 158,630 and 210,407 allocated shares of Britton & Koontz Capital Corporation stock, as of December 31, 2005 and 2004.

NOTE J.        EMPLOYEE BENEFIT PLANS (Continued)

               The overall cost to the plan for the periods ended December 31, 2005, 2004 and 2003, was $7.73, $6.58 and $6.33 per share, respectively.

               Employees with one year of service and age twenty-one are eligible to participate in a 401(k) plan established by the Bank. Under this plan, employees may contribute a percentage of their salaries subject to certain limits based on federal tax laws. These contributions are immediately vested. Employer matching contributions are 100% vested after six years. Employer profit sharing contributions are 100% vested after seven years.

               Employer contributions to the plan are made at the discretion of the Board of Directors and aggregated $114,077, $73,040 and $143,700 for the years ended December 31, 2005, 2004 and 2003, respectively.

               The Company has a long-term incentive plan in which all employees of the Company and its subsidiaries are eligible to participate. The plan provides for discretionary grants of various incentives including stock options; shares of common stock subject to restrictions on transfer, forfeitability provisions or other limitations; and shares of common stock, the issuance and delivery of which may be subject to the attainment of specified performance objectives. A maximum of 160,000 shares of common stock is available for grant under the plan, subject to adjustment on account of stock dividends or stock splits, recapitalizations, mergers, consolidations or other corporate reorganizations. The plan is administered by a Committee of at least two non-employee directors appointed by the full Board of Directors. Since adoption, the Company has granted options to purchase a total of 102,124 shares. Options expire at various years from the date of grant. Options to acquire 20,460 shares were exercisable as of December 31, 2005. The summary of stock option activity is shown below:
                                                                        Weighted
                                              Options               Average
                                            Outstanding          Exercise Price

               December 31, 2003               53,229            $    17.38
               Options granted                      -                     -
               Options exercised               (3,229)                11.39
               Options forfeited              (15,000)                19.94
                                           -----------

               December 31, 2004               35,000            $    16.83
               Options granted                  5,000                 18.00
               Options exercised                    -                     -
               Options forfeited               (4,480)                14.50
                                           -----------
               December 31, 2005               35,520            $    17.29
                                           ===========           ===========

NOTE J.        EMPLOYEE BENEFIT PLANS (Continued)

                The following table summarizes information about stock options outstanding at December 31, 2005:


                Exercise Price   Options Outstanding  Remaining Contractual Life
                --------------   -------------------  --------------------------
                   $  19.94            15,000                 1.9 years
                   $  14.50            15,520                 5.9 years
                   $  18.00             5,000                 5.0 years

               The Company applies APB Opinion 25 and related Interpretations in accounting for the stock options. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock options been determined based on the fair value at the grant dates consistent with the method prescribed by FASB
               Statement No. 123, the Company's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                                                 2005                  2004                  2003
                                                          -------------            -------------        --------------

               Net Income, as Reported                    $   3,227,640            $   2,844,209        $     2,738,754
               Pro Forma Net Income                       $   3,215,915            $   2,837,413        $     2,718,254
               Basic Earnings Per Share, as Reported      $        1.53            $        1.35        $          1.30
               Pro Forma Basic Earnings Per Share         $        1.52            $        1.34        $          1.29
               Diluted Earnings Per Share, as Reported    $        1.52            $        1.34        $          1.29
               Pro Forma Diluted Earnings Per Share       $        1.52            $        1.34        $          1.28


               The fair value of each option is estimated on the grant date using the Black-Scholes option pricing model. The following assumptions were made in estimating fair values in 2005. No options were granted in either 2004 or 2003.

               Assumption                                         2005
               -----------------                                 -------
               Dividend yield                                     3.59%
               Risk free rate                                     4.42%
               Expected life                                     5 years
               Expected volatility                               27.59%

               SFAS 123R requires measurement for share-based transactions at the fair value of the equity instrument issued. The Company will adopt this pronouncement effective as of the first interim period in 2006. The Company has addressed the future adoption of this pronouncement and does not consider its potential impact to be significant.

NOTE J.        EMPLOYEE BENEFIT PLANS (Continued)

               The Bank has a nonqualified salary continuation plan for its executive officers. These officers will be entitled to agreed-upon benefits which will begin vesting when each participant reaches the age of fifty-five. The vested percentage will increase annually through the age of sixty-five when the officers will be fully vested. Payment of any benefits is contingent upon the officers' continued employment with the Bank through the age of fifty-five. The projected benefit to each officer at age sixty-five is allocated through a present value calculation to each year from inception of the plan through age sixty-five. The Plan also includes a change of control benefit for these officers. If any or all of the covered executives are terminated from employment within 36 months of a sale or acquisition of the Bank, the executive(s) may elect to receive from the acquirer fully vested income benefits as stated above, or to receive an agreed-upon lump-sum distribution, which would total $340,000 if all covered executives selected this option. The financial statements for the years ended December 31, 2005, 2004 and 2003, respectively, include $42,982 and $24,883 and $45,552 of expense related to this plan.

NOTE K.        LEASES

               The Bank leases one branch office as well as parking space under operating leases which expire in various years through 2014. Rent expense was $124,577, $148,402 and $107,948 in 2005, 2004 and 2003, respectively.

               The future minimum rental commitments for these leases at December 31, 2005, are as follows:

                                    2006                $   106,992
                                    2007                    106,992
                                    2008                    106,992
                                    2009                    106,992
                                    2010                    106,992
                                    Thereafter              314,028
                                                           --------
                                                        $   848,988


NOTE L.        INCOME TAXES

               The   provision/(benefit)   for  income  taxes  included  in  the
               consolidated  statements  of income is as  follows  for the years ended December 31, 2005, 2004 and 2003:

                                                                        2005               2004              2003
                                                                  --------------      -------------       -------------

               Current                                            $    1,079,614      $     676,227       $     517,906
               Deferred                                                 (264,520)           104,018             231,819
                                                                  --------------      -------------       -------------

                                                                  $      815,094      $     780,245       $     749,725
                                                                  ==============      =============       =============


NOTE L.  INCOME TAXES (Continued)

               The provision for federal income taxes differs from that computed by applying the federal statutory rate of 34% in 2005, 2004 and 2003 as indicated in the following analysis:

                                                                        2005               2004              2003
                                                                  --------------      ---------------     --------------

               Tax Based on Statutory Rate                        $    1,374,530      $   1,232,314       $   1,186,083
               State Taxes                                                98,051            108,211              79,712
               Effect of Tax-Exempt Income                              (565,456)          (569,345)           (555,675)
               Other                                                     (92,031)             9,065              39,605
                                                                  --------------      ---------------     --------------

                                                                  $      815,094      $     780,245       $     749,725
                                                                  ==============      ===============     ==============

               The net deferred tax asset of $35,974 in 2005 and net deferred tax liabilities of $1,024,406 and $1,204,554 in 2004 and 2003, respectively, are included in other assets and accrued taxes and other liabilities, respectively. The net deferred tax asset and liabilities consist of the following components at December 31, 2005, 2004 and 2003:

                                                                        2005                2004             2003
                                                                  --------------      ---------------     --------------
               Deferred Tax Liabilities:
                Unrealized gain on available-for-sale securities  $            -      $    (327,694)      $    (550,786)
                Unrealized gain on derivatives                              (155)           (56,770)           (117,843)
                Depreciation                                            (992,514)        (1,019,448)           (892,632)
                Federal Home Loan Bank dividends                        (335,975)          (309,575)           (277,833)
                Other                                                   (191,067)          (122,031)           (110,790)
                                                                  --------------      --------------      --------------
                                                                      (1,519,711)        (1,835,518)         (1,949,884)
               Deferred Tax Assets:
                Unrealized Loss on available-for-sale securities         602,618                  -                   -
                  Provision for loan losses                              597,133            544,517             482,370
                  Other real estate                                       11,190             44,760              38,327
                  Voluntary severence                                    171,770                  -                   -
                  Other                                                  172,974            221,835             224,633
                                                                  --------------      --------------      --------------
                                                                       1,555,685            811,112             745,330
                                                                  --------------      --------------      --------------
               Net Deferred Tax Asset/(Liability)                 $       35,974      $  (1,024,406)      $  (1,204,554)
                                                                  ==============      ==============      ==============


               A  summary  of  the  changes  in  the  net   deferred  tax  asset
               (liability) for the years ended December 31, 2005 and 2004, is as follows:

               Balance at beginning of year                       $   (1,024,406)     $ (1,204,554)       $  (1,281,633)
                  Deferred tax expense, charged to operations            264,520          (104,018)            (231,819)
                  Other comprehensive income, charged to
                     equity                                              795,860           284,166              308,898
                                                                  --------------      ------------        --------------
               Balance at end of year                             $       35,974      $ (1,024,406)       $  (1,204,554)
                                                                  ==============      =============       ==============

NOTE M.        SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

               At December 31, 2005 and 2004, the Bank had sold various investment securities with an agreement to repurchase these securities at various times within one year. The underlying securities are U.S. Government obligations and obligations of other U.S. Government agencies and corporations. These securities generally remain under the Bank's control and are included in investment securities. These securities have coupon rates ranging from 3.219% to 7.00% and maturity dates ranging from 2013 to 2029. The related liability to repurchase these securities, included in securities sold under repurchase agreements, was
               $8,032,721   and  $8,103,381  at  December  31,  2005  and  2004,
               respectively. The maximum amount of outstanding agreements at any month-end was $ 8,932,200 and $11,080,516 during 2005 and 2004, respectively. The monthly average amount outstanding agreements was $7,527,541 and $10,022,995 during 2005 and 2004, respectively. At December 31, 2005, the securities underlying the repurchase agreements had an approximate amortized cost of $9,392,755 and an approximate market value of $ 9,170,640.


NOTE N.        REGULATORY MATTERS

               The primary source of revenue of Britton & Koontz Capital Corporation is dividends from its subsidiary, Britton & Koontz Bank, N.A. Federal banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. Any such distribution is subject to the requirements described in the following paragraphs.

               In accordance with Office of Thrift Supervision regulations, a special "Liquidation Account" has been established for the benefit of certain Qualifying Depositors of Natchez First Federal Savings Bank (acquired by the Bank in 1993) in an initial amount of approximately $2.8 million. The Liquidation Account serves as a restriction on the distribution of stockholders' equity in the Bank and no cash dividend may be paid on its capital stock if the effect thereof would be to cause the regulatory capital of the Bank to be reduced below an amount equal to the adjusted Liquidation Account balance.

               In the event of a complete liquidation of the Bank, each Qualifying Depositor would be entitled to his or her pro rata interest in the Liquidation Account. Such claims would be paid before payment to Britton & Koontz Capital Corporation as the Bank's sole shareholder. A merger, consolidation, purchase of assets and assumption of deposits and/or other liabilities or similar transaction, with an FDIC-insured institution, would not be a complete liquidation for the purpose of paying the Liquidation Account. In such a transaction, the Liquidation Account would be required to be assumed by the surviving institution.

               The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

               Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2005 and 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

               The most recent regulatory notification categorized the Bank as well capitalized under the regulatory capital framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

               The Company's (consolidated) and the Bank's actual capital amounts and ratios as of December 31, 2005 and 2004, are presented in the table.

                                                                                                Minimum
                                                                                               To be Well
                                                                     Minimum                Capitalized Under
                                                                     Capital                Prompt Corrective
                                         Actual                    Requirement              Action Provisions
                                 -----------------------   -------------------------    ------------------------
                                   Amount        Ratio        Amount         Ratio        Amount         Ratio
                                 -----------    --------   -----------      --------    -----------    ---------
                                                                 (dollars in thousands)
As of December 31, 2005
-----------------------
Total Capital (to Risk-
    Weighted Assets)
       Consolidated              $   38,770      14.44%     $  21,476         8.00%          N/A          N/A
       The Bank                  $   36,423      13.58%     $  21,457         8.00%      $  26,821       10.00%
Tier I Capital (to Risk-
    Weighted Assets)
       Consolidated              $   36,392      13.55%     $  10,741         4.00%          N/A           N/A
       The Bank                  $   34,045      12.70%     $  10,723         4.00%      $  16,084        6.00%
Tier I Capital (to Average
    Assets)
       Consolidated              $   36,392       9.31%     $  15,635         4.00%          N/A           N/A
       The Bank                  $   34,045       8.63%     $  15,780         4.00%      $  19,725        5.00%



NOTE N.        REGULATORY MATTERS (Continued)
                                                                                                Minimum
                                                                                               To be Well
                                                                     Minimum                Capitalized Under
                                                                     Capital                Prompt Corrective
                                         Actual                    Requirement              Action Provisions
                                 -----------------------   -------------------------    ------------------------
                                   Amount        Ratio        Amount         Ratio        Amount         Ratio
                                 -----------    --------   -----------      --------    -----------    ---------
                                                                 (dollars in thousands)
As of December 31, 2004
-----------------------
Total Capital (to Risk-
    Weighted Assets)
       Consolidated              $   36,754      15.43%     $  19,061         8.00%          N/A           N/A
       The Bank                  $   34,836      14.64%     $  19,036         8.00%      $  23,796       10.00%
Tier I Capital (to Risk-
    Weighted Assets)
       Consolidated              $   34,517      14.49%     $   9,530         4.00%          N/A           N/A
       The Bank                  $   32,599      13.70%     $   9,518         4.00%      $  14,277        6.00%
Tier I Capital (to Average
    Assets)
       Consolidated              $   34,517       9.23%     $  14,954         4.00%          N/A           N/A
       The Bank                  $   32,599       8.69%     $  14,999         4.00%      $  18,749        5.00%



NOTE O.        COMMITMENTS AND CONTINGENCIES

               The Bank is a party to financial instruments with off-balance-sheet risk entered into in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements.

               Commitments to extend credit are agreements to lend money with fixed expiration dates or termination clauses. The Bank applies the same credit standards used in the lending process when extending these commitments, and periodically reassesses the customer's creditworthiness through ongoing credit reviews. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral is obtained based on the Bank's assessment of the transaction. At December 31, 2005 and 2004, the Bank's commitments to extend credit totaled $82,642,254 and $40,701,179, respectively.

               Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk and collateralization policy

NOTE O.        COMMITMENTS AND CONTINGENCIES (Continued)

               involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank had total unfunded letters of credit of $2,389,797 and $2,128,583 as of December 31, 2005 and 2004, respectively.

               The Bank is required to maintain average reserves at the Federal Reserve Bank. This requirement approximated $275,000 at December 31, 2005. The Bank is in compliance with this requirement.

               At December 31, 2005, the Bank had committed to sell approximately $171,000 of loans originated near year-end. These loans are classified as loans held-for-sale and are carried at the lower of cost or market. Due to the short period from origination, the cost and market value of these loans are approximately the same.

               The Bank has outstanding lines of credit with several of its correspondent banks available to assist in the management of short-term liquidity. At December 31, 2005, the total available lines of credit were $39,500,000 with an outstanding balance of $ -0- as reflected on the consolidated balance sheet.

               Britton & Koontz Capital Corporation and its wholly owned subsidiaries, the Bank and B&K Title Insurance Agency, Inc., are involved in certain litigation incurred in the normal course of business. In the opinion of management and legal counsel, liabilities arising from such claims, if any, would not have a material effect upon the Company's consolidated financial statements.

NOTE P.        CONCENTRATIONS OF CREDIT

               Substantially all of the Bank's loans, commitments, and standby letters of credit have been granted to customers in the Bank's market area. The majority of investments in state and municipal securities involve governmental entities in and around the Bank's market area. The concentrations of credit by type of loan are set forth in Note C. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit are granted primarily to commercial borrowers.

               The Bank maintains deposit accounts and federal funds sold with correspondent banks which may, periodically, exceed the federally insured amount.

NOTE Q.        DIVIDENDS

               The Bank paid dividends to the Company amounting to $2,100,000 and $1,700,000 for the years 2005 and 2004, respectively.

NOTE R.        INTEREST RATE RISK MANAGEMENT

               During 2002, the Bank entered into an off-balance sheet interest rate swap agreement to reduce its interest-rate risk and to decrease its costs of funds for special deposit promotions. Under the terms of this agreement, the Bank receives a fixed rate and is obligated to pay a floating rate based on Prime calculated on a contractual notional amount of $5,000,000 at December 31, 2005. The original term is for five years expiring in May 2007. The fixed payment rate was 7.635% during 2005. The average variable-payment rate was 6.27% at December 31, 2005. The collateral at December 31, 2005, is a Federal Home Loan Mortgage investment. The carrying amount of the swap has been adjusted to its fair value at year-end approximating $415 and is included in other assets. The swap is assumed to be completely effective, and accordingly, is reported as other comprehensive income.

NOTE S.        FAIR VALUE OF FINANCIAL INSTRUMENTS

               The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. FASB Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

               The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

               Cash and Due From Banks - Fair value equals the carrying value of such assets.

               Federal Funds Sold - Due to the short-term nature of this asset, the carrying value of this item approximates its fair value.

               Investment Securities - Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

               Cash Surrender Value of Life Insurance - The fair value of this item approximates its carrying value.

               Loans, Net - For variable-rate loans which are repricing immediately, fair values are based on carrying values. Other variable-rate loans, fixed-rate commercial loans, installment loans, and mortgage loans are valued using discounted cash flows. The discount rates used to determine the present value of these loans are based on interest rates currently being charged by the Bank on loans with comparable credit risk and terms.

               Deposits - The fair  values of demand  deposits  are equal to the carrying value of such deposits. Demand deposits include non-interest bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. Discounted cash flows have been used to value fixed rate term deposits. The discount rate used is based on interest rates currently being offered by the Bank on deposits with comparable amounts and terms.

               Long-Term Borrowings - The fair values of the Company's long-term borrowings are estimated using discounted cash flow analysis based on the Company's current incremental borrowing ratio for similar types of borrowing arrangements.

               Federal Funds Purchased and Securities Sold Under Repurchase Agreements - The fair value of these items approximates their carrying values.

               Off-Balance Sheet Instruments - Loan commitments are negotiated at current market rates and are relatively short-term in nature. Therefore, the estimated value of loan commitments approximates the face amount. Fair values for interest rate swaps and caps are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

               The estimated fair values of the Company's financial instruments, rounded to the nearest thousand, are as follows:


                                                            2005                               2004
                                                   ---------------------              ----------------------
                                                   Carrying       Fair                Carrying        Fair
                                                    Amount        Value                Amount         Value
                                                   --------     --------              --------      --------
                                                   (Dollars in Thousands)             (Dollars in Thousands)
     Financial Assets:
       Cash and due from banks                     $  9,825      $  9,825              $  6,577      $  6,577
       Federal funds sold                          $    401      $    401              $    109      $    109
       Investment securities:
          Held-to-maturity                         $ 37,994      $ 39,016              $ 39,804      $ 41,338
          Available-for-sale                       $ 78,287      $ 78,287              $ 91,947      $ 91,947
          Equity securities                        $  5,502      $  5,502              $  5,552      $  5,552
       Cash surrender value of
          life insurance                           $    936      $    936              $    943      $    943
       Loans, net                                  $242,705      $240,119              $218,762      $218,612

     Financial Liabilities:
       Deposits                                    $257,377      $256,493              $226,288      $226,118
       Short-term borrowings                       $ 36,310      $ 35,955              $ 42,000      $ 42,010

NOTE S.    FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

                                                            2005                               2004
                                                   ---------------------              ----------------------
                                                   Carrying       Fair                Carrying        Fair
                                                    Amount        Value                Amount         Value
                                                   --------     --------              --------      --------
                                                   (Dollars in Thousands)             (Dollars in Thousands)

       Long-term borrowings                        $ 47,886      $ 47,263              $  54,923     $ 54,737
       Federal funds purchased                            -             -              $   6,435     $  6,435
       Securities sold under
          repurchase agreements                    $  8,033      $  8,033              $   8,103     $  8,103
       Junior subordinated debentures              $  5,155      $  5,155              $   5,155     $  5,155


                                                     Face          Fair                  Face           Fair
                                                    Amount         Value                Amount          Value
                                                   --------      --------               -------      --------
     Other:
       Commitments to extend credit                $ 82,642      $ 82,642              $  40,701     $ 40,701
       Standby letters of credit                   $  2,390      $  2,390              $   2,129     $  2,129
       Interest rate swap                          $      -      $      -              $     152     $    152





NOTE T.        CONDENSED FINANCIAL INFORMATION OF
                 BRITTON & KOONTZ CAPITAL CORPORATION

               The   financial   information   of   Britton  &  Koontz   Capital
               Corporation, parent company only, is as follows:

                                 BALANCE SHEETS
                                                                                             December 31,
                                                                                       2005                 2004
                                                                                  ---------------    ---------------
               ASSETS:
                  Cash                                                            $     1,942,459    $     1,508,691
                  Investment in subsidiaries                                           34,199,317         34,496,996
                  Premises and equipment, net                                                   -                  -
                  Other assets                                                            279,971            305,977
                                                                                  ---------------    ---------------
               TOTAL ASSETS                                                       $    36,421,747    $    36,311,664
                                                                                  ===============    ===============

               LIABILITIES:

                  Junior subordinated debentures                                  $     5,155,000    $     5,155,000
                  Other liabilities                                                         6,589              4,896
                                                                                  ---------------    ---------------
               TOTAL LIABILITIES                                                        5,161,589          5,159,896

               STOCKHOLDERS' EQUITY                                                    31,260,158         31,151,768
                                                                                  ---------------    ---------------
               TOTAL LIABILITIES AND STOCKHOLDERS'
                  EQUITY                                                          $    36,421,747    $    36,311,664
                                                                                  ===============    ===============


                              STATEMENTS OF INCOME

                                                                                 Years Ended December 31,
                                                                        2005               2004              2003
                                                                  ---------------    --------------     ---------------
               REVENUE:
                  Dividends Received:
                     Britton & Koontz Bank, N.A.                  $     2,100,000    $    1,700,000     $    2,000,000
                  Other income                                             18,592             4,671             13,005
                                                                  ---------------    --------------     ---------------
                                                                        2,118,592         1,704,671          2,013,005
               EXPENSES                                                   414,355           310,563            353,056
                                                                  ---------------    --------------     ---------------
                                                                        1,704,237         1,394,108          1,659,949
               INCOME TAX EXPENSE (BENEFIT)                              (162,090)         (123,354)          (142,553)
                                                                  ----------------   ---------------    ---------------
                                                                        1,866,327         1,517,462          1,802,502
               EQUITY IN UNDISTRIBUTED
                  EARNINGS:
                     Britton & Koontz Bank, N.A.                        1,337,909         1,308,982            890,028
                     B & K Title Insurance Agency, Inc.                    23,404            17,765             46,224
                                                                  ---------------    --------------     --------------
                            NET INCOME                            $     3,227,640    $    2,844,209     $    2,738,754
                                                                  ===============    ==============     ==============



NOTE T.        CONDENSED FINANCIAL INFORMATION OF
                  BRITTON & KOONTZ CAPITAL CORPORATION (Continued)


                            STATEMENTS OF CASH FLOWS

                                                                                       Years Ended December 31,
                                                                              2005               2004              2003
                                                                       ----------------      -------------   ------------

               CASH FLOWS FROM OPERATING ACTIVITIES:
                  Net Income                                           $     3,227,640       $  2,844,209    $   2,738,754
                  Adjustments to reconcile net income to net
                     cash provided by operating activities:
                         Provision for depreciation                                  -                  -            1,565
                        Equity on undistributed earnings
                            and losses of affiliates                        (1,361,313)        (1,326,747)        (936,252)
                  (Increase) decrease in other assets                           26,006            (53,741)         (73,399)
                  Increase in other liabilities                                  1,693              1,184            3,712
                                                                       ----------------      -------------   --------------
                            Net Cash Provided by Operating Activities        1,894,026          1,464,905        1,734,380
                                                                       ----------------      -------------   --------------
               CASH FLOWS FROM INVESTING ACTIVITIES:
                  Advances to subsidiaries                                           -                  -       (5,000,000)
                  Transfer of bank premises to subsidiary                            -            188,038                -
                                                                       ----------------      -------------   --------------
                            Net Cash Provided by (Used in) Investing
                              Activities                                             -            188,038       (5,000,000)
                                                                       ----------------      -------------   --------------

               CASH FLOWS FROM FINANCING ACTIVITIES:
                  Proceeds from issuance of junior subordinated
                     debentures                                                      -                  -        5,155,000
                  Cash dividends paid                                       (1,460,258)        (1,353,409)      (1,352,375)
                  Cash received from stock options exercised                         -             36,778                -
                                                                       ----------------      -------------   --------------
                            Net Cash Provided by (Used in)
                               Financing Activities                         (1,460,258)        (1,316,631)       3,802,625
                                                                       ----------------      -------------   --------------

               NET INCREASE (DECREASE) IN CASH                                 433,768            336,312          537,005
               CASH AT BEGINNING OF YEAR                                     1,508,691          1,172,379          635,374
                                                                       ---------------       ------------    --------------
               CASH AT END OF YEAR                                     $     1,942,459       $  1,508,691    $   1,172,379
                                                                       ===============       ============    ==============



   Management's Discussion  and Analysis of Financial  Condition  and Results of
               Operations As of December 31, 2005, 2004 and 2003

             This discussion presents a review of the major factors that have affected the financial condition, changes in financial condition and results of operations of Britton & Koontz Capital Corporation (the "Company") and its subsidiaries, principally Britton & Koontz Bank, N.A. (the "Bank"), for the three years ended December 31, 2005.

Summary

             During the past three years, the Company has emphasized loan and deposit growth and control and reduction of personnel expenses; and the Company has devoted considerable efforts to consolidate and realign branches and Bank premises. The Company ended 2003 with ten locations and 149 employees and ended 2004 with six locations and 131 full-time equivalents. During 2005, management continued its efforts to streamline operations and strengthen its share in all markets. The Company ended 2005 with six locations and 107 full-time equivalents. While all of the Company's markets have shown growth in loans and deposits since 2003, the Baton Rouge, Louisiana market has had significant growth during this period in both areas showing approximately 37% and 11% growth in loans and deposits, respectively.

             In 2005, the Company reported net income of $3.2 million, or $1.52 per diluted share, representing a 13% increase over the $2.8 million, or $1.34 per diluted share, reported at December 31, 2004 and 18% growth compared to $2.7 million, or $1.29 per diluted share, reported at December 31, 2003. The annual increase from 2004 occurred even as 2005 fourth quarter net income declined to $660 thousand or, $0.31 per diluted share, compared to $820 thousand, or $0.39 per diluted share, during the fourth quarter of 2004. Return on average equity for the years 2005, 2004 and 2003 was 10.30%, 9.22% and 9.08%, respectively.

             Decreased earnings in the final quarter of 2005 compared to the same period in 2004 were primarily attributable to expenses related to the Company's offer of a voluntary separation package to employees with specified years of service. If these additional costs were excluded, net income for the fourth quarter of 2005 would have been approximately $926 thousand, a 13% increase over the fourth quarter of 2004. Comparing the full year of 2005 to 2004, net income increased $383 thousand due in part to lower salary and benefits of $172 thousand. Other factors contributing to the improved performance included higher net interest income and lower overall general operating expenses.

             In 2005, the Company experienced growth in its loan portfolio primarily from areas pertaining to business and industrial commercial real estate, including residential land development and construction loans and 1-4 family residential mortgage loans. Throughout 2005, the Company operated in an environment where short-term rates continued to move upward while long-term rates stayed the same or fell, thus creating a flat yield curve. This scenario contributed to the decline in net interest margin to 3.66% at December 31, 2005, from 3.76% at December 31, 2004, and 4.13% at December 31, 2003. While declining margins were prevalent throughout the industry, management believes that the growth in loans during 2005 helped offset the negative effects associated with a flat yield curve and actually slowed margin compression. Another major factor that aided in preventing additional declines in net interest margin and stabilizing net interest margin was the 29% increase in the Company's non-interest bearing deposits since December 31, 2004.

             During the year, the Company moved from a semi-annual dividend payment to a quarterly payment to put the Company more in line with dividend payment practices of other public companies. Dividends paid out in 2005 amounted to $0.69 per share, which represents a 7.8% increase over dividends paid in 2004. The total payout ratio in 2005 was 45.3% of earnings compared to 47.6% in 2004 and 49.4% in 2003.

             Since 2004, the Company has emphasized strategic hiring of front line personnel, closed and sold poorly located facilities acquired in recent acquisitions, and upgraded operations and existing branches. As the Company moves into 2006, it is confident that benefits from these efforts will continue. Having reduced the level of operating expenses during the past two years, the Company believes that it is ready to take advantage of the growth opportunities in its existing markets.

Financial Condition

   Assets

             Total assets increased 3%, or $11.9 million, during 2005 to $389.3 million from $377.4 million at December 31, 2004. Growth in assets was primarily due to increases in loans held for investment, net of unearned interest and allowance for loan losses of $25.5 million, offset by reductions of $15.5 million in investment securities. Asset growth was hindered due to the flat yield curve as investment cash flows were re-directed into loans and paydowns of Federal Home Loan Bank ("FHLB") advances.

             Average Earning Assets. Interest income from earning assets represents the Company's main source of revenue. Average earning assets for the period ended December 31, 2005, totaled $370.6 million, a $16.6 million, or 4.7%, increase compared to December 31, 2004. The increase was made up of an $18.5 million, or 8.5%, increase in average loans offset by reductions in the average investment portfolio. Growth in average earning assets was funded primarily with increases in customer and brokered deposits.

             Investment  Securities.  Investment securities primarily consist of mortgage-backed, municipal, corporate and agency securities. Securities that are deemed to be held-to-maturity ("HTM") are accounted for by the amortized cost method and represent approximately 31% of total securities at December 31, 2005. Those securities designated available-for-sale ("AFS") are accounted for at fair value and represent approximately 64% of the total at December 31, 2005. Equity securities account for the remaining 5%. Management determines the classification of its securities at acquisition. While average securities decreased from 2004 to 2005 only slightly, total HTM and AFS investment securities fell by $15.5 million, or 12%, to $116.3 million at December 31, 2005, from $131.8 million at December 31, 2004. The flat yield curve hindered re-investment in the market; also, cash flows from investments were used to fund new loan growth. Equity securities are comprised primarily of Federal Reserve Bank stock of $522 thousand, FHLB stock of $4.7 million, the Company's $155 thousand interest in its B&K Bank Statutory Trust and ECD Investments, LLC ("ECD") membership interests of $100 thousand. These securities fell $50 thousand to $5.5 million in 2005 from $5.6 million in 2004, due to purchases of FHLB stock early in the year and a mandatory redemption of $603 thousand of FHLB stock in the third quarter of 2005, after stock requirements were recalculated.

             The amortized cost of the Bank's investment securities at December 31, 2005, 2004 and 2003, are summarized as follows:

                                                                   Amortized Cost
                                                  -------------------------------------------------
                                                     12/31/05          12/31/04          12/31/03
                                                  -------------------------------------------------
    Obligations of other U.S. Government
       Agencies and Corporations                   $ 82,864,118      $ 94,369,933      $ 95,312,108
    Obligations of State and
       Political Subdivisions                        34,904,765        35,321,401        34,834,072
    Privately Issued Collateralized
       Mortgage Obligations                             127,770           173,419           296,220
    Corporate Securities                                      -         1,007,752         4,033,806
                                                  =============     =============     =============
                                                  $ 117,896,653     $ 130,872,505     $ 134,476,206
                                                  =============     =============     =============

             The amortized cost of investment securities at December 31, 2005, by contractual maturity (including mortgage backed securities) is shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Yields on tax-exempt municipal securities have been computed on a book equivalent basis which takes into account the coupon rate paid by the issuer adjusted by any premium paid or discount received on the security at settlement date.


                                                 Amortized         Weighted
                                                    Cost        Average Yield
                                              --------------   ---------------
 Due in one year or less                      $     220,450         6.869%
 Due after one year through five years           12,957,050         4.580%
 Due after five years through ten years          60,268,270         4.857%
 Due after ten years                             44,450,883         5.820%
                                              -------------
                                              $ 117,896,653         5.196%
                                              =============    ==============

             Loans. Loans represent the Company's largest source of revenue. Total loans for the year ended December 31, 2005, were $245.1 million, an increase of $24.1 million compared to the year ended December 31, 2004. Average loans increased $18.5 million, or 8.5%, to $236.8 million at December 31, 2005 compared to $218.3 million at December 31, 2004. The Company experienced loan growth mostly in its Natchez, Mississippi and Baton Rouge, Louisiana markets where loan demand in the small business sector has been brisk and the Company's lending staff has been especially successful in attracting new business. The Vicksburg market ended December 31, 2005, with $51 million in loans, representing 21% of the portfolio. The Baton Rouge market ended the year with $59 million in loans, representing 24% of the portfolio, while the majority (55%) of the remaining portfolio was in the Natchez area. Growth in loans was funded by operating activities, excess cash flows as investment securities paid down and a portion of the Company's increase in deposits. Table 1 presents the Bank's loan portfolio at the end of the last five years. The Company has no foreign loan activities.


     TABLE 1: COMPOSITION OF LOAN PORTFOLIO

                                  12/31/05         12/31/04        12/31/03          12/31/02        12/31/01
                               ---------------------------------------------------------------------------------
   Commercial, financial and
       agricultural            $ 32,868,000     $  31,589,000   $  31,853,000     $  34,264,000    $  38,101,000
   Real estate-construction       30,069,000       18,360,000      14,690,000         7,207,000        6,066,000
   Real estate-residential        76,818,000       73,277,000      78,128,000        65,624,000       63,379,000
   Real Estate-other              92,545,000       83,297,000      70,729,000        61,660,000       59,729,000
   Installment                    12,478,000       14,229,000      14,195,000        15,881,000       17,759,000
   Other                             306,000          249,000         102,000           170,000          117,000
                               -------------    -------------   -------------     -------------    -------------
       Total loans             $ 245,084,000    $ 221,001,000   $ 209,697,000     $ 184,806,000    $ 185,151,000
                               =============    =============   =============     =============    =============

             The following table sets forth as of December 31, 2005, the periods in which the Bank's commercial, financial and agricultural loans and its real estate-construction loans mature or reprice and the total amount of all such loans due after one year having (a) predetermined interest rates and (b) floating or adjustable rates. Loan maturities are based upon contract terms and specific maturity dates. Loans with balloon payments and longer amortizations are often repriced and extended beyond the initial maturity when credit conditions remain satisfactory.

                                                                   Due after
                                                   Due in          one year
                                                   one year        through          Due after
                                                  or less          five years       five years         Total
                                               ---------------  --------------    --------------   --------------
Commercial, financial and agricultural         $   30,802,000   $    2,066,000    $            -   $   32,868,000
  Real estate-construction                         12,394,000       12,892,000         4,783,000       30,069,000
                                               ---------------  --------------    --------------   --------------
        Total                                  $   43,196,000   $   14,958,000    $    4,783,000   $   62,937,000
                                               ===============  ==============    ==============   ==============

Predetermined interest rates                                    $    7,853,000    $    2,569,000
                                                                ==============    ==============
Floating or adjustable interest rates                           $    7,105,000    $    2,214,000
                                                                ==============    ==============


Asset Quality

             Management periodically analyzes the diversification of the loan portfolio and the repayment ability of borrowers. When it appears to management that the Company will have trouble recapturing all outstanding principal and/or interest on a loan or loan relationship, the debt is placed on non-accrual. By placing loans on non-accrual the Company recognizes a problem credit, foregoes interest that is likely uncollectible, and adjusts the carried loan balance to reflect the collection amount expected. When problem credits are transferred to non-accrual status, the accrual of interest income is discontinued and all previously accrued and uncollected interest for the year is reversed against interest income. A non-accrual loan may be restored to accrual status when it is no longer delinquent and management no longer doubts the collectibility of interest and principal.

             Several key measures are used to evaluate and monitor the Company's asset quality. These measures include the levels and percentages of total nonperforming assets, loan delinquencies, non-accrual loans, foreclosed assets and charge-offs. Nonperforming assets, consisting of non-accrual loans, loans past due 90 days or more and other real estate owned, increased to $2.7 million at December 31, 2005, from $2.2 million at December 31, 2004. Non-performing assets as a percent of average assets increased slightly to .70% in 2005 compared to .59% in 2004. Nonperforming loans as a percent of total loans, net of unearned income and loans held for sale, increased to .51% at December 31, 2005, from .41% the year before. Net charge-offs for the year declined for the 3rd straight year. Net charge-offs as a percent of average loans decreased from ..10% at December 31, 2004, to .07% at December 31, 2005.

             At December 31, 2005, overall credit quality has remained stable. The increase in total non-performing assets is due primarily to one large commercial credit in the amount of $524 thousand. In the opinion of management, the overall size of this credit is immaterial, and specific reserves have been set aside for the unsecured portion of the credit as well as any unforeseen shortfalls. A breakdown of nonperforming loans at the end of each of the last five years is shown in Table 2.

     TABLE 2: BREAKDOWN OF NONPERFORMING LOANS

                                           12/31/05      12/31/04       12/31/03      12/31/02      12/31/01
                                         ----------    ----------     ----------    ----------    ----------
                                                        (dollars in thousands)
    Non-accrual loans by type
      Real estate                         $     413     $     532      $     584     $   1,513      $    750
      Installment                                72            26             20            16            86
      Commercial and all other loans            574           214            580           537           449
                                         ----------    ----------     ----------    ----------     ----------
          Total non-accrual loans             1,059           772          1,184         2,066         1,285
      Loans past due 90 days or more            201           129            337           253         1,510
                                         ----------    ----------     ----------    ----------     ----------
          Total nonperforming loans           1,260           901          1,521         2,319         2,795
          Other real estate owned (net)       1,471         1,320          1,741         1,554         1,526
                                         ----------    ----------     ----------    ----------     ----------
          Total nonperforming assets      $   2,731     $   2,221      $   3,262     $   3,873      $  4,321
                                         ==========    ==========     ==========    ==========     ==========
    Nonperforming loans as a percent
      of loans, net of unearned interest
      and loans held for sale                  .51%          .41%           .74%         1.29%         1.56%
                                         ==========    ==========     ==========    ==========     ==========
    Additional interest income foregone
       on non-accrual loans               $      24     $      38      $      28     $     141      $    167
                                         ==========    ==========     ==========    ==========     ==========

             There were no loans in any of the reported periods above classified as "troubled debt restructurings" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring." Management was not aware of other loans, or any other interest-bearing asset, not already specifically reserved for, that the Company had serious doubts as to the ability of the borrower to comply with the present repayment terms.

             No other interest-bearing assets held by the Company are classified as non-accrual or past due 90 days or more. The Company continues to monitor securities issued by municipalities on the Mississippi Gulf Coast, as reported in the Company's 10-Q dated September 30, 2005 under Item 3, Quantitative and Qualitative Disclosures About Market Risk.

Allowance for Loan Losses

             The allowance for loan losses is established as losses are estimated through a provision for loan losses charged against operations and is maintained at a level that management considers adequate to absorb losses in the loan portfolio. The allowance is subject to change as management re-evaluates the adequacy of the allowance on a quarterly basis. Management's judgment in determining the adequacy of the allowance is inherently subjective and is based on the evaluation of individual loans, the known and inherent risk characteristics and size of the loan portfolios, the assessment of current economic and real estate market conditions, estimates of the current value of underlying collateral, past loan loss experience, review of regulatory authority examination reports and evaluations of specific loans and other relevant factors. The Bank risk rates each loan at the initiation of the transaction and risk ratings are reviewed and changed, when necessary, during the life of the loan.

         The allowance consists of specific, general and unallocated components. The specific component relates to loans that are considered impaired. Loan loss reserve factors are multiplied against the balances in each risk rating category to arrive at the appropriate level for the allowance for loan losses. Loans assigned higher risk ratings are monitored more closely by management. The general component of the allowance for loan losses groups loans with similar characteristics and allocates a percentage based upon historical losses and the inherent risks within each category. The unallocated portion of the allowance reflects management's estimate of probable but undetected losses inherent in the portfolio; such estimates are influenced by uncertainties in economic conditions, delays in obtaining information, including unfavorable information about a borrower's financial condition, difficulty in identifying triggering events that correlate to subsequent loss rates, and risk factors that have not yet manifested themselves in loss allocation factors. The methodology for determining the adequacy of the allowance for loan losses is consistently applied; however, revisions may be made to the methodology and assumptions based on historical information related to charge-off and recovery experience and management's evaluation of the current loan portfolio.

             Based upon this evaluation, management believes the allowance for loan losses of $2.4 million at December 31, 2005, which represents .97% of gross loans held to maturity, is more than adequate, under prevailing economic conditions, to absorb probable losses on existing loans. At December 31, 2005, total reserves included specific reserves of $825 thousand, general reserves of $1.1 million and unallocated reserves of $494 thousand. At December 31, 2004, the allowance for loan losses was $2.2 million, or 1.02%, of gross loans held to maturity, which was composed of specific reserves of $913 thousand, general reserves of $836 thousand and unallocated reserves of $451 thousand.

             Table 3 presents the activity in the allowance for loan losses for the last five years. In establishing the amounts of provision for each year charged to operating expense, management uses the basic methodologies described above. Table 4 presents the allocation of the allowance for loan losses applicable to each loan category for the periods ended December 31, 2005, 2004, 2003 and 2002. Information for 2001 is not included in Table 4 because such information is not available to the Company.

     TABLE 3: ACTIVITY OF ALLOWANCE FOR LOAN LOSSES

                                              12/31/05    12/31/04    12/31/03      12/31/02     12/31/01
                                             ----------  ----------  ----------    ----------   ----------
                                                               (dollars in thousands)

Balance at beginning of year                 $   2,237   $   2,070   $   2,129     $   2,108    $   1,884

    Charge-offs:
      Commercial, financial & agricultural         (54)       (108)       (285)         (434)         (97)
      Real Estate-construction                      (0)        (22)         (0)          (11)         (29)
      Real Estate-residential                      (40)        (29)        (37)         (150)         (22)
      Real Estate-other                           (109)        (62)       (419)         (266)          (0)
      Installment and other                        (48)        (47)        (91)         (282)        (249)
    Recoveries:
      Commercial, financial & agricultural          22          23          60            64            7
      Real Estate-residential                       22           0           0            36           12
      Real Estate-other                             14           5          25             0            0
      Installment and other                         34          17          18            39           77
                                             ----------  ----------  ----------    ----------   ----------
    Net (charge-offs) / recoveries                (159)       (223)       (729)       (1,004)        (301)
    Provision charged to operations                300         390         670         1,025          525
                                             ----------  ----------  ----------    ----------   ----------
Balance at end of year                       $   2,378   $   2,237   $   2,070     $   2,129    $   2,108
                                             ==========  ==========  ==========    ==========   ==========
Allowance for loan losses as a percent
    of loans, net of unearned interest
    and loans held for sale                        .97%       1.02%       1.00%         1.18%        1.17%
                                             ==========  ==========  ==========    ==========   ==========
Net charge-offs as a percent of
    average loans                                  .07%        .10%        .36%          .55%         .16%
                                             ==========  ==========  ==========    ==========   ==========



     TABLE 4: ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
     (dollars in thousands)

                                                                              Amount as
                                                                           of December 31,
                                                      --------------------------------------------------------
                                                            2005          2004             2003           2002
                                                      ----------    ----------       ----------     ----------
  Commercial, financial and
       agricultural                                   $      502    $      452       $      350     $      568
  Real estate-construction                                    77            60               36            140
  Real estate-residential                                    162           149              136            112
  Real Estate-other                                          787           764              811            673
  Installment                                                354           361              151             95
  Other                                                      496           451              586            541
                                                      -----------   ----------       -----------    -----------
       Total loans                                    $    2,378    $    2,237       $    2,070     $    2,129
                                                      ===========   ==========       ===========    ===========



                                                        Percentage of loans in each category to total loans*
                                                      --------------------------------------------------------
                                                          2005          2004             2003           2002
                                                      ----------    ----------       ----------     ----------
  Commercial, financial and
       agricultural                                      13.41%        14.29%           15.19%         18.54%
  Real estate-construction                               12.27          8.31             7.01           3.90
  Real estate-residential                                31.34         33.16            37.26          35.51
  Real Estate-other                                      37.76         37.69            33.73          33.36
  Installment                                             5.09          6.44             6.77           8.59

  Other                                                    .13           .11              .04            .10
                                                      -----------   ----------       -----------    ----------
       Total loans                                      100.00%       100.00%          100.00%        100.00%
                                                      ===========   ==========       ===========    ==========
     *  Includes loans held for sale


Other Real Estate

             The balance of other real estate (ORE) increased $151 thousand to $1.5 million in 2005 from $1.3 million in 2004. Activity during 2005 included foreclosures of $624 thousand and transfers of a closed branch office of $448 thousand, largely offset by proceeds from sales of $887 thousand and write-downs of $34 thousand. After closing the Company's branch on Florida Boulevard in Baton Rouge, Louisiana, it was transferred to ORE and listed for sale with a local realtor. The property sold in December 2005.

     TABLE 5: OTHER REAL ESTATE ACTIVITY

        Balance at December 31, 2004                                  $ 1,320
                     Write-downs                            (34)
                     Proceeds from sales                   (887)
                     Foreclosures                         1,072           151
                                                         --------     --------
        Balance at December 31, 2005                                  $ 1,471
                                                                      ========

Funding

             Deposits. Deposits are the Company's primary source of funding for earning assets. Total deposits ended 2005 at $257.4 million compared to $226.3 million at December 31, 2004. Average deposits increased 2.6% from $230 million at December 31, 2004, to $236 million at December 31, 2005. Non-interest bearing deposits ended the year at $51.5 million, a 29% increase over the $39.9 million at December 31, 2004. Management has seen a steady growth in these low cost deposits throughout the year; however, a portion of the growth in demand deposits and other core deposits reflects, in part, the effects of Hurricanes Katrina and Rita. The Company's three markets in Baton Rouge, Louisiana, Natchez and Vicksburg, Mississippi largely escaped the physical damage of the storms, but all three were centers of evacuation and relocation. Interest-bearing deposits, including time deposits, increased as well in 2005.

             In an effort to keep interest costs as low as possible and still provide market rates to our customers, management utilized certificate of deposit specials throughout 2005. These accounts have been successful and have contributed toward the growth in interest-bearing deposits. Included in this category is an increase in brokered deposits. Management uses these deposits from time to time as a part of its liquidity and funding plan. As rates were rising, the opportunity arose to secure approximately $10 million in fixed rate brokered funds. The terms and rates of these deposits range from 1 year to four years and 4.25% to 4.60%. Fees associated with the deposits are amortized over the life of the deposits

             During 2004, the Company joined the Certificate of Deposit Account Registry Service ("CDARS"), an innovative new deposit placement service that helps banks attract and retain larger local deposits. Deposits in the CDARS program are federally insured. Deposits at December 31, 2005, from CDARS increased to $6.6 million compared to $2.1 million at December 31, 2004.

             Maturities of certificates of deposits of $100,000 or more at December 31, 2005, and 2004, are summarized below.

                                                12/31/05           12/31/04
                                              -------------     -------------
    Time remaining until maturity:
        Three months or less                   $ 10,061,668      $ 14,385,622
        Over three through six months            11,198,948        13,257,922
        Over six through twelve months           21,735,701        11,775,185
        Over twelve months                       15,523,648        11,874,328
                                               ------------      ------------
                                               $ 58,519,965      $ 51,293,057
                                               ============      ============

             Deposits at December 31, 2005, and December 31, 2004, consist of the following:

                                                 12/31/05           12/31/04
                                              --------------    --------------
Non-interest bearing demand deposits          $  51,466,230     $  39,868,482
Now accounts                                     23,016,487        28,103,197
Money market deposit accounts                    36,516,395        24,974,678
Savings accounts                                 23,032,910        16,490,444
Certificates of deposit                         123,344,888       116,851,128
                                              --------------    --------------
                                              $ 257,376,910     $ 226,287,929
                                              ==============    ==============

                  Borrowings. Aside from the deposit base described above, the Company utilizes short and long-term borrowings as another funding source. Short-term borrowings include overnight funding through established lines of credit with correspondent banks and the FHLB of Dallas. Also included are short-term advances maturing in one year or less from the FHLB, along with customer repurchase agreements. The Company's short-term funding base decreased $12.2 million to $44.3 million at December 31, 2005, from $56.5 million at December 31, 2004, due primarily to increases in deposits. Long-term borrowings are advances from the FHLB with a maturity date greater than one year from the reporting period and junior subordinated debentures (See Note I, "Borrowings" in the Notes to the Consolidated Financial Statements of the Company.) These longer-term funding sources also declined during 2005 to $53.0 million at

December 31, 2005, from $60.1 million at December 31, 2004. Short-term borrowings at the FHLB of Dallas for December 31, 2005 and 2004 are outlined below. Information for 2003 is not included because such information is not available to the Company.


      Federal Home Loan Bank Short-term               As of December 31,
      Borrowings: (Less than one year)       -----------------------------------
                                                    2005              2004
                                             ----------------  -----------------
             Year-end balance                  $ 36,000,000     $   42,000,000
             Weighted average rate                     3.22%              2.84%
             Maximum month-end balance         $ 45,000,000     $   42,000,000

             Year to date average balance      $ 35,000,000     $   29,000,000
             Weighted average rate                     3.25%              2.34%


              The Company collateralizes short-term funding from the FHLB with a portion of the Bank's one-to-four family residential mortgage portfolio and certain secured commercial loans. The Company expects that short-term borrowings from the FHLB to continue to be a source of liquidity to fund short-term needs.

Average Balances and Yield Analysis

             The following table presents the Bank's average balance sheets during 2005, 2004 and 2003. Dividing income or expense by the average balance of assets and liabilities, respectively, derives yields and costs. Non-accrual loans are included in loans for yield computations. Loan fees and late charges in the amount of $1.1 million are included in both income and yield computations in loans. Income and expense resulting from interest rate caps and swaps used to manage interest rate risk are included appropriately in loans and certificates of deposit. No tax-equivalent adjustments have been made. All averages are derived from monthly average balances.




                                                                   Average Balances and Yield Analysis
                                                                        (dollars in thousands)
                                                                     Twelve Months Ended December 31,

                                                        2005                         2004                        2003
                                              --------------------------  --------------------------   ----------------------------
                                                      Interest  Average            Interest  Average            Interest  Average
                                              Average Income/     %       Average  Income/     %       Average  Income/     %
                                              Balance Expense  Yield/Rate Balance  Expense  Yield/Rate Balance  Expense  Yield/Rate
                                              --------------------------- ---------------------------- ----------------------------
ASSETS

Loans                                         $236,796 $ 16,101   6.80%   $218,301 $ 14,031   6.43%    $201,595 $ 14,519    7.20%
Investment securities:
U.S. Government                                      -        -   0.00%        339       12   3.63%           -        -       -
Mortgage Backed Securities                      86,062    3,776   4.39%     91,870    3,820   4.16%      74,252    3,068    4.13%
State & municipal                               34,914    1,634   4.68%     35,036    1,634   4.66%      33,424    1,576    4.72%
Other                                           11,867      459   3.86%      7,748      267   3.44%       8,844      376    4.25%
                                              -------- ---------          ------------------           -----------------
Total investment securities                    132,843    5,869   4.42%    134,993    5,733   4.25%     116,520    5,020    4.31%

Interest bearing bank balances                     735       22   2.95%        543        8   1.50%       1,447       15    1.03%
Federal funds sold                                 235        8   3.35%        167        2   1.56%         775       11    1.37%
                                              -------- ---------          ------------------           -----------------
Total earning assets                           370,609   22,000   5.94%    354,004   19,774   5.59%     320,337   19,565    6.11%

Allowance for loan losses                       (2,379)                     (2,224)                      (2,209)
Cash & due from banks, non-interest bearing      7,548                       8,610                        8,434
Bank premises & equipment                        8,221                       8,547                        7,374
Cash Value Life Insurance and other                929                         929                          922
Other assets                                     5,389                       5,630                        5,708

                                              --------                    ---------                    ---------
TOTAL ASSETS                                  $390,317                    $375,496                     $340,566
                                              ========                    =========                    =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Interest bearing deposits:
Savings                                       $ 20,289 $    215   1.06%   $ 16,859 $    122   0.72%    $ 16,910 $    133    0.79%
Interest bearing checking                       27,961      216   0.77%     34,150      186   0.54%      35,511      216    0.61%
Money rate savings                              27,318      392   1.44%     25,631      250   0.97%      29,183      413    1.41%
Certificates of deposit and other
 time deposits                                 118,297    3,463   2.93%    117,039    2,780   2.38%     121,597    3,193    2.63%
                                              -------- ---------          ------------------           ------------------
Total interest bearing deposits                193,865    4,286   2.21%    193,679    3,338   1.72%     203,201    3,955    1.95%

Short term borrowed funds                       47,696    1,546   3.24%     42,371      893   2.11%      25,147      451    1.79%
Long term debt                                  70,760    2,613   3.69%     67,665    2,234   3.30%      44,359    1,923    4.34%
                                              -------- ---------          ------------------           ------------------
Total interest bearing liabilities             312,321    8,445   2.70%    303,715    6,465   2.13%     272,707    6,329    2.32%

Non-interest bearing deposits                   42,575                      36,759                       33,818
Other liabilities                                4,074                       4,169                        3,860
Shareholders' equity                            31,347                      30,853                       30,181

                                              -------- ---------          ------------------           -----------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY      $390,317 $  8,445           $375,496 $  6,465            $340,566 $  6,329
                                              ======== =========          ==================           =================


Interest income and rate earned                        $ 22,000   5.94%            $ 19,774   5.59%             $ 19,565    6.11%
Interest expense and rate paid                            8,445   2.70%               6,465   2.13%                6,329    2.32%
                                                      ------------------           -----------------            -----------------
Interest rate spread                                              3.23%                       3.46%                         3.79%
NET INTEREST INCOME & NET YIELD ON
AVERAGE EARNING ASSETS                                 $ 13,555   3.66%            $ 13,309   3.76%             $ 13,236    4.13%
                                                      ==================           =================            =================




Capital

             Stockholders' equity ended 2005 at $31.3 million compared to $31.2 million at December 31, 2004. The change in stockholders equity is due to net income of $3.2 million offset by dividend payments totaling $1.5 million and a $1.6 million decrease in accumulated other comprehensive income. Other comprehensive income is the result of unrealized gains or losses on available-for-sale securities and the recognition of the fair value of certain derivative instruments. The Company's AFS portfolio, representing approximately 64% of total investment securities, is marked to market each month, and the result of these unrealized gains or losses, net of deferred taxes, is reported as a component of comprehensive income in stockholders' equity. Additionally, the decline in market value of the AFS portfolio, due to increasing interest rates, contributed to the lower stockholders' equity to assets ratio from 2004 to 2005, which fell to 8.0% at December 31, 2005, from 8.3% at December 31, 2004. While the Company has no immediate plans for new facilities, capital expenditures for equipment and software in 2006 is projected to be approximately $295 thousand. Offsetting new purchases in 2006 will be an estimated $750 thousand in depreciation expense allowing for a potential decrease in the Company's fixed assets by December 31, 2006, of approximately $455 thousand.

             Capital levels for the Company and the Bank substantially exceed the minimum requirements of the regulatory agencies for well-capitalized institutions in all three categories in both 2005 and 2004. Both the Company and the Bank maintain levels in total capital to risk-weighted assets, Tier 1 capital to risk-weighted assets and a leverage ratio (Tier 1 capital to average assets) in excess of the minimum requirements of 10.00%, 6.00% and 5.00%, respectively.

                                                   December 31, 2005               December 31, 2004
                                            -----------------------------     ---------------------------
                                              Company            Bank            Company         Bank
                                            ------------     ------------     ------------- -------------
                                                                 (dollars in thousands)
             Risk-based capital:
               Total                          $ 38,770        $ 36,423           $ 36,754      $ 34,836
               Tier 1                           36,392          34,045             34,517        32,599
               Leverage                         36,392          34,045             34,517        32,599
             Assets:
               Quarterly average assets (1)    390,734         394,351            373,843       374,974
               Risk-weighted assets            268,481         268,118            238,261       237,955
             Ratios:
               Total risk-based capital         14.44%          13.58%             15.43%        14.64%
               Tier 1 risk-based capital        13.55%          12.70%             14.49%        13.70%
               Leverage                          9.31%           8.63%              9.23%         8.69%

(1)      Excludes disallowed assets

Results of Operations

             The following are measurements of the Company's earnings in relation to assets, equity and earnings per share for the past three years.

                                            2005          2004         2003
                                        ----------    ----------    ---------
  Return on average assets                  .83%          .76%         .80%
  Return on average equity                10.30%         9.22%        9.08%
  Dividend payout ratio                   45.24%        47.58%       49.38%
  Average equity to average assets         8.03%         8.22%        8.86%
  Net interest margin                      3.66%         3.76%        4.13%
  Basic income per share                 $ 1.53        $ 1.35       $ 1.30
  Diluted income per share               $ 1.52        $ 1.34       $ 1.29

Net Income

             Net income for the twelve months ended December 31, 2005, was $3.2 million, or $1.52 per diluted share, compared to $2.8 million, or $1.34 per diluted share, for the same period in 2004. The increase in net income was primarily the result of increases in net interest income and reductions in personnel expense, offset by a gain on the sale of a branch office during 2004 in the amount of $173 thousand.

              Net income for the twelve months ended December 31, 2004, increased slightly compared to $2.7 million, or $1.29 per diluted share, for the same period in 2003. Although net income was relatively unchanged for the two years, management believes the foundation for future efficiency was established in these two years as reductions in bank premises and bank-wide personnel enhanced the position of the Company.

Non-Interest Income

             Non-interest income decreased $264 thousand from $2.7 million in 2004 to $2.4 million in 2005. The majority of the decrease came as a result of the sale of a Bank branch office in 2004. Excluding this sale, the non-interest income in 2004 would have been $2.5 million, resulting in a decrease of $90 thousand from 2004 to 2005. This decrease is due primarily to the sale of the Company's internet service provider business in 2004, which resulted in a reduction of income of approximately $75 thousand in 2005. The Company's mortgage banking department income, which includes loans sold in the secondary market and held in the portfolio, increased its revenues by $28 thousand from 2004 to 2005. Loan originations sold in the secondary market in 2005 were down by $12.1 million to $27.3 million at December 31, 2005, compared to $39.4 million at December 31, 2004.

             Non-interest income decreased $89 thousand from $2.8 million in 2003 to $2.7 million in 2004. Revenues from the Company's mortgage banking department were substantially reduced in 2004 due to a sharp decline in mortgage production after a rise in mortgage rates from the historically low levels of 2003. Loans originated for sale in the secondary market decreased $35.1 million from $74.5 million in 2003 to $39.4 million in 2004. Due to this reduction in new originations, gains on sale of mortgage loans decreased $297 thousand. Additional revenue of $66 thousand from the Company's investment department and a gain of approximately $175 thousand on the sale of the Shields Lane branch in Natchez helped offset the loss of revenue from mortgage loans.


Non-Interest Expense

             Non-interest expense decreased $345 thousand, or 3%, to $11.6 million for the year ended December 31, 2005, compared to $12.0 million for the same period in 2004. Reductions in employee salary and benefits of $197 thousand from 2004 to 2005 accounted for more than 50% of the decrease in non-interest expense. At December 31, 2004, full time equivalent personnel was 131, while at December 31, 2005, that number was down to 109. For the past two years the Company has focused on reducing staffing primarily in operational areas while simultaneously emphasizing strategic hiring of front-line personnel. The lower levels of full time equivalents and savings realized are expected to continue into 2006 with no additional staff reductions. The costs associated with the Company's offer of a voluntary separation package to employees with specified years of service in 2005 offset a portion of the reductions in non-interest expense from 2004 to 2005. Of the 22 full-time equivalent reductions, 13 were from employees participating in this offer. The reduction in force resulted in an additional $550 thousand of personnel expense in 2005.

             Non-interest expense increased $128 thousand from December 31, 2003 to December 31, 2004, primarily from increases in salary expense amounting to $270 thousand. The increase includes approximately $160 thousand related to deferred compensation associated with the resignation and retirement of four employees. The increase in salary expense was offset by a decrease in employee benefits of $260 thousand.

Net Interest Income

             Net interest income, the amount by which interest income on loans, investments and other interest earning assets exceed interest expense on deposits and other borrowed funds, increased $246 thousand to $13.6 million for the twelve months of 2005 compared to the same period in 2004. Net interest income is affected by several factors, including the volume of earning assets and costing liabilities, the mix of these assets and liabilities and interest rates. While net increases in volumes of earning assets and costing liabilities created a positive effect of $863 thousand on net interest income in 2005, rising interest rates had the opposite effect. As more liabilities than assets repriced in the higher rate environment, net interest income decreased by $617 thousand from 2004 to 2005. While net interest margin decreased from 3.76% to 3.66% from 2004 to 2005, the percentage decrease in net interest margin from 2004 to 2005 was smaller than the percentage decrease from 2003 to 2004. Growth in loans throughout 2005 and increases in lower costing deposits contributed to the smaller declines in margins and allowed for higher net interest income.

             Net interest income increased $73 thousand to $13.3 million for the twelve months of 2004, compared to the same period in 2003. The impact on net interest income from net increases in earning assets and costing liabilities was positive, adding to net interest income by $869 thousand. This positive effect, however, was offset by $796 thousand generated by falling interest rates. As rates fell, the decrease in income associated with asset repricing was greater than the decrease in liability costs. The volume and rate analysis table below indicates that earning assets repriced downward faster and to a greater degree than costing liabilities. Net interest margin decreased from 4.13% to 3.76% from 2003 to 2004.

             The following table presents the dollar amount of changes in interest income and interest expense for the major components of the Company's interest earning assets and interest bearing liabilities. It distinguishes between the changes related to outstanding balances and those due to changes in interest rates. For each category of interest earning assets and interest bearing liabilities, information is provided on changes attributable to (a) changes in volume (i.e., changes in volume multiplied by the old rate) and (b) changes in rates (i.e., changes in rates multiplied by the old volume.) For purposes of this table, changes attributable to both rate and volume have been allocated proportionately to the change due to volume and rates.




                                                                            Volume/Rate Analysis

                                                           2005 change from 2004                     2004 change from 2003
                                                     Total        Volume         Rate           Total        Volume        Rate
                                              ----------------------------------------  -----------------------------------------
Interest earning assets:                                                    (dollars in thousands)
Loans                                              $ 2,070       $ 1,230      $   840          $ (488)     $ 1,147       $(1,635)
Investment securities:
U.S. Government                                        (12)           (6)          (6)             12           12             -
Mortgage Backed Securities                             (44)         (250)         206             752          732            20
State & municipal                                        -            (6)           6              57           75           (18)
Other                                                  192           156           36            (109)         (43)          (66)
                                              ----------------------------------------  -----------------------------------------
Total investment securities                            136          (106)         242             712          776           (64)

Interest bearing bank balances                          14             4           10              (7)         (12)            5
Federal funds sold                                       6             2            4              (8)          (9)            1
                                              ----------------------------------------  -----------------------------------------
Total earning assets                               $ 2,226       $ 1,130      $ 1,096          $  209      $ 1,902       $(1,693)

Interest bearing deposits:
Savings                                                 93            28           65             (11)           -           (11)
Interest bearing checking                               30           (38)          68             (30)          (8)          (22)
Money rate savings                                     142            17          125            (163)         (46)         (117)
Certificates of deposit and other time deposits        683            30          653            (413)        (117)         (296)
                                              ----------------------------------------  -----------------------------------------
Total interest bearing deposits                        948            37          911            (617)        (171)         (446)

Short term borrowed funds                              653           124          529             566          378           188
Long term debt                                         379           106          273             187          826          (639)
                                              ----------------------------------------  -----------------------------------------
Total interest bearing liabilities                 $ 1,980       $   267      $ 1,713          $  136      $ 1,033       $  (897)
                                              ----------------------------------------  -----------------------------------------
Change in Interest Earning Assets                    2,226         1,130        1,096             209        1,902        (1,693)
Change in Interest Bearing Liabilities               1,980           267        1,713             136        1,033          (897)
                                              ----------------------------------------  -----------------------------------------
Change in Net Interest Income                      $   246       $   863      $  (617)         $   73      $   869       $  (796)
                                              ========================================  =========================================



Provision for Loan Losses

             The provision for loan losses is a charge to earnings to maintain the reserve for loan losses at a level consistent with management's assessment of the risk of loss in the loan portfolio in light of current risk management strategies, economic conditions and market trends. A decline in net charge-offs since 2002 has allowed management to lower the provision during these years. The Company recorded a provision for the twelve months ended December 31, 2005, of $300 thousand, compared to $390 thousand in 2004 and $670 thousand in 2003.

Liquidity

             Liquidity is a measure of the ability to fund loan commitments and meet deposit maturities and withdrawals in a timely and cost-effective manner. These needs can be met by generating profits, attracting new deposits, converting assets (including short-term investments, mortgage loans held for sale and securities available for sale) to cash through sales or securitizations, and increasing borrowings. To minimize funding risks, management monitors liquidity monthly through reviews of basic surplus which includes investment securities available for pledging or borrowing offset by short-term liabilities, along with projections of loan and deposits for the next 90 days.

             Principal sources of liquidity, both short and long-term, for the Company are asset cash flows, customer deposits and the ability to borrow against investment securities and loans. The Company's cash and cash equivalents increased from $6.6 million at December 31, 2004, to $9.8 million at December
31, 2005. Cash provided by operating and financing activities during 2005 was $6.4 and $10.4 million, respectively, while $13.6 million was devoted to investing activities in 2005.

             In 2005, the Company experienced a 13.7% growth in deposits and was able to reduce the amount of short and long-term borrowings from the FHLB and other short-term federal funds lines with correspondent banks. In addition to the Company's deposit base, management believes that the current level of short-term investments and the projected cash flows from earning assets and securities available for sale are more than adequate to meet the Company's current liquidity needs. Additional sources of liquidity available to the Company include the ability to issue additional retail brokered certificates of deposit and the ability to sell or securitize a portion of the Company's residential first mortgage portfolio. The Company also has available federal funds lines and its membership in the FHLB to further augment liquidity by providing a readily accessible source of funds at competitive rates.

             The Company's accepts funds from various local and state governments. Total public deposits at December 31, 2005, were $19.0 million compared to $28.8 million at December 31, 2004, and $44.5 million at December 31, 2003. These deposits, considered non-core, generally are accepted on a bid basis and tend to fluctuate from year to year. Management does not believe the reductions in public deposits since December 31, 2003 will affect the Company's ability to fund loans, engage in investment activities or handle normal deposit fluctuations.

             In the ordinary course of business, the Company enters into commitments to extend credit to its customers. See Note O, "Commitments and Contingencies," to the Consolidated Financial Statements for a discussion of the Company's commitments to extend credit as of December 31, 2005.

         The Company's liquidity and capital resources are substantially dependent on the ability of the Bank to transfer funds to the Company in the form of dividends, loans and advances. Under federal law, the directors of a national bank, after making proper deduction for all expenses and other deductions required by the Comptroller of the Currency, may credit net profits to the bank's undivided profits account, and may declare a dividend from that account of so much of the net profits as they judge expedient. The Comptroller and the Federal Reserve Board have each indicated that banking organizations should generally pay dividends only out of current operating earnings. The
Bank's ability to pay dividends is also limited by prudence, statutory and regulatory guidelines, and a variety of other factors.

         Further, in connection with the acquisition of Natchez First Federal in 1993, the Bank assumed a liquidation account of approximately $2.8 million which has the effect of prohibiting the payment of dividends if the Bank's net worth would thereby be reduced below the amount required for the liquidation account. Management does not anticipate that this restriction will have a material adverse effect on the Bank's ability to pay dividends to the Company.

             Certain restrictions exist on the ability of the Bank to transfer such funds to the Company in the form of loans. Federal Reserve regulations limit the amount the Bank may loan to the Company unless such loans are collateralized by specific obligations. At December 31, 2005, the maximum amount available for transfer from the Bank to the Company in the form of loans on a secured basis was $1.9 million. There were no loans outstanding from the Bank to the Company at December 31, 2005.

             The Company's asset/liability committee ("ALCO") determines an appropriate level of capital and liquidity adequate to respond to the needs of depositors and borrowers. At December 31, 2005, the ALCO, in its report to the Board of Directors, indicated that it believes that the Company's current level of liquidity is adequate.

Off-Balance-Sheet Arrangements

             The Bank enters into off-balance-sheet arrangements in the normal course of its business. For a discussion of such arrangements, see Note A, "Summary of Significant Accounting Policies - Off-Balance-Sheet Financial Instruments," "- Interest-Rate Cap Agreements," and "- Interest-Rate Swap Agreements," Note O, "Commitments and Contingencies," and Note R, "Interest Rate Risk Management," in the Notes to the Consolidated Financial Statements of the Company. Such discussion is incorporated by reference into this item.

Contractual Obligations

             The Company's long-term contractual obligations, comprised of operating lease agreements and long-term borrowings, including junior subordinated debt, can be found in Note I, "Borrowings," and Note K, "Leases," in the Notes to the Consolidated Financial Statements of the Company.

Information Regarding our Common Stock

             The Company's common stock is listed on the NASDAQ Capital Market, and trades under the symbol "BKBK." The table below sets forth dividends per share and the high and low sales prices ranges for the common stock, as reported by NASDAQ, for the last two fiscal years. The sales price information reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                Dividends
                                Per Share               High              Low
Year 2005
         4th Quarter             $ 0.18                $21.48            $20.07
         3rd Quarter             $ 0.18                $21.68            $19.56
         2nd Quarter             $ 0.33                $22.80            $17.01
         1st Quarter                                   $19.50            $17.70

Year 2004
         4th Quarter             $ 0.32                $18.75            $16.75
         3rd Quarter                                   $18.46            $16.82
         2nd Quarter             $ 0.32                $20.00            $16.55
         1st Quarter                                   $19.80            $16.64

         On March 1, 2005, there were 524 shareholders of record of the Company's common stock.

         Pursuant to Mississippi law, the Company's Board of Directors may authorize the Company to pay cash dividends to its shareholders. The only limitation on such a dividend is that no distribution may be made if, after giving effect to the distribution (a) the Company would not be able to pay its debts as they come due in the usual course of business, or (b) the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any shareholders whose preferential rights are superior to those receiving the distribution.

         The principal source of the Company's cash revenues are dividends from the Bank. There are certain limitations on the Bank's ability to pay dividends to the Company. See the disclosures under the heading "Liquidity" in Management's Discussion and Analysis of Financial Condition and Results of Operations.

         The Company has declared semiannual cash dividends in 2003 and 2004. Beginning in the second quarter of 2005, the Company began paying dividends on a quarterly basis. Dividends, for the last three fiscal years total, on an annual basis, $.64 per share for 2003 and $.64 per share for 2004 and $.69 in 2005.

Historical dividend payout ratios, expressed as a percentage of net income, for 2003, 2004 and 2005, were 49.38%, 47.58% and 45.24%, respectively.

         The declaration of future dividends is at the discretion of the Company and generally will be dependent upon the earnings of the Bank, the assessment of capital requirements, considerations of safety and soundness, applicable law and regulation and other factors. Subject to the limitations referenced above, it is the present policy of the Board of Directors of the Company to continue the declaration of cash dividends on the Company's common stock on a quarterly basis, to the extent practicable.

         Retained earnings of the Bank available for payment of cash dividends under applicable dividend regulations was $4.6 million, $2.8 million and $3.3 million as of December 31, 2005, December 31, 2004, and December 31, 2003, respectively. The Bank intends to retain most of these funds for capital and not pay them out as dividends.




Quarterly Financial Trends
                                                                              2005
                                     --------------------------------------------------------------------------------------------
                                               First             Second             Third              Fourth              Year
                                              Quarter           Quarter            Quarter            Quarter            to Date
                                     ----------------- -----------------  -----------------  -----------------  -----------------
Interest Income                               $ 5,153           $ 5,413            $ 5,659            $ 5,775           $ 22,000
Interest Expense                                1,835             2,003              2,270              2,337              8,445
                                     ----------------- -----------------  -----------------  -----------------  -----------------
Net Interest Income                             3,318             3,410              3,389              3,438             13,555
Provision for Loan Losses                          90                90                 60                 60                300
Non-interest Income                               606               589                642                578              2,415
Non-interest Expense                            2,843             2,781              2,876              3,127             11,627
Income Taxes                                      100               279                267                169                815
                                     ----------------- -----------------  -----------------  -----------------  -----------------
Net Income                                      $ 891             $ 849              $ 828              $ 660            $ 3,228
                                     ================= =================  =================  =================  =================
Per common share:
    Basic                                      $ 0.42            $ 0.40             $ 0.39             $ 0.32             $ 1.53
    Diluted                                      0.42              0.40               0.39               0.31               1.52
    Cash Dividends                                  -              0.33               0.18               0.18               0.69


                                                                              2004
                                     --------------------------------------------------------------------------------------------
                                               First             Second             Third              Fourth              Year
                                              Quarter           Quarter            Quarter            Quarter            to Date
                                     ----------------- -----------------  -----------------  -----------------  -----------------
Interest Income                               $ 4,835           $ 4,956            $ 4,984            $ 4,999           $ 19,774
Interest Expense                                1,578             1,542              1,648              1,697              6,465
                                     ----------------- -----------------  -----------------  -----------------  -----------------
Net Interest Income                             3,257             3,414              3,336              3,302             13,309
Provision for Loan Losses                         120               120                120                 30                390
Non-interest Income                               571               764                627                716              2,678
Non-interest Expense                            2,945             3,191              2,924              2,913             11,973
Income Taxes                                      139               186                200                255                780
                                     ----------------- -----------------  -----------------  -----------------  -----------------
Net Income                                      $ 624             $ 681              $ 719              $ 820            $ 2,844
                                     ================= =================  =================  =================  =================
Per common share:
    Basic                                      $ 0.30            $ 0.32             $ 0.34             $ 0.39             $ 1.35
    Diluted                                      0.29              0.32               0.34               0.39               1.34
    Cash Dividends                                  -              0.32                  -               0.32               0.64



Quantitative and Qualitative Disclosures about Market Risk

             Market risk reflects the potential risk of economic loss that would result from adverse changes in interest rates and market prices. The risk is usually seen in either reduced market value of financial assets or reduced net interest income in future periods.

             The Company utilizes an asset/liability committee ("ALCO") comprised of four outside directors, the Bank's Chief Executive Officer and its Chief Financial Officer, who acts as chairman of the committee. The committee meets monthly or more often as needed, and its primary responsibility is the management of the assets and liabilities of the Bank to produce a stable and evenly rising flow of net interest income, an appropriate level of capital and a level of liquidity adequate to respond to the needs of depositors and borrowers and to take advantage of earnings' enhancement opportunities. The committee manages the interest rate risk inherent in the loan, investment, deposit and borrowed funds portfolios. Further, the committee manages the risk profile of the Company and determines strategies to maintain interest rate sensitivity at a low level.

             The Company utilizes an electronically-based financial modeling system that measures earnings at risk. After supplying the system with an interest rate scenario and a set of projections, the ALCO and Board of Directors receive a standard reporting package showing the current and future impact of changes in interest rates, strategies and tactics and tracking information against budgets, other forecasts and actual performance. The latest analysis at December 31, 2005, showed the impact on earnings in both a falling and rising rate scenario compared to current earnings. A falling rate scenario of 200 basis points was determined to be the worst case scenario as Bank earnings fell .55% in the first year and 2.61% in the second year of the analysis. As rates increase 200 basis points, Bank earnings decline in the first year by 1.29% and improve in the second year by .33% compared to current levels of income. The impact on earnings in both scenarios is within the Company's internal policy limit of 10%, which, in management's opinion, places the Bank in a low risk category.

             The Company also models Economic Value of Equity (EVE) as an asset/liability management tool to measure market risk. At least annually, an EVE analysis is performed to determine the effect of the Bank's franchise value under different rate scenarios. This value is calculated by subtracting the net present value of the bank's liabilities from the net present value of its assets. The difference is referred to as "net portfolio value," with the value calculated under each rate scenario measured as a percentage change to the base portfolio value. The latest analysis at December 31, 2005, showed that in a rising rate scenario as rates moved up by 300 basis points, the Bank's net portfolio value would decline by less than 8%. The committee as reported to the Board of Directors agreed that this was well within acceptable limits.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such forward-looking statements are based on numerous assumptions (some of which may prove to be incorrect) and are subject to risks and uncertainties, which could cause the actual results to differ materially from the Company's expectations. Forward-looking statements have been and will be made in written documents and oral presentations of the Company. Such statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used in the Company's documents (including this Report) or oral presentations, the words "anticipate," "estimate," "expect," "objective,"
"projection," "forecast," "goal" and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the Company's actual results to differ materially from those contemplated in any forward-looking statements include, among others, increased competition, regulatory factors, economic conditions, changing market conditions, availability or cost of capital, employee workforce factors, costs and other effects of legal and administrative proceedings, and changes in federal, state or local legislative requirements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions or other factors affecting such statements.

This statement has not been reviewed or confirmed for accuracy or relevance by the Office of the Comptroller of the Currency.

CORPORATE INFORMATION


Annual Meeting/ Principal Office:
         3:30 P.M., Tuesday, April 25, 2006
         Britton & Koontz Bank, National Association
         500 Main Street
         Natchez, Mississippi 39120

Transfer Agent and Registrar:
         American Stock Transfer & Trust
         59 Maiden Lane
         New York, New York 10038
         718-921-8200

Independent Auditors:
         Hannis T. Bourgeois, LLP
         2322 Tremont Drive, Suite 200
         Baton Rouge, Louisiana 70809

For Additional Information Contact:
         William M. Salters
         Chief Financial Officer
         601-445-5576
         e-mail: corporate@bkbank.com

For copies of the Annual Report on Form 10-K or Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission visit www.bkbank.com or contact:
         Cliffie Anderson
         Investor Relations
         500 Main Street
         P.O. Box 1407
         Natchez, Mississippi 39121
         601-445-5576
         e-mail: corporate@bkbank.com

Questions regarding stock holdings, certificates, replacement, dividends, and address changes should be addressed to:
         American Stock Transfer & Trust
         59 Maiden Lane
         New York, New York 10038
         718-921-8200

DIRECTORS


W. Page Ogden
Chairman,
President & Chief Executive Officer
Britton & Koontz Capital Corporation
Britton & Koontz Bank, National Association

Robert R. Punches
Partner
Gwin, Lewis & Punches, LLP, Attorneys
Vice Chairman
Britton & Koontz Capital Corporation
Britton & Koontz Bank, National Association

W. W. Allen, Jr.
President
Allen Petroleum Services, Inc.

Craig A. Bradford, D.M.D.
Pediatric Dentist

A. J. Ferguson
Petroleum Geologist

George R. Kurz
Principal
Kurz & Hebert
Commercial Real Estate, Inc.

Bethany L. Overton
President
Lambdin-Bisland Realty Co.

R. Andrew Patty II
Member
Sieberth and Patty, LLC, Attorneys

Vinod K. Thukral, Ph.D.
Professor
Tulane University



EXECUTIVE OFFICERS

W. Page Ogden
Chairman,
President & Chief Executive Officer
Britton & Koontz Capital Corporation
Britton & Koontz Bank, National Association

William M. Salters
Treasurer
Chief Financial Officer
Britton & Koontz Capital Corporation
Britton & Koontz Bank, National Association

DIRECTORS EMERITI:


W. J. Feltus III
President Feltus Brothers, Ltd

C.H. Kaiser, Jr.
Partner Jordan, Kaiser and Sessions, Engineering

Albert W. Metcalfe
President
Jordan Auto Company, Inc.

BRITTON & KOONTZ BANK, N.A. Locations:

Natchez, Mississippi
   Main Office
   500 Main Street, 39120

   Tracetown Shopping Center
   55 Seargent S. Prentiss Drive, 39120

   St. Catherine
   411 Highway 61 North, 39120


Vicksburg, Mississippi
   South Frontage Road
   2150 S. Frontage Road, 39180

   Medical Center
   2059 Highway 61 North, 39180


Baton Rouge, Louisiana
   Bluebonnet
   8810 Bluebonnet, 70810